Exhibit T3C.2

INTRUM INVESTMENTS AND FINANCING AB (PUBL)

as the Issuer

and

INTRUM AB (PUBL)

as the Company

and

the other Guarantors party hereto from time to time

and

GLAS TRUST COMPANY LLC

as Trustee, Principal Paying Agent, Registrar and Transfer Agent

and

NORDIC TRUSTEE & AGENCY AB (PUBL)

as Security Agent

INDENTURE

Dated as of [•], 2025

Euro-denominated 8.000% Senior Secured Notes due 2027

SEK-denominated 8.000% Senior Secured Notes due 2027

i

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE FOR NOTES
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE
Exhibit E	AGREED SECURITY PRINCIPLES

INDENTURE dated as of [•], 2025, among Intrum Investments and Financing AB (publ), incorporated as a public limited liability company under the laws of Sweden, having its registered office at Riddargatan 10, 114 35, Stockholm (the “Issuer”), Intrum AB (publ), incorporated as a public limited liability company under the laws of Sweden, having its registered office at Riddargatan 10, 114 35, Stockholm (the “Company”), the other Guarantors party hereto, GLAS Trust Company LLC, as Trustee, Principal Paying Agent, Transfer Agent and Registrar, and Nordic Trustee & Agency AB (publ), as Security Agent.

This Indenture is subject to, and will be governed by, the provisions of the Trust Indenture Act that are required to be a part of and govern indentures qualified under the Trust Indenture Act.

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Issuer’s 8.000% euro-denominated Senior Secured Notes due 2027 (the “Euro Notes”) and 8.000% SEK-denominated Senior Secured Notes due 2027 (the “SEK Notes”). The Euro Notes and the SEK Notes (including, in each case, any Additional Notes (as defined herein)) are, collectively, referred to herein as the “Notes.”

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“Acceptable Bank” means:

(1) a bank or financial institution duly authorized under applicable laws to carry on the business of banking (including, without limitation, the business of taking deposits) which: (i) in the case of any bank or financial institution not incorporated or established in Greece, has a long term corporate credit rating equal to or better than BBB by S&P or Fitch or Baa2 by Moody’s or (ii) in the case of any bank or financial institution incorporated or established in Greece, either (A) has a long term corporate credit rating equal to or better than BBB-by S&P or Fitch or Baa3 by Moody’s, (B) is Piraeus Bank S.A. or a subsidiary of Piraeus Bank S.A. which has a long term corporate credit rating equal to or better than the corporate credit rating of Piraeus Bank S.A. or (C) is any other bank or financial institution but subject to an aggregate limit of Cash that is held with such bank or financial institution that counts towards the definition of “Cash” of €2.5 million;

(2) any Finance Party (as defined under the RCF Facility Agreement) or any Affiliate of a Finance Party; or

(3) any other bank or financial institution approved by the facility agent under the RCF Facility Agreement (acting reasonably).

“Acquired Business” is (a) a Person that will, upon the making of an Investment in such Person (including the Capital Stock of any such Person) by the Company or a Restricted Subsidiary, become a Restricted Subsidiary or (b) a Person that will be merged, consolidated or otherwise combined with or into, or will transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary upon the making of an Investment in such Person by the Company or a Restricted Subsidiary.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary; provided that, in the case of each of the clauses (1), (2) and (3), such Indebtedness has been outstanding for at least six months prior to the Acquisition Date. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Acquisition Date” means, with respect to any acquisition, merger or consolidation, the date the definitive agreement for such acquisition, merger or consolidation was entered into.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Capex” means, with respect to the Company and its Restricted Subsidiaries and, in the case of Re-Investments, with respect to Non-Leveraged Minority Co-Investment Vehicles, Capex for (i) meeting forward flow commitments, (ii) replenishment and (iii) investments in Portfolio Assets (directly or indirectly, including through mergers and acquisitions and any Investment in Non-Leveraged Minority Co-Investment Vehicles (and any Re-Investment), in each case, with any Re-Investment being treated as new Capex), in each case to the extent permitted by this Indenture.

“Additional Capex Limit” means, with respect to a fiscal year of the Company, the greater of Business Plan Capex and Maximum Capex, plus the amount of proceeds received by the Company or its Restricted Subsidiaries in such fiscal year from a Synthetic Sale as set forth in clause (18) of the definition of “Asset Disposition.”

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means each Paying Agent, Transfer Agent, Authenticating Agent and Registrar and “Agent” means any one of them.

“Agreed Security Principles” means the Agreed Security Principles as set out as Schedule 10 to the RCF Facility Agreement as in effect on the Issue Date, which Schedule 10 is attached hereto as EXHIBIT E, as applied mutatis mutandis with respect to the Notes in good faith by the Issuer.

“All-In Yield” means, with respect to any Indebtedness, the yield of such Indebtedness, taking into account its interest rate, margin, any interest rate floor, any market participation fees, original issue discount (based on a three-year convention), arrangement fees or similar fees; provided that the only relevant economic terms to determine the “All-In Yield” of Indebtedness are those terms which are cash; provided, further, that “All-In Yield” shall not include any fees to the underwriting banks, legal counsel and other expenses in connection with the incurrence of such Indebtedness.

“Applicable Premium” means:

(i) with respect to any Euro Note, the greater of:

(1) 1% of the principal amount of such Euro Note; and

(2) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) the redemption price of such Euro Note at [•], 2026 (such redemption price (expressed in percentage of principal amount) being set forth in paragraph 5(c) of each Euro Note (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Euro Note through [•], 2026 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over

(b) the outstanding principal amount of such Euro Note; and

(ii) with respect to any SEK Note, the greater of:

(1) 1% of the principal amount of such SEK Note; and

(2) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) the redemption price of such SEK Note at [•], 2026 (such redemption price (expressed in percentage of principal amount) being set forth in paragraph 5(c) of each SEK Note (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such SEK Note through [•], 2026 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Swedish Government Bond Rate at such redemption date plus 50 basis points; over

(b) the outstanding principal amount of such SEK Note,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. For the avoidance of doubt, calculation of any Applicable Premium shall not be a duty or obligation of the Trustee or the Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear or Clearstream that apply to such transfer or exchange.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, lease, transfer, issuance or other disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.10 and/or the provisions of Article 5 and not by the provisions of Section 4.07, provided, further, that the sale or transfer of all or substantially all of the economic benefit of a portfolio of loans or receivables (or any specified portion thereof) pursuant to a derivative instrument or otherwise will, subject to the next succeeding sentence, constitute an Asset Disposition of the underlying portfolio assets (or specified percentage thereof) for all purposes of this Indenture (a “Synthetic Sale”). Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3) [Reserved];

(4) a disposition of obsolete, surplus or worn out equipment or other assets or equipment, facilities or inventory or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of, or pursuant to, an equity incentive or compensation plan approved by the Board of Directors of the Issuer or an issuance or sale by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.06;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than €2 million per fiscal year;

(8) any Restricted Payment that is permitted to be made, under and in compliance with Section 4.04 and the making of any Permitted Payment or Permitted Investment;

(9) dispositions in connection with the granting of Liens permitted under Section 4.09;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the licensing, sub-licensing, lease or assignment of intellectual property or other general intangibles and licenses, sub-licenses, leases, subleases, assignments or other dispositions of other property, in each case, in the ordinary course of business;

(12) foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets;

(13) [Reserved];

(14) [Reserved];

(15) [Reserved];

(16) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(17) any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person in relation to information technology, accounting and other clerical or ancillary functions; provided, however, that the Board of Directors of the Issuer shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole);

(18) any disposition constituting a Synthetic Sale of any Portfolio Assets acquired after July 1, 2024 (and excluding, for the avoidance of doubt, any Portfolio Assets owned by the Company, any Intermediate Holdco, and its Restricted Subsidiaries as of July 1, 2024) if:

(A) such disposition is made at fair market value substantially concurrently with the acquisition of such Portfolio Assets in a jurisdiction in which, for regulatory, tax or other reasons outside of the Company’s control, it was necessary or beneficial to the Company and its Restricted Subsidiaries for such Portfolio Assets to be owned by a Restricted Subsidiary;

(B) neither the Company nor any Restricted Subsidiary Incurred any Indebtedness in connection with the acquisition of such Portfolio Assets;

(C) the Person acquiring such Portfolio Assets will not receive a right to more than its pro rata share of collections, net of relevant costs (calculated based on the percentage that such Portfolio Assets represent of the referenced larger set of Portfolio Assets of which such Portfolio Assets comprise a part);

(D) the Company or a Restricted Subsidiary will receive 100% of the consideration from such disposition in the form of cash and within 30 days from the closing date of such disposition;

(E) the Company or a Restricted Subsidiary has the right to provide services to all such Portfolio Assets on and from the completion date of such disposition on customary market terms, and

(F) such Portfolio Assets are not subject to any Liens or any recourse under or in respect of any Indebtedness, in each case Incurred in connection with such Synthetic Sale;

(19) any disposition of Portfolio Assets in connection with the exercise by the Company or any Restricted Subsidiary of any put-back or other resale rights in the ordinary course of business or consistent with past practice pursuant to a sale and purchase agreement with respect to such Portfolio Assets;

(20) any transfer, termination, unwinding or other disposition of Hedging Agreements not for speculative purposes;

(21) dispositions arising as a result of a Permitted Reorganization;

(22) dispositions pursuant to the exercise by a Third Party of any drag rights or similar arrangements in relation to any non-controlled joint venture or co-investment arrangement;

(23) any issuance of Capital Stock by a Majority Co-Investment Vehicle or any disposition of Capital Stock of a Majority Co-Investment Vehicle to any Third Party on an arm’s length basis within 18 months of the Majority Co-Investment Vehicle Designation of such Majority Co-Investment Vehicle;

(24) any issuance of Capital Stock by a Fund Co-Investment Vehicle or any disposition of Capital Stock of a Fund Co-Investment Vehicle to any Partnership on an arm’s length basis within 18 months of the Fund Co-Investment Vehicle Designation of such Fund Co-Investment Vehicle;

(25) dispositions relating to the underlying asset in secured Portfolio Assets (including, but not limited to, real estate) in the ordinary course of business in connection with the collection on secured Portfolio Assets; and

(26) dispositions in order to comply with the requirements of section 7f of the German Social Security Code Part IV (Sozialgesetzbuch IV) or section 4 of the German Act for the Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung).

“Associate” means (1) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (2) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Available Cash Amount” means, with respect to a fiscal year:

(1) Excess Cash as of December 31 of the immediately prior fiscal year; less

(2) amounts projected for Debt Service and Capex for such fiscal year, less

(3) SEK 2,500 million,

subject to any adjustments pursuant to Section 3.08(e).

Available Cash Amount shall not be reduced by any voluntary repayment of Utilizations that does not result in any cancellation of commitments under the RCF Facility Agreement.

“Bankruptcy Law” means (i) the U.K. Insolvency Act 1986 (together with any rules and regulations made pursuant thereto), (ii) Part 26 and Part 26A of the Companies Act 2006, (iii) Title 11 United States Bankruptcy Code of 1978, or any similar United States federal or state law, (iv) the Swedish Company Reorganisation Act (Sw. lag om företagsrekonstruktion (2022:964)), (v) the Swedish Bankruptcy Act (Sw. konkurslagen (1987:672)), (vi) the Spanish Insolvency Law; (vii) any similar relevant law in any jurisdiction (including, without limitation, the laws of Belgium, Czechia, Denmark, Finland, Germany, Hungary, Ireland, Italy, Netherlands, Norway, Poland, Portugal, Slovakia, Spain, Sweden, Switzerland and England & Wales) relating to the capability of a debtor to pay its debts, the debtor’s over-indebtedness or lack of assets to cover a debtor’s outstanding debt or (viii) any relevant law in any jurisdiction relating to moratorium, bankruptcy, insolvency, receivership, winding up, examinership, liquidation (including mandatory liquidation pursuant to applicable company laws), preventive restructuring, reorganization or relief of debtors, in each case including any amendment to, succession to or change in any such law.

“Board of Directors” means (1) with respect to the Company, the Issuer, any Restricted Subsidiary or any corporation, the board of directors or managers, as applicable, of the corporation (which, in the case of any corporation having both a supervisory board and an executive or management board, shall be the executive or management board), or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; (3) with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof and (4) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Book Value” means, with respect to an Asset Disposition, the lesser of (a) the mark-to-market value of Portfolio Assets and shares in joint ventures of the Company and its Restricted Subsidiaries as of August 31, 2024, being €2,558 million (for the avoidance of doubt, after giving pro forma effect to the disposition of Portfolio Assets pursuant to the term sheet signed between the Company and an affiliate of Cerberus Capital Management L.P. in July 2024) and (b) the mark-to-market value of Portfolio Assets and shares in joint ventures of the Company and its Restricted Subsidiaries as of the beginning of the fiscal year in which such Asset Disposition is made.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to [•], 2026 (the “reference date”); provided, however, that if the period from the redemption date to the reference date is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to the reference date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Oslo, Norway, Stockholm, Sweden, London, United Kingdom, or New York, New York, United States are authorized or required by law to close; provided, however, that for any payments to be made under this Indenture, such day shall also be a T2 Day.

“Business Plan Capex” means SEK 2,000 billion for each fiscal year from 2024 to 2028.

“Capex” means any expenditure or obligation in respect of expenditure, which, in accordance with the applicable accounting principles, is treated as capital expenditure; provided that:

(1) Additional Capex, including, for the avoidance of doubt, any Investments in Non-Leveraged Minority Co-Investment Vehicles (including any Re-Investments, in each case, with any Re-Investment being treated as new Capex), shall be deemed to constitute Capex;

(2) with respect to Investments in Fund Co-Investment Vehicles, Investments made in cash shall constitute Capex in the fiscal year in which such Investments are made and Investments made in assets other than cash shall constitute Capex in the fiscal year in which such assets were acquired;

(3) the amount of the Investment of any assets that are contributed to a Fund Co-Investment Vehicle that has Incurred or will Incur Indebtedness shall be no less than the book value of such assets as determined in good faith by the Board of Directors of the Issuer at the time of such contribution;

(4) Investments made under clause (24) of the definition of “Permitted Investment” (to the extent the Investment in Fund Co-Investment Vehicles of the assets used to make such Investments have been counted as Capex) or Section 4.04(c)(13) shall not constitute Capex; and

(5) Re-Investments in assets that are the subject of a substantially concurrent disposition of assets or Asset Disposition, for the purposes of holding such assets through a different holding structure, shall not constitute Capex.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS (as in effect on the Issue Date). The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash” means any cash convertible into Euro or sterling in hand or at a bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(1) that cash is capable of being repaid within 30 days after the relevant date of calculation or is on deposit for a period no longer than 12 months;

(2) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition (other than the expiry of a notice period);

(3) there is no Lien over that cash except for Transaction Security or any Permitted Lien constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements or banker’s lien; and

(4) (except as mentioned in paragraph (1) above) that cash is freely available to be applied in respect of Debt Service within 30 days.

“Cash Equivalents” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a Permissible Jurisdiction, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition (excluding any securities issued by a member of the Group);

(2) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €500 million;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(5) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any Permissible Jurisdiction, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(7) bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(8) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(9) for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date after giving pro forma effect to the Transactions.

“Cash Pool ICLs” has the meaning ascribed to such term in the Agreed Security Principles.

“Change of Control” means:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of the Company; provided that for the purposes of this clause, (x) no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of a Successor Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined), unless that person or group is not an Affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock; or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders;

(3) the Company ceases to directly own 100% of the issued and outstanding shares of the Issuer, other than as a result of a Permitted Issuer Reorganization;

(4) the Issuer ceases to directly own 100% of the issued and outstanding shares of Midco; or

(5) if a Permitted Issuer Reorganization has occurred, if the Company ceases to directly own 100% of the issued and outstanding shares in Intermediate Holdco or if Intermediate Holdco ceases to directly own 100% of the issued and outstanding shares in the Issuer.

“Clearing System Business Day” means any day on which the depositary for Euroclear and Clearstream is open for business.

“Clearstream” means Clearstream Banking, S.A., as currently in effect or any successor securities clearing agency.

“Co-Investment Vehicle” means any Person (including any Restricted Subsidiary of the Company) (i) that is acquired or established (or that exists) primarily for the purpose of the direct or indirect ownership, acquisition, sale, financing and related functions of receivables and similar or related assets, (ii) that does not undertake any business activity other than any such business activities related to the activities in clause (i) of this definition and ancillary activities related thereto, (iii) that does not own, directly or indirectly, any assets other than (A) loans, receivables and similar or related assets, (B) cash and Cash Equivalents and (C) other de minimis assets, (iv) with respect to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results (other than its proportionate share of any franchise, capital, registration, or similar taxes and other fees and expenses required to maintain such Person’s corporate existence) and (v) in the case of a Non-Leveraged Minority Co-Investment Vehicle, such Person is not subject to (and shall not agree to become subject to) any consensual encumbrance or consensual restriction on the ability of such Person to pay dividends or make any other distributions to holders of the economic interests in such Person, other than requirements for such Person to maintain a commercially agreed minimum amount of liquidity (including to fund ongoing operating expenses) and any other restriction that, in the good faith determination of the Company or its senior management, does not materially adversely affect the ability of the Issuer to meet its payment obligations under this Indenture, provided that (1) any such Co-Investment Vehicle that is a Restricted Subsidiary may only Incur Indebtedness and Liens that are not prohibited by this Indenture, (2) any and all Indebtedness and other obligations of any Co-Investment Vehicle outstanding at any time qualify as Non-Recourse Obligations or Indebtedness of a Fund Co-Investment Vehicle or any of its Subsidiaries which are Restricted Subsidiaries to such Fund Co-Investment Vehicle or any of its Subsidiaries which are Restricted Subsidiaries that is permitted under clause (3) of Section 4.06(b) and (3) no Co-Investment Vehicle may make any dividends or other distributions except, directly or indirectly (taking into account any other arrangement entered into among the co-investors in connection with their investment in the Co-Investment Vehicle, but excluding for the avoidance of doubt any other economic interest, including under any debt servicing arrangements), to its co-investors on a basis proportionate (or, in the case of dividends or distributions to the Company or any Restricted Subsidiary, on a basis at least proportionate) to the economic interest of each investor (including the Company or a Restricted Subsidiary).

On or prior to the time of the initial Investment by the Company or any Restricted Subsidiary in a Co-Investment Vehicle that is not a Restricted Subsidiary, the Company shall designate such Co-Investment Vehicle to be either a Leveraged Minority Co-Investment Vehicle or a Non-Leveraged Minority Co-Investment Vehicle; provided that such designation shall not be subsequently revoked or reclassified; provided, further, that a Non-Leveraged Minority Co-Investment Vehicle may not incur any Indebtedness at any time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets from time to time in which a Lien has been or will be granted pursuant to any Security Document to secure the obligations under this Indenture, the Notes and/or any Guarantee.

“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Depositary” means Banque Internationale à Luxembourg SA.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Taxes;

(3) consolidated depreciation expense;

(4) consolidated amortization or impairment expense (including amortization expense in respect of debt portfolios);

(5) any expenses, charges or other costs related to any Equity Offering, Investment, acquisition of any company, business or undertaking (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition of any company, business or undertaking, recapitalization or the Incurrence of any Indebtedness permitted or not prohibited by this Indenture (in each case whether or not successful), in each case, as determined in good faith by an Officer of the Company; and

(6) other non-cash charges or write-downs (excluding any such non-cash charge or write-down to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified as extraordinary, exceptional, unusual or nonrecurring items (in each case only to the extent reducing Consolidated Net Income) but subject to (other than for calculating Excess Cash) the aggregate amount being added back (excluding (A) any restructuring expense or other costs in each case relating to the Restructuring (as described in the “Project Indoor Restructuring Term Sheet” included in the Lock-Up Agreement) and (B) non-cash charges or write-downs as they relate to revaluation of shares or Portfolio Assets or to goodwill adjustments but including (C) without duplication, a positive amount equal to the amount of any negative items classified as extraordinary, exceptional, unusual or nonrecurring items that were excluded or not included in the calculation of Consolidated Net Income pursuant to paragraph (4) of that definition (except to the extent such items are excluded in clauses (A) or (B)) not exceeding 10% of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of determination for which consolidated financial statements are available (the “10% Cap”) (provided that, in establishing Consolidated EBITDA for purposes of calculating the 10% Cap, amounts added pursuant to this clause (6) in respect of any fiscal quarter ended prior to the Issue Date shall be deemed to be zero), less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

“Consolidated Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of:

(1) the Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available to

(2) the sum of Consolidated Interest Expense for such period,

provided that the Consolidated Fixed Charge Coverage Ratio and each element thereof shall be calculated on a pro forma basis for each relevant period and pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Company, including any pro forma expenses and cost savings and cost reduction synergies to the extent they have occurred or are reasonably expected to occur within the next twelve months following the date of such calculation as a result of, or that would result from any actions by the Company or any of its Restricted Subsidiaries, including, without limitation, (i) in connection with any cost reduction or cost savings program, (ii) in connection with any transaction, investment, acquisition (including, without limitation, acquisition of business entities or property and assets constituting a division or line of business) or disposition or (iii) in connection with any restructuring, corporate reorganization or otherwise (and, in the case of sub-clauses (i) and (iii), steps have been taken to realize such expenses and cost savings and cost reduction synergies), in the good faith judgment of the chief executive officer, chief operating officer, chief financial officer or any person performing a similarly senior accounting role of the Company (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared); provided, further, without limiting the application of the previous proviso, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(1) since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such a Sale, (a) Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes “discontinued operations” in accordance with IFRS, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period and (b) the Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or of any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and the continuing Restricted Subsidiaries in connection with such Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(2) since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(3) since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

(4) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Indebtedness or both, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; provided, however, that other than for the purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio under Section 4.06(b)(5), the pro forma calculation of the Consolidated Fixed Charge Coverage Ratio shall not give effect to (a) any Indebtedness incurred on the date of determination pursuant to Section 4.06(b) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 4.06(b);

(5) any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such period;

(6) any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such period; and

(7) for purposes of Section 4.06, pro forma effect will be given to the Transactions, as if they had occurred at the beginning of the applicable period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company (including, to the extent applicable, in respect of cost savings and cost reduction synergies).

If any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness for a period equal to the remaining term of such Interest Rate Agreement).

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority, in each case, excluding (but only to the extent not paid or required to be remitted by the Company or any Restricted Subsidiary or not promptly reimbursed by such Leveraged Minority Co-Investment Vehicle) any such taxes or other payments attributable to any Leveraged Minority Co-Investment Vehicle.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of IFRS), the consolidated net interest expense of the Company and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of:

(1) interest expense attributable to Capitalized Lease Obligations;

(2) amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any financing fees;

(3) non-cash interest expense;

(4) the net payments (if any) on Interest Rate Agreements and Currency Agreements (excluding amortization of fees and discounts and unrealized gains and losses);

(5) dividends or other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company or a subsidiary of the Company;

(6) the consolidated interest expense that was capitalized during such period;

(7) interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person; and

(8) interest accrued on any Indebtedness of a Parent that is Guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on the assets of the Company or any Restricted Subsidiary (less any interest accrued on any Indebtedness of the Company or any Restricted Subsidiary that was funded with the proceeds of such Guaranteed or secured Indebtedness).

Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include (i) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Funding or (ii) interest expense or other items listed above attributable to any Leveraged Minority Co-Investment Vehicle (but only to the extent not paid by the Company or any Restricted Subsidiary or not promptly reimbursed by such Leveraged Minority Co-Investment Vehicle).

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis (excluding Hedging Obligations except to the extent provided in Section 4.06(f)(c)).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the Consolidated EBITDA of the Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available; provided that for the purposes of calculating Consolidated EBITDA for such period (or, in the case of clause (4) below, Consolidated Leverage as of such date) if, as of such date of determination:

(1) since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes “discontinued operations” in accordance with IFRS, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(2) since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(3) since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

(4) any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such period;

(5) any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such period; and

(6) for purposes of Section 4.06, pro forma effect will be given to the Transactions, as if they had occurred at the beginning of the applicable period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income or any component thereof, calculations shall be made on a pro forma basis and, (a) pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Company (including any pro forma expenses and cost savings and cost reduction synergies to the extent they have occurred or are reasonably expected to occur within the next twelve months following the date of such calculation as a result of, or that would result from any actions by the Company or any of its Restricted Subsidiaries including, without limitation, (i) in connection with any cost reduction or cost savings program, (ii) in connection with any transaction, investment, disposition or acquisition (including, without limitation, disposition or acquisition of business entities or property and assets constituting a division or line of business (including any Portfolio Assets)) or (iii) in connection with any restructuring, corporate reorganization or otherwise (and, in the case of sub-clauses (i) and (iii), steps have been taken to realize such expenses and cost savings and cost reduction synergies), in the good faith judgment of the chief executive officer, chief operating officer, chief financial officer or any person performing a similarly senior accounting role of the Company (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared)) but subject to the aggregate amount of such pro forma expenses and cost savings and cost reduction synergies not exceeding 20% of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of determination for which consolidated financial statements are available and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1) subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2) [Reserved];

(3) any net gain (or loss) realized upon the sale, abandonment or other disposition of any asset or disposed operations of the Company and its Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuer);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or other costs related to the Restructuring, in each case, as determined in good faith by the Company;

(5) the cumulative effect of a change in accounting principles;

(6) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenues in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge, amortization or write-off;

(13) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes;

(14) the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding; and

(15) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses with respect to business interruption.

“Consolidated Net IRR” means unlevered consolidated internal rate of return, net of servicing costs.

“Consolidated Net Leverage Ratio” means the Consolidated Leverage Ratio provided that, for the purposes of calculating the Consolidated Leverage Ratio, Consolidated Leverage shall be reduced by the aggregate amount of Cash and Cash Equivalents held by any member of the Group at the relevant time of calculation.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Core Market” means any market other than a Non-Core Market.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the RCF Facility Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original RCF Facility Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Custodian” means any receiver, examiner, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Czech Act on Preventive Restructuring” means the Czech Act No. 284/2023 Coll., on Preventive Restructuring.

“Czech Insolvency Act” means Czech Act no. 182/2006 Coll., on Insolvency and Methods of its Resolution (the Insolvency Act), as amended.

“Czech Business Corporations Act” means Czech Act no. 90/2012 Coll., on Business Companies and Cooperatives (the Business Corporations Act), as amended.

“Debt Service” means, with respect to a fiscal year, all scheduled interest payments, scheduled principal payments (excluding repayments of the Revolving Credit Facility in connection with rollover loans under the RCF Facility Agreement) and mandatory repayments or similar (including any mandatory repayment of the Revolving Credit Facility in accordance with the RCF Facility Agreement) for that fiscal year with respect to the Revolving Credit Facility, the Notes, the Exchange Notes, the Piraeus Term Loan and all other debt permitted to be incurred under this Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of EXHIBIT A-1 (with respect to the Euro Notes) or EXHIBIT A-2 (with respect to the SEK Notes) hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Board of Directors of the Issuer or the relevant Restricted Subsidiary) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.07.

“Designated Preference Shares” means, with respect to the Company, Preferred Stock (other than Disqualified Stock) (1) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (2) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof.

“Discounted BuyBack” means, with respect to the Exchange Notes, a repurchase of such Exchange Notes at a discount to the outstanding principal amount that is either: (1) made by way of a fixed-price (per series) tender offer, in which case the principal amount of any series of Exchange Notes to be repurchased in such tender offer shall be proportionate to the aggregate principal amount of that series of Exchange Notes relative to the aggregate principal amount of all series of Exchange Notes, provided that, if such tender offer is not fully subscribed in any series of Exchange Notes (any amount not subscribed for being the “Series Shortfall”), the Issuer may undertake a further tender offer only in respect of such series of Exchange Notes to repurchase a principal amount of such series of Exchange Notes equal to the Series Shortfall; or (2) made by way of a reverse Dutch auction tender offer, in which case the holders of each series of Exchange Notes are offered the opportunity to tender in such reverse Dutch auction tender offer.

“Discounted BuyBack Certificate” means an officer’s certificate substantially in the form set forth in the Escrow Agreement.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary); or

(3) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case, on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.04.

“Equity Offering” means (1) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions and other than a sale to an Affiliate of the Company or a Restricted Subsidiary, or (2) the sale of Capital Stock or other securities

(other than to an Affiliate of the Company or a Restricted Subsidiary), the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of, or as Subordinated Shareholder Funding to, the Company or any of its Restricted Subsidiaries.

“ERC” means the aggregate amount of estimated remaining gross collections (or a pro rata portion thereof in the case of Leveraged Minority Co-Investment Vehicles and Non-Leveraged Minority Co-Investment Vehicles) projected to be received during the period of 84 months commencing from the last date of the most recently ended fiscal quarter by Midco and its Restricted Subsidiaries, Leveraged Minority Co-Investment Vehicles and Non-Leveraged Minority Co-Investment Vehicles from all Portfolio Assets directly owned by Midco and its Restricted Subsidiaries, Leveraged Minority Co-Investment Vehicles and Non-Leveraged Minority Co-Investment Vehicles.

“Escrow Agreement” means the escrow agreement dated as of [•], 2025, by and among the Issuer, the Escrow Agent and the Trustee.

“Escrow Account” means each of the Escrow Account (EUR) and the Escrow Account (SEK).

“Escrow Account (EUR)” means the euro-denominated escrow account in the name of the Issuer into which the net proceeds of the Euro Notes issued on the Issue Date will be deposited, which will be controlled by the Escrow Agent and charged in favor of the Trustee on behalf of the holders of the Notes pursuant to the Escrow Charge.

“Escrow Account (SEK)” means the SEK-denominated escrow account in the name of the Issuer into which the net proceeds of the SEK Notes issued on the Issue Date will be deposited, which will be controlled by the Escrow Agent and charged in favor of the Trustee on behalf of the holders of the Notes pursuant to the Escrow Charge.

“Escrow Agent” means Nordea Bank Abp, filial i Sverige, together with its successors.

“Escrow Charge” means the escrow account charge dated [on or about the Issue Date], by and among the Issuer, the Trustee and the Escrow Agent, pursuant to which the Issuer will grant a first-priority security interest in its beneficial rights, title and interest in the Escrow Account and the Issuer’s rights under the Escrow Agreement to the Trustee for its own benefit and the benefit of the Holders of the Notes.

“Escrow Longstop Date” means the date falling twelve months after the Issue Date.

“Escrow Notes Proceeds” means, collectively, the initial funds deposited in each Escrow Account, and all other funds, securities, interest, dividends, distributions and other property and payments credited to each Escrow Account in connection with the Notes (less any property and/or funds paid in accordance with the Escrow Agreement such as ordinary course charges and fees paid to the bank holding the relevant Escrow Account).

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Escrow Release” means the release of the Escrow Charge by the Escrow Agent in accordance with the Escrow Agreement, including in connection with a Discounted BuyBack and a Special Mandatory Redemption.

“euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euro Notes” means the Initial Euro Notes and any Additional Euro Notes.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“European Government Obligations” means any security that is (1) a direct obligation of Belgium, The Netherlands, France, Germany or any Permissible Jurisdiction, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“European Union” means all members of the European Union as of January 1, 2004.

“Excess Cash” means, as of December 31 of a fiscal year, the opening cash balance of the Company and its Restricted Subsidiaries as of January 1 of such fiscal year:

(1) plus, without any double counting:

(a) Consolidated EBITDA;

(b) any non-cash adjustments appearing in the “consolidated statement of cash flows” of the Company relating to the Company and its Restricted Subsidiaries;

(c) any cash received by the Company and its Restricted Subsidiaries as “payments from associates and joint ventures” appearing in the “consolidated statement of cash flows” of the Company;

(d) any changes to working capital appearing in the “consolidated statement of cash flows” of the Company relating to the Company and its Restricted Subsidiaries;

(e) proceeds from Asset Dispositions and from dispositions of assets under clause (2) of the definition of “Asset Disposition” but excluding proceeds from sales of equity or other interests to Third Parties in connection with Synthetic Sales as set forth in clause (18) of the definition of “Asset Disposition”;

(f) in respect of EBITDA of a Non-Leveraged Minority Co-Investment Vehicle, the product of (x) such EBITDA and (y) the percentage shareholding (or equivalent including in respect of any Disqualified Stock, Preferred Stock or Non-Recourse Obligations at the applicable redemption values) of all shareholders (or holders of similar interests) of such Non-Leveraged Minority Co-Investment Vehicle that are the Company or any of its Restricted Subsidiaries; and

(g) proceeds from Asset Dispositions (for purposes of this clause (g), as if such defined term applied to dispositions by Non-Leveraged Minority Co-Investment Vehicles) by a Non-Leveraged Minority Co-Investment Vehicle in an amount equal to the product of (x) the proceeds of such Asset Disposition and (y) the percentage shareholding (or equivalent including in respect of any Disqualified Stock, Preferred Stock or Non-Recourse Obligations at the applicable redemption values) of all shareholders (or holders of similar interests) of such Non-Leveraged Minority Co-Investment Vehicle that are the Company or a Restricted Subsidiary (but excluding proceeds from sales of equity or other interests to third parties in connection with Synthetic Sales as set forth in clause (18) of the definition of “Asset Disposition,” substituting the references to the Company and its Restricted Subsidiaries with references to such Non-Leveraged Minority Co-Investment Vehicle);

(2) less:

(a) any income taxes paid appearing in the “consolidated statement of cash flows” of the Company relating to the Company and its Restricted Subsidiaries;

(b) Capex;

(c) Debt Service;

(d) cash dividends on, and capital reductions or repurchases of, the shares of the Company paid in compliance with this Indenture to any person that is not the Company or any of its Restricted Subsidiaries;

(e) any amounts under clause (4) of the definition of “Consolidated Net Income”; and

(f) any amounts applied pursuant to Available Cash Offers and Repayments, other than any Discounted BuyBack using the proceeds of Notes,

in each case during such fiscal year.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Notes” means (i) the €[•] million aggregate principal amount of Senior Secured Notes due 2027, (ii) the €[•] million aggregate principal amount of Senior Secured Notes due 2028, (iii) the €[•] million aggregate principal amount of Senior Secured Notes due 2029, (iv) the €[•] million aggregate principal amount of Senior Secured Notes due 2030, (v) the SEK [•] million aggregate principal amount of Senior Secured Notes due 2027, (vi) the SEK [•] million aggregate principal amount of Senior Secured Notes due 2028, (vii) the SEK [•] million aggregate principal amount of Senior Secured Notes due 2029 and (viii) the SEK [•] million aggregate principal amount of Senior Secured Notes due 2030 of the Issuer issued on the Issue Date.

“Exchange Notes Indenture” means the indenture governing the Exchange Notes dated as of the Issue Date.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company after the Issue Date as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“fair market value” wherever such term is used in this Indenture (except in relation to an enforcement action pursuant to the Intercreditor Agreement and except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Issuer or the relevant Restricted Subsidiary (as applicable) setting out such fair market value as determined by such Officer or such Board of Directors, as applicable, in good faith.

“Fitch” means Fitch Ratings, Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fund Co-Investment Vehicle” means a Co-Investment Vehicle that has been designated by the Board of Directors of the Issuer as a Fund Co-Investment Vehicle pursuant to Section 4.18(b) of this Indenture.

“General Partner” means a Subsidiary of the Company which is a controlling general partner of a partnership.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, collectively, the Unrestricted Global Notes, the IAI Global Notes, the Rule 144A Global Notes, the Regulation S Global Notes and the Temporary Regulation S Global Note.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Group” means the Company and each of its Subsidiaries from time to time.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Company and any Restricted Subsidiary that provides a Note Guarantee in accordance with the provisions of this Indenture by executing a supplemental indenture in the form attached to this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement (each, a “Hedging Agreement”).

“Hive Down” means the intra-group reorganization whereby substantially all of the Company’s assets (including its shares and other interests in its direct subsidiaries and intellectual property), functions, contracts and employees will be transferred to Midco, substantially in accordance with the Reorg Steps Plan (as defined in the Lock-up Agreement).

“Holder” means each Person in whose name the Notes are registered on the relevant Registrar’s books, which shall initially be the respective nominee of the Common Depositary for Clearstream and Euroclear.

“Holding Company” means, in relation to a company, corporation or partnership, any other company, corporation or partnership in respect of which it is a Subsidiary.

“IAI Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of a nominee of the Common Depositary for Euroclear and Clearstream, that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Company is, or may be, required to comply.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (other than any Lien Incurred pursuant to clause (32)(i) of the definition of “Permitted Liens”); provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Board of Directors of the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include (a) Subordinated Shareholder Funding, (b) any asset retirement obligations, (c) any prepayments of deposits received from clients or customers in the ordinary course of business, or (d) any obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business. For the avoidance of doubt and notwithstanding the foregoing, the term “Indebtedness” excludes any accrued expenses and trade payables.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or

Indebtedness specified in clause (7), (8) or (9) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS. Indebtedness represented by loans, notes or other debt instruments shall not be included to the extent funded with the proceeds of Indebtedness which the Company or any Restricted Subsidiary has guaranteed or for which any of them is otherwise liable and which is otherwise included.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(1) Contingent Obligations Incurred in the ordinary course of business;

(2) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(3) Non-Recourse Obligations Incurred by any Co-Investment Vehicle that primarily have the attributes of an indirect equity interest in the assets of such Co-Investment Vehicle and are not debt for borrowed money (as determined in the good faith judgment of the Company);

(4) payment obligations under any derivative agreement or contract related to a Synthetic Sale that represent income from, proceeds of sales of or other returns on or in respect of, the assets subject to such Synthetic Sale; or

(5) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Indirect Restricted Payment” means an Investment, directly or indirectly (including Co-Investment Vehicles) in (1) any Parent of the Company, (2) any Permitted Holder, (3) any Affiliate of any Permitted Holder (other than the Company or a Restricted Subsidiary) or (4) any Unrestricted Subsidiary (to the extent the Investment in such Unrestricted Subsidiary or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary is, directly or indirectly, used in a manner that would have otherwise been a Restricted Payment pursuant to clause (1), (2), (3) or (4) of the definition thereof had such Unrestricted Subsidiary been subject to Section 4.04 hereof).

“Initial Euro Notes” means the €[•] million aggregate principal amount of the Euro Notes issued under this Indenture on the Issue Date.

“Initial Investors” means Nordic Capital Fund VIII Limited and any funds, partnerships or special purpose vehicles managed, advised or controlled, directly or indirectly, by Nordic Capital Fund VIII Limited or an Affiliate thereof, and, solely in their capacity as such, any limited partner of any such partnership or fund.

“Initial SEK Notes” means the SEK [•] million aggregate principal amount of the SEK Notes issued under this Indenture on the Issue Date.

“Institutional Accredited Investors” means an “accredited investor” as defined in Rule 501(a)(1), (2), (3) and (7) of Regulation D.

“Intercreditor Agreement” means the intercreditor agreement as amended and restated on or about the Issue Date between, amongst others, the Issuer, the Company, the Guarantors, the lenders under the RCF Facility Agreement, the senior agent under the RCF Facility Agreement, the Trustee and the Security Agent, as may be amended from time to time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Intra-Group Liabilities” has the meaning ascribed to that term in the Intercreditor Agreement.

“Intra-Group Receivables” means any amounts owed by any member of the Group to Midco under or in connection with any intra-group arrangements, including Intra-Group Liabilities, loans, extensions of credit, dividends and any other intra-group transaction permitted under this Indenture.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 4.04:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of the designation of such Subsidiary as an Unrestricted Subsidiary less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by a Permissible Jurisdiction or Switzerland, Norway or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive any two of the following:

(1) a rating of “BBB-” or higher from S&P;

(2) a rating of “Baa3” or higher from Moody’s; and

(3) a rating of “BBB-” or higher from Fitch;

or, in each case, the equivalent of such rating by such respective rating organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means [•], 2025.

“Joint Venture” means any joint venture or similar arrangement (including minority interest investments) entered into by the Company or any of its Restricted Subsidiaries with any other person which is not a member of the Group where: (a) the Company and its Restricted Subsidiaries directly or indirectly hold shares or an equivalent equity ownership interest or an economic interest in the relevant entity; (b) the Company and its Restricted Subsidiaries own (directly or indirectly) 50%, or less, of the shares or other equivalent equity ownership interests or economic interests in that relevant entity; and (c) the Company and its Restricted Subsidiaries are entitled to receive a share of the ERC generated by the Portfolio Assets of such entity.

“JV Entity” means any Joint Venture or Co-Investment Vehicle which is not a Restricted Subsidiary (and excluding, for the avoidance of doubt, (i) a Leveraged Minority Co-Investment Vehicle and (ii) a Fund Co-Investment Vehicle and its Subsidiaries).

“Leveraged Minority Co-Investment Vehicle” means a Co-Investment Vehicle that is not a Restricted Subsidiary and that at the time of the initial Investment by the Company or any Restricted Subsidiary in such Co-Investment Vehicle has Indebtedness outstanding or is intended to Incur any Indebtedness in the future in the good faith determination of senior management of the Company.

“License” means a debt or credit servicing license (other than a New License) that would require regulatory approval prior to any enforcement or change of control.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan to Cost” means, in connection with a Portfolio Acquisition and with respect to the Person holding the relevant Portfolio Assets that are the subject of such Portfolio Acquisition, the ratio of (i) the Indebtedness of such Person that was Incurred to acquire such Portfolio Assets to (ii) the cash consideration paid or payable for such Portfolio Assets by such Person.

“Loan to Purchase Price” means, in connection with the Incurrence of Indebtedness by a Fund Co-Investment Vehicle or any of its Subsidiaries which are Restricted Subsidiaries, the ratio of (i) such Indebtedness and all other Indebtedness of such Fund Co-Investment Vehicle and its Restricted Subsidiaries to (ii) the consideration paid or payable for Portfolio Assets held by such Fund Co-Investment Vehicle and its Restricted Subsidiaries, provided that, in the case of Portfolio Assets that are contributed by the Company or any of its other Restricted Subsidiaries to such Fund Co-Investment Vehicle or any of its Subsidiaries which are Restricted Subsidiaries, the consideration paid or payable for such Portfolio Assets will be the consideration paid or payable by the contributing entity.

“Lock-Up Agreement” means the lock-up agreement originally dated July 10, 2024 and amended and restated by an amendment and restatement agreement dated August 15, 2024, among the Company, Kroll Issuer Services Limited, as the information agent, each consenting noteholder named therein and each original participating lender named therein.

“Majority Co-Investment Vehicle” means a Co-Investment Vehicle that has been designated by the Board of Directors of the Issuer as a Majority Co-Investment Vehicle pursuant to Section 4.18(a) of this Indenture.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(1) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business; or

(2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office.

“Material Company” means:

(1) the Company, Issuer and Midco;

(2) a Subsidiary of the Company which, on a consolidated basis including its consolidated Subsidiaries but excluding intra-group items, has (a) EBITDA representing 5% or more of Consolidated EBITDA of the Company and its Restricted Subsidiaries, (b) total revenues representing 5% or more of total revenues of the Company and its Restricted Subsidiaries or (c) total assets (excluding goodwill) representing 5% or more of total assets of the Company and its Restricted Subsidiaries; and

(3) the Company or its Restricted Subsidiary that is the direct Holding Company of a Subsidiary of the Company which itself is a Material Company pursuant to paragraph (2) above.

“Maximum Capex” means, with respect to a fiscal year of the Company, €330 million plus, for each of the fiscal years (beginning with the fiscal year ending December 31, 2024) prior to the fiscal year for which any calculation is made, the amount by which the Capex in such prior fiscal year is less than €330 million.

“Midco” means Intrum Group Operations AB, reg. no. 559489-1532.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Multiple on Invested Capital” means the ratio of all cashflows expected to be generated from an Investment to the amount of such Investment.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by its terms or by applicable law are required to be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding or Incurrence of any Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New License” means a new debt or credit servicing license for the Company or any Restricted Subsidiary that would require regulatory approval prior to any enforcement or change of control. For the avoidance of doubt, “New License” shall not include (i) the renewal of any License in existence as of the Issue Date or (ii) a license that is required to be obtained by the Company or any Restricted Subsidiary in relation to operations of the Company or such Restricted Subsidiary in existence as of the Issue Date (which operations are substantially the same as at the date on which it is required to obtain such license) and which were not subject to a licensing requirement as at the Issue Date.

“Non-Core Market” means each of the Czech Republic, Hungary and Slovakia.

“Non-Leveraged Minority Co-Investment Vehicle” means a Co-Investment Vehicle that is not a Restricted Subsidiary other than a Leveraged Minority Co-Investment Vehicle.

“Non-Recourse Obligations” means:

(1) with respect to any Co-Investment Vehicle (whether or not it is a Subsidiary) or its Subsidiaries, obligations under any Indebtedness, Capital Stock, derivative instrument, profit participation note or loan, risk participation agreement or any similar arrangement of such Co-Investment Vehicle or its Subsidiaries as to which neither the Company nor any of the Restricted Subsidiaries (other than such Co-Investment Vehicle or its Subsidiaries, if applicable):

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), other than equity commitment, equity support undertaking or similar arrangement (provided that neither the Company nor any Restricted Subsidiary (other than such Co-

Investment Vehicle or its Subsidiaries) has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results (other than its proportionate share of any franchise, capital, registration, or similar taxes and other fees and expenses required to maintain such Person’s corporate existence)); or

(b) is directly or indirectly liable as a guarantor or which subjects any property or assets of the Company or a Restricted Subsidiary (other than such Co-Investment Vehicle or its Subsidiaries, if applicable) to any Lien, in each case, other than any Lien in respect of such obligations whereby the liability of the Company or any Restricted Subsidiary (other than such Co-Investment Vehicle or its Subsidiaries, if applicable) thereunder is limited in recourse to its interest in, or obligation of, such Co-Investment Vehicle (including, without limitation on the Capital Stock, Indebtedness, securities, derivative instruments, profit participation notes or loans, risk participation agreement and any similar arrangements of such Co-Investment Vehicle) or its commitment in relation thereto and the assets of such Co-Investment Vehicle; and

(2) with respect to any Restricted Subsidiary (other than a Co-Investment Vehicle or its Subsidiaries), obligations under any Indebtedness, Capital Stock, derivative instrument, profit participation note or loan, risk participation agreement or any similar arrangement of such Restricted Subsidiary as to which neither the Company nor any of the Restricted Subsidiaries (other than such Restricted Subsidiary and its Restricted Subsidiaries):

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), other than equity commitment, equity support undertaking or similar arrangement (provided that neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results (other than its proportionate share of any franchise, capital, registration, or similar taxes and other fees and expenses required to maintain such Person’s corporate existence)); or

(b) is directly or indirectly liable as a guarantor or which subjects any property or assets of the Company or a Restricted Subsidiary (other than such Restricted Subsidiary) to any Lien,

in each case, other than any guarantee and/or Lien in respect of such obligations whereby the liability of the Company or any Restricted Subsidiary (other than such Restricted Subsidiary and its Restricted Subsidiaries) thereunder is limited in recourse to its interest in, or obligation of, such Restricted Subsidiary or its Restricted Subsidiaries (including, without limitation on the Capital Stock, Indebtedness, securities, derivative instruments, profit participation notes or loans, risk participation agreement and any similar arrangements of such Restricted Subsidiary and its Restricted Subsidiaries) or its commitment in relation thereto and the assets of such Restricted Subsidiary and its Restricted Subsidiaries.

“Note Documents” means the Notes (including Additional Notes), this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement, the Security Documents and the Escrow Agreement.

“Note Guarantee” means a senior Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, General Counsel, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person; each such Officer’s Certificate shall comply with Section 314 of the Trust Indenture Act to the extent required by the provisions thereof.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee or the Security Agent, as applicable. The counsel may be an employee of or counsel to the Company or its Subsidiaries; each such Opinion of Counsel shall comply with Section 314 of the Trust Indenture Act to the extent required by the provisions thereof.

“Parent” means any Person of which the Company at any time becomes a Subsidiary after the Issue Date.

“Parent Holding Company Expenses” means:

(1) expenses in connection with administrative, strategy, legal, accounting, tax, treasury, research and development, employee-related, management and other services provided to Midco or its Subsidiaries pursuant to contracts or similar arrangements between the Company and any third party and subject to a Recharge Agreement; provided that such expenses shall only relate to any such contracts or arrangements between the Company and any third party that are not transferred to Midco or its Subsidiaries in connection with the Hive Down as of the Issue Date and in respect of which compliance has been waived in accordance with the Restructuring Implementation Deed; provided, further, that such expenses shall only be permitted until such time as the relevant aspect of the Hive Down has been completed;

(2) expenses relating to the listing of the Capital Stock of the Company on Nasdaq Stockholm;

(3) expenses in connection with the holding of the Capital Stock in the Issuer and, if a Permitted Issuer Reorganization has occurred, Intermediate Holdco and Midco;

(4) expenses relating to the external financial audit of the Company and the Issuer;

(5) expenses relating to obtaining and maintaining the credit rating of the Company or the Issuer;

(6) expenses relating to opening and maintaining of bank accounts of the Company and the Issuer;

(7) expenses relating to payments to the directors of the Company or the Issuer, in each case as approved at the respective general meeting;

(8) expenses to the Issuer and the Company relating to the provision of services by Midco to the Issuer or the Company, as applicable, pursuant to the intra-group services agreement;

(9) expenses relating to the handling of claims and legal disputes against the Company;

(10) any other expenses approved by the Majority Lenders (as defined in the RCF Facility Agreement) in accordance with the terms of the RCF Facility Agreement; and

(11) [Any need for additional exceptions TBC closer to RED based on the status of hive-down],

provided that the aggregate annual amount of expenses paid in reliance on clauses (2) to (7) [and (11)] above shall not exceed in the aggregate €20.0 million (or its equivalent in any other currency).

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with, Euroclear or Clearstream, respectively.

“Partnership” means any partnership, of which a General Partner is the general partner and Third Parties are limited partners, that holds economic interests in Fund Co-Investment Vehicles.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer (for the avoidance of doubt, not including the Security Agent).

“Permissible Jurisdiction” means any member state of the European Union (other than Greece, Ireland, Portugal, Italy and Spain so long as European Government Obligations issued, or unconditionally guaranteed, by the governments of such jurisdictions do not have a rating of “BBB-” or higher from S&P and “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization)), Norway and the United Kingdom.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged shall be deemed to constitute Net Available Cash and must be applied in accordance with Section 3.08.

“Permitted Cash Pooling” means (i) cash pooling undertaken by Midco and in respect of which Midco holds all central cash pool accounts and in which only Midco and its Restricted Subsidiaries (other than any Fund Co-Investment Vehicle and its Subsidiaries) participate and (ii) for a period of six months following the Issue Date (which period may be extended in accordance with the terms of the RCF Facility Agreement), cash pooling undertaken by the Company and in respect of which the Company holds all central cash pool accounts or in which the Company participates; provided that if the amount standing to the credit of any central cash pool account held by the Company shall at any time exceed €10.0 million (the difference between the actual amount standing to the credit of such account and €10.0 million being the “Excess Amount”) for

10 consecutive Business Days, the Company shall deposit, or cause to be deposited, as soon as practicable following the 10th Business Day, the Excess Amount to a central cash pool account held by Midco and provided further that, to the extent the Company or the Issuer have any claims against Midco or any Restricted Subsidiary (on a net basis) arising under the cash pooling undertaken by the Company (“Net Downstream ICLs”), the Company or the Issuer will ensure that such Net Downstream ICLs are extinguished when the cash pool is terminated and/or are otherwise discharged substantially concurrently with the termination of the relevant cash pool.

“Permitted Collateral Liens” means:

(1) Liens on the Collateral (a) arising by operation of law or contract that are described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (11), (12), (18), (20) and (23) of the definition of “Permitted Liens” or (b) that are Liens on secured accounts equally and ratably granted to cash management banks securing cash management obligations;

(2) Liens on the Collateral to secure Indebtedness of the Issuer or a Guarantor that is permitted to be Incurred under Section 4.06(b)(1); provided that such obligations may receive priority as to the receipt of Recoveries as defined in, and as provided for in, the Intercreditor Agreement;

(3) Liens on the Collateral to secure Hedging Obligations of the Company or a Restricted Subsidiary Incurred under Section 4.06(b)(6); provided that such obligations may receive priority as to the receipt of Recoveries as defined in, and as provided for in, the Intercreditor Agreement;

(4) Liens on the Collateral to secure Indebtedness of the Issuer or a Guarantor that is permitted to be Incurred under Section 4.06(b)(12) and any Refinancing Indebtedness in respect of such Indebtedness; and

(5) Liens on the Collateral to secure Indebtedness of the Company or a Restricted Subsidiary that is permitted to be Incurred under Section 4.06(b)(2) (to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), Section 4.06(b)(4)(A)(i), (A)(ii), (A)(iii) and (B) (but only if the original Indebtedness was so secured on the Collateral and excluding Refinancing Indebtedness in respect of Indebtedness that was Incurred under Section 4.06(b)(5)) and any Refinancing Indebtedness in respect of such Indebtedness; provided that such Lien will not give an entitlement to be repaid with the proceeds of enforcement of the Collateral in a manner which is inconsistent with the Intercreditor Agreement and/or any Additional Intercreditor Agreement; and provided, further that any such Lien permitted by this clause (5) ranks junior to Liens securing the Notes and the Note Guarantees if the Lien secures Subordinated Indebtedness of the Company or the relevant Guarantor, provided that each of the parties to Indebtedness secured by Permitted Collateral Liens pursuant to clauses (2), (3), (4) or (5) hereof or their agent, representative or trustee will have entered into, or acceded to, the Intercreditor Agreement or an Additional Intercreditor Agreement.

“Permitted Holders” means, collectively, (1) the Initial Investors or any Affiliate thereof, (2) Senior Management, (3) any Related Person of any of the foregoing and (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary; provided, that Investments in a Majority Co-Investment Vehicle shall satisfy the requirements of clause (19) of this definition and Investments in a Fund Co-Investment Vehicle shall satisfy the requirements of clause (23) of this definition; and provided, further, that if a Majority Co-Investment Vehicle Designation or a Fund Co-Investment Vehicle Designation occurs at the time an Investment is outstanding under this clause (1), then at the time of a Majority Co-Investment Vehicle Designation or a Fund Co-Investment Vehicle Designation, such Investment shall be deemed to be made pursuant to clause (19) or (23) of this definition, as applicable;

(2) subject to the Permitted Investment General Restrictions, Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4) Investments in connection with a purchase of servicing contracts or business process outsourcing contracts, in each case in the ordinary course of business and held by the Company or any Restricted Subsidiary;

(5) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) Management Advances;

(7) Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of disputes or judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8) subject to the Permitted Investment General Restrictions, Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.07;

(9) subject to the Permitted Investment General Restrictions, Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date after giving pro forma effect to the Transactions and any extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date after giving pro forma effect to the Transactions;

(10) Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.06;

(11) Investments in a General Partner or its related Partnership to establish and maintain its corporate existence;

(12) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.09;

(13) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or Capital Stock of any Parent as consideration;

(14) any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.08(b) (except those described in clauses (1), (3), (6), (8), (9) and (14) thereof);

(15) subject to the Permitted Investment General Restrictions, Investments consisting of purchases and acquisitions by the Company or any Restricted Subsidiary of Portfolio Assets, inventory, receivables, loans, supplies of goods and services, materials and equipment, licenses or leases of intellectual property or information-technology development, in any case, in the ordinary course of business and in accordance with this Indenture and including, for the avoidance of doubt, of legal and financial advice relating to the Restructuring;

(16) guarantees, keepwells and similar arrangements not prohibited by Section 4.06;

(17) Investments in the Notes and any other Indebtedness of the Company or any Restricted Subsidiary;

(18) Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on, or made pursuant to binding commitments existing on, the date of such acquisition, merger, amalgamation or consolidation, provided that 100% of the Capital Stock of such other Person shall be acquired if such other Person holds Portfolio Assets unless such other Person is a Majority Co-Investment Vehicle;

(19) subject to the Permitted Investment General Restrictions, Investments in any Majority Co-Investment Vehicle, provided that:

(A) such Investments are in the form of (a) cash or (b) assets acquired by the Company or other Restricted Subsidiaries after July 1, 2024 (and excluding, for the avoidance of doubt, any assets acquired by the Company or other Restricted Subsidiaries as of July 1, 2024); provided that in the case of Investments in the form of assets pursuant to clause (b) only, such Majority Co-Investment Vehicle receives, within 18 months of the Majority Co-Investment Vehicle Designation of such Majority Co-Investment Vehicle, an Investment in the form of assets from one or more Third Parties, on an arm’s length basis and for a fair market value of assets that is proportionate to the economic interest that such Third Party or Third Parties hold in such Majority Co-Investment Vehicle;

(B) the economic interest of each of the Company or any Restricted Subsidiary in such Majority Co-Investment Vehicle that is acquired by such Investments is pari passu with or senior to the economic interests of each Third Party in such Majority Co-Investment Vehicle and not junior, layered or subordinated in any way to any other obligations of, or economic interests in, such Majority Co-Investment Vehicle, except (a) in relation to asset management and/or performance fees or (b) for the benefit of the Company and its Restricted Subsidiaries;

(C) the Company or a Restricted Subsidiary will perform the servicing of the Portfolio Assets that are directly or indirectly held by such Majority Co-Investment Vehicle, except where the Company determines, in its reasonable discretion and in a manner consistent with past practice, that it is in the economic best interest of the Company and its Restricted Subsidiaries for such servicing to be performed by a Third Party;

(D) the servicing contract in respect of the Portfolio Assets that are owned by such Majority Co-Investment Vehicle is on customary market terms;

(E) the Company or another Restricted Subsidiary will receive returns on such Investments on a basis that is proportionate to its economic interests in such Majority Co-Investment Vehicle; and

(F) the Consolidated Net IRR for Investments in Majority Co-Investment Vehicles that exceed the Business Plan Capex for the fiscal year in which such Investment is made would be at least 14%;

(20) Investments constituting Permitted Cash Pooling;

(21) subject to the Permitted Investment General Restrictions, Investments, directly or indirectly, in a Leveraged Minority Co-Investment Vehicle, provided that:

(A) such Investments, when taken together with all other Investments made pursuant to this clause (21) do not exceed €50 million per fiscal year;

(B) the Loan to Cost of the Portfolio Assets acquired in such Investments may equal or exceed 60%, notwithstanding clause (5)(a) of Permitted Investment General Restrictions;

(C) (a) the consolidated levered internal rate of return net of servicing costs would be at least 18% and (b) the unlevered Multiple on Invested Capital would be at least 2.00 to 1.00, in each case, for Investments made pursuant to this clause (21); and

(D) the Company or its Restricted Subsidiaries will receive at least 75% of the servicing fee payable in respect of the Portfolio Assets that are owned by Leveraged Minority Co-Investment Vehicles (determined by way of approximation at the time of such Investment by comparing (i) the purchase price of Portfolio Assets paid by Leveraged Minority Co-Investment Vehicles and serviced by the Company and its Restricted Subsidiaries to (ii) the total purchase price of Portfolio Assets paid by Leveraged Minority Co-Investment Vehicles, whether or not they are serviced by the Company or its Restricted Subsidiaries), where the relevant Leveraged Minority Co-Investment Vehicles are the Leveraged Minority Co-Investment Vehicles that are the subject of such Investment and the other Leveraged Minority Co-Investment Vehicles in which the Company and its Restricted Subsidiaries invested in the 12-month period prior to the date of such Investment);

(22) subject to the Permitted Investment General Restrictions, Investments (including, but not limited to, Investments in the form of Capital Stock, Indebtedness, derivative instruments, profit participation notes or loans and/or risk participation agreements), directly or indirectly, in any Non-Leveraged Minority Co-Investment Vehicle; provided that:

(A) such Non-Leveraged Minority Co-Investment Vehicle has no outstanding Indebtedness;

(B) the Consolidated Net IRR for Investments in Non-Leveraged Minority Co-Investment Vehicles would be at least 14% (including, for the avoidance of doubt, Investments that do not exceed the Business Plan Capex for the fiscal year in which such Investments are made);

(C) the Company or its Restricted Subsidiaries will receive at least 75% of the servicing fee payable in respect of the Portfolio Assets that are owned by Non-Leveraged Minority Co-Investment Vehicles (determined by way of approximation at the time of such Investment by comparing (i) the purchase price of Portfolio Assets paid by Non-Leveraged Minority Co-Investment Vehicles and serviced by the Company and its Restricted Subsidiaries to (ii) the total purchase price of Portfolio Assets paid by Non-Leveraged Minority Co-Investment Vehicles, whether or not they are serviced by the Company or its Restricted Subsidiaries), where the relevant Non-Leveraged Minority Co-Investment Vehicles are the Non-Leveraged Minority Co-Investment Vehicles that are the subject of such Investment and the other Non-Leveraged Minority Co-Investment Vehicles in which the Company and its Restricted Subsidiaries invested in the 12-month period prior to the date of such Investment);

(D) the Company or a Restricted Subsidiary will receive returns on such Investments on a basis that is at least proportionate to its economic interests in such Non-Leveraged Minority Co-Investment Vehicle;

(E) any co-investment contract in respect of such Investment is on customary market terms (including customary minority protections with respect to asset dispositions); and

(F) any servicing contract in respect of the Portfolio Assets that are owned by such Non-Leveraged Minority Co-Investment Vehicle is on customary market terms;

(23) subject to the Permitted Investment General Restrictions, Investments in any Fund Co-Investment Vehicle or its Restricted Subsidiaries, provided that:

(A) such Investments are in the form of (a) cash, (b) assets acquired by the Company or other Restricted Subsidiaries after July 1, 2024 (and excluding, for the avoidance of doubt, any assets acquired by the Company or other Restricted Subsidiaries as of July 1, 2024) or (c) all of the Capital Stock of a Subsidiary of the Company or its Restricted Subsidiaries that holds assets acquired by the Company or other Restricted Subsidiaries after July 1, 2024 (and excluding, for the avoidance of doubt, any assets acquired by the Company or other Restricted Subsidiaries as of July 1, 2024) and no other assets (the “Target Subsidiary” and together with any of its Subsidiaries, the “Target Group”); provided that:

(i)

in the case of Investments in the form of assets pursuant to clauses (23)(A)(b) and (23)(A)(c) above, such Fund Co-Investment Vehicle receives, within 18 months of the Fund Co-Investment Vehicle Designation of such Fund Co-Investment Vehicle, an Investment in the form of assets from one or more Third Parties, through a Partnership or otherwise and in each case on an arm’s length basis;

(ii)

in the case of Investments in the form of assets pursuant to clause (23)(A)(c), no Indebtedness remains outstanding between the Target Group and any member of the Group that is not part of the Target Group; and

(iii)

in all cases, within 18 months of the Fund Co-Investment Vehicle Designation of any Fund Co-Investment Vehicle, the Investments by the Company or any Restricted Subsidiary in such Fund Co-Investment Vehicle will be no greater than 35% of the economic interests of such Fund Co-Investment Vehicle and at least 65% of the economic interests of such Fund Co-Investment Vehicle will be held by Third Parties;

(B) the amount of such Investments would not result in the Maximum Capex (as applied from January 1, 2024 for the year ended December 31, 2024) being exceeded (calculating cash Investments in the Fund Co-Investment Vehicle in the year in which such cash Investments are made and other assets contributed to the Fund Co-Investment Vehicle in the year in which such assets were acquired);

(C) the economic interest of the Company or a Restricted Subsidiary in such Fund Co-Investment Vehicle that is acquired by such Investments is pari passu with or senior to the economic interests of each Third Party in such Fund Co-Investment Vehicle and not junior or subordinated in any way to any other obligations of, or economic interests in, such Fund Co-Investment Vehicle, except (a) in relation to asset management and/or performance fees or (b) for the benefit of the Company and its Restricted Subsidiaries;

(D) the amount of Investments in Fund Co-Investment Vehicles that have Incurred or will Incur Indebtedness would not exceed 30% of the Maximum Capex in the fiscal year of the Company in which such Investments are made;

(E) such Fund Co-Investment Vehicle and its Subsidiaries will not service any Portfolio Assets held directly or indirectly by such Fund Co-Investment Vehicle or its Subsidiaries;

(F) the servicing of the Portfolio Assets of such Fund Co-Investment Vehicle, whether held directly or indirectly, will be performed by the Company or a Restricted Subsidiary, except if the Company determines, in its reasonable discretion, that it is in the economic best interest of the Company and its Restricted Subsidiaries for such servicing to be performed by a Third Party, with such determination to be made in a manner consistent with past practice;

(G) if the Company or any Restricted Subsidiary will share with any Third Party the asset management or performance fees from such Fund Co-Investment Vehicle or a Partnership that has economic interest in such Fund Co-Investment Vehicle, the Company reasonably expects, as of the date of the agreement to share such fees, that the net asset management and estimated performance fees to be received by the Company or its Restricted Subsidiaries from all Fund Co-Investment Vehicles (including such Fund Co-Investment Vehicle) and all Partnerships (including a Partnership that has economic interest in such Fund Co-Investment Vehicle) will be at least 110% of the costs to be incurred by the Company or its Restricted Subsidiaries for the management of all Fund Co-Investment Vehicles (including such Fund Co-Investment Vehicle) and all Partnerships (including a Partnership that has economic interest in such Fund Co-Investment Vehicle); provided, that not more than 40% of asset management and performance fees from all Fund Co-Investment Vehicles (including such Fund Co-Investment Vehicle) and all Partnerships (including a Partnership that has economic interest in such Fund Co-Investment Vehicle) may be shared with Third Parties;

(H) any Person that will receive servicing fees or asset management fees in respect of such Fund Co-Investment Vehicle is a Guarantor, whose Capital Stock is pledged to secure the Notes, subject to the Agreed Security Principles, in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement;

(I) the servicing and asset management contracts relating to such Fund Co-Investment Vehicle are or will be on customary market terms;

(J) the Company and its Restricted Subsidiaries do not have any obligation to maintain the financial condition or support the operations of such Fund Co-Investment Vehicle (except, for the avoidance of doubt, pursuant to any servicing contract with respect to the Portfolio Assets of such Fund Co-Investment Vehicle);

(K) the Company or a Restricted Subsidiary will receive returns on such Investments on a basis that is proportionate to its economic interests in such Fund Co-Investment Vehicle;

(L) such Investment is not financed by Indebtedness of the Company or any other Restricted Subsidiary; and

(M) the Consolidated Net IRR for Investments in Fund Co-Investment Vehicles exceeding the Business Plan Capex for the fiscal year in which such Investment is made would be at least 14%; provided that such Investments shall not exceed the Maximum Capex;

(24) Investments by a Fund Co-Investment Vehicle or its Restricted Subsidiary in Portfolio Assets, directly or indirectly and consistently with past practice; and

(25) so long as no Event of Default has occurred and is continuing (or would result therefrom), Investments in an aggregate amount outstanding at any time not to exceed €75.0 million (excluding any Investments initially made under this paragraph (25) that comply with Section 4.21(c)) made among the Company and Restricted Subsidiaries, where the purpose of such Investment is (i) to undertake a Tax Consolidation Transaction that could not otherwise be effected pursuant to clause (14)(i) of Section 4.04(c) or (ii) to offset and extinguish any and all receivables arising from or relating to any Tax Consolidation Transaction undertaken prior to or concurrently with such Investment; provided that:

(a) in the case of any Investment made pursuant to this paragraph (25) by the Company or a Restricted Subsidiary to a Person other than a directly-owned Subsidiary or direct Holding Company of the Company or such Restricted Subsidiary, as applicable, such Person is within the same corporate income tax group, value added tax group and/or fiscal unity for tax purposes as the Person who made the Investment; and

(b) either:

(A) within five Business Days of making any Investment pursuant to this paragraph (25) that gives rise to an Intra-Group Receivable, the Company or a Restricted Subsidiary makes an Investment in, or a Permitted Payment described in clause (14)(ii) of Section 4.04(c) to, a Group Company with the effect of offsetting and extinguishing any and all receivables arising from the initial Investment; or

(B) the Issuer procures that such Investment complies with Section 4.21(c) within 60 days of the date on which such Investment is made, or that any Intra-Group Receivable arising from the initial Investment made pursuant to this paragraph (25) is otherwise offset and extinguished as permitted by the terms of this Indenture, unless compliance herewith would result in adverse tax or accounting consequences for the Group or would not be commercially reasonable, in each case, as determined by the Issuer in its reasonable discretion.

“Permitted Investment General Restrictions” means, in respect of an Investment constituting a Portfolio Acquisition or an acquisition of an Acquired Business:

(1) subject to Section 4.08(c), the amount of such Investment would not result in the Additional Capex Limit being exceeded for the fiscal year in which such Investment is made;

(2) the amount of such Investment constituting an acquisition of an Acquired Business would not result in the Business Plan Capex being exceeded for the fiscal year in which such Investment is made;

(3) the amount of such Investment constituting a Portfolio Acquisition may exceed the Business Plan Capex up to and including the Maximum Capex only if the Consolidated Net IRR for Investments exceeding the Business Plan Capex for the fiscal year in which such Investment is made would be at least 14%;

(4) in the case of an Investment constituting an acquisition of an Acquired Business:

(a) the consolidated net leverage ratio (calculated on the same basis as the Consolidated Net Leverage Ratio) of such Acquired Business is less than 2.00 to 1.00; and

(b) the Company or any Restricted Subsidiary grants a Lien, subject to the Agreed Security Principles, on the Capital Stock of such Acquired Business to secure the Notes and other secured Indebtedness in accordance with the Intercreditor Agreement or any Additional Intercreditor Agreement, except where such Capital Stock is subject to an existing Lien to secure Acquired Indebtedness, provided that such existing Lien was not created in anticipation of the acquisition of such Acquired Business and such Lien has been in place for at least six months prior to the relevant Acquisition Date; and

(5) in the case of an Investment constituting a Portfolio Acquisition:

(a) the Loan to Cost of the Portfolio Assets acquired in such Portfolio Acquisition is less than 60%; and

(b) the Company or any Restricted Subsidiary grants a Lien, subject to the Agreed Security Principles, on the Capital Stock of one or more Persons that hold, directly or indirectly, the Portfolio Assets that are acquired to secure the Notes and other secured Indebtedness in accordance with the Intercreditor Agreement or any Additional Intercreditor Agreement, except (i) where such Capital Stock is subject to an existing Lien to secure Indebtedness of such Persons, provided that such existing Lien was not created in anticipation of the acquisition of such Persons and such Lien has been in place for at least six months prior to the relevant Acquisition Date and (ii) Intrum Investments Management AB and Intrum Investment DAC shall not be required to comply with this clause (5)(b) for a period of 12 months from the Issue Date.

“Permitted Issuer Reorganization” means the creation of a newly incorporated Wholly Owned Subsidiary of the Company and the direct holding of 100% of the shares of the Issuer by such Wholly Owned Subsidiary (“Intermediate Holdco”) and the transactions to implement the foregoing, including the release of the Liens granted by the Company on the shares of the Issuer to secure the Notes substantially concurrently with the acquisition of the shares of the Issuer by Intermediate Holdco, provided that:

(1) on or prior to the acquisition of the shares of the Issuer by Intermediate Holdco, the Security Agent has provided a written consent (acting on the instruction of the majority of the holders of the Notes) to such transactions;

(2) on or prior to the acquisition of the shares of the Issuer by Intermediate Holdco, the Company secures the Notes by pledging its shares in Intermediate Holdco and any Intra-Group Receivables owed to it by Intermediate Holdco in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement;

(3) substantially concurrently with the acquisition of the shares of the Issuer by Intermediate Holdco, Intermediate Holdco secures the Notes by pledging its shares in the Issuer, any Intra-Group Receivables owed to it by the Issuer and, if the Intermediate Holdco is incorporated in Spain or Switzerland, any of its bank accounts, in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement;

(4) prior to its acquisition of the shares of the Issuer, Intermediate Holdco accedes to this Indenture as a Guarantor by executing a supplemental indenture in the form attached to this Indenture; and

(5) Intermediate Holdco shall be subject to the same restrictions, covenants, undertakings, obligations, permissions and financial calculation provisions as the Company.

“Permitted Liens” means, with respect to any Person:

(1) [Reserved];

(2) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, early retirement or termination obligations, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(5) Liens in favor of the issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

(6) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(7) [Reserved];

(8) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under Section 4.06(b)(7), (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (c) any such Lien for the purpose of securing Capitalized Lease Obligations must be on assets or property of the Company or any Restricted Subsidiary and any such Lien for the purpose of securing Purchase Money Obligations must be on assets or property of the Issuer or any Guarantor;

(11) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens (including, for the avoidance of doubt, Liens created pursuant to the general banking conditions of a bank operating in the Netherlands), rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(12) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date after giving pro forma effect to the Transactions;

(14) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock) and have existed for at least six months prior to such time; provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(15) Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(16) [Reserved];

(17) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(18) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(19) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture, co-investment or similar arrangement pursuant to any joint venture, co-investment or similar agreement;

(20) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(21) Liens on cash accounts securing Indebtedness incurred under Section 4.06(b)(15) with local financial institutions;

(22) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(23) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts and receivables securing cash pooling or cash management arrangements;

(24) Liens arising out of conditional sale, extended retention of title (verlängerter Eigentumsvorbehalt), title retention, hire purchase, consignment or similar arrangements for the sale of goods or, in the case of extended retention of title (verlängerter Eigentumsvorbehalt), receivables resulting from the sale of such goods, entered into in the ordinary course of business;

(25) Liens in connection with any joint and several liability (hoofdelijke aansprakelijkheid) under a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes and Dutch value added tax purposes consisting solely of members of the Group other than the Company;

(26) any guarantee granted pursuant to or in connection with a declaration of joint and several liability as referred to in section 2:403 Dutch Civil Code (and any residual liability under such declaration, as referred to in section 2:404 (2) of the Dutch Civil Code);

(27) any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(28) Liens in respect of liabilities owed to a German Intra-Group Lender (as defined in the Intercreditor Agreement) only, if and to the extent that such Liens are required for the relevant German Intra-Group Lender (or its general partner, as the case may be) in order to comply with its obligations under sections 30 and/or 43 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) or sections 57 and/or 93 of the German Stock Corporation Act (Aktiengesetz);

(29) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(30) Liens over the Capital Stock or assets of a Fund Co-Investment Vehicle or any of its Subsidiaries which are Restricted Subsidiaries to secure the Indebtedness of such Fund Co-Investment Vehicle under Section 4.06(b)(16);

(31) Liens to secure all Indebtedness described under Section 4.06(b)(6); provided, that Liens securing such Indebtedness may have priority status in respect of the proceeds from the enforcement of any collateral that may secure the Notes from time to time;

(32) (i) Liens over the Capital Stock, Indebtedness or securities of, or Investments in, any Leveraged Minority Co-Investment Vehicle to secure the Non-Recourse Obligations of such Leveraged Minority Co-Investment Vehicle and (ii) Liens over assets of a Co-Investment Vehicle that is a Restricted Subsidiary and not a Guarantor to secure Non-Recourse Obligations of such Co-Investment Vehicle under Capital Stock, Indebtedness, securities, derivative instruments, profit participation notes or loans, risk participation agreements or any similar arrangements to holders thereof (provided that any such Liens in favor of Persons that are not the Company or a Restricted Subsidiary do not entitle such Person to recover more than its pro rata share of such assets (or proceeds thereof) based on the direct or indirect proportionate economic interest in such assets held by such Person);

(33) a Lien over assets that are subject to a Synthetic Sale; and

(34) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (33); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets.

“Permitted Reorganization” means, unless an Event of Default is continuing, any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving any Parent, the Company or any of its Restricted Subsidiaries and the assignment, transfer or assumption of intercompany receivables and payables among any Parent that is a Guarantor, the Company and its Restricted Subsidiaries in connection therewith (a “Reorganization”) that is made on a solvent basis; provided that: (a) substantially all of the business and assets of the Company or such Restricted Subsidiaries remain owned by the Company (or the Successor Company if the Company is not the surviving entity) or its Restricted Subsidiaries, (b) any payments or assets distributed by the Company or its Restricted Subsidiaries in connection with such Reorganization remain within the Company (or the Successor Company if the Company is not the surviving entity) and its Restricted Subsidiaries, (c) if any shares or other assets form part of the Collateral, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Collateral and (d) any assignment, transfer or assumption of intercompany receivables or payables from the Company or a Restricted Subsidiary to a Parent in connection with a Reorganization shall only be permitted to be made pursuant to Section 4.04.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Piraeus Term Loan” means the €100 million term loan facility made available to the Company by Piraeus Bank S.A., Frankfurt Branch, pursuant to the Piraeus Term Loan Facility Agreement.

“Piraeus Term Loan Facility Agreement” means the amended and restated term facility agreement dated [•], 2025 between, among others, the Issuer, as borrower, and Piraeus Bank S.A., Frankfurt Branch, as amended and restated from time to time.

“Piraeus Term Loan Finance Documents” means the Piraeus Term Loan Facility Agreement and such other documents identified as “Senior Finance Documents” pursuant to the Piraeus Term Loan Facility Agreement.

“Pledgor” means any Person that has granted a Lien on the Capital Stock of a Guarantor to secure the Notes.

“Portfolio Acquisition” means any Investment, directly or indirectly, by the Company or any Restricted Subsidiary, in (i) Portfolio Assets or (ii) one or more Persons that hold, directly or indirectly, Portfolio Assets.

“Portfolio Assets” means all (a) Right to Collect Accounts, (b) performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures and claims, (c) real estate assets that are repossessed in satisfaction of debts and (d) other similar assets or instruments which, for the avoidance of doubt, shall in each case exclude any Trust Management Assets and any Right to Collect Accounts, performing accounts, sub-performing accounts, charged-off accounts, cash and bank accounts, loans, receivables, mortgages, debentures, claims or other similar assets or instruments which are or will (from acquisition) be (x) held on trust for a third party which is not Midco or any Restricted Subsidiary (or, if applicable, the relevant JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries) or (y) subject to any Lien except for any Permitted Collateral Lien or any Permitted Lien referred to in clauses (2), (3), (4), (5), (6), (8), (9), (11), (12), (15), (17), (18), (20), (23) and/or (24) of the definition of “Permitted Liens.”

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or any similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Offering” means any offering of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“RCF Facility Agreement” means the multicurrency revolving credit facility agreement dated [•], 2025, between, amongst others, the Issuer, as borrower, and Nordic Trustee & Agency AB (publ), as facility agent and security agent, as amended from time to time.

“RCF Finance Documents” means the RCF Facility Agreement and such other documents identified as “Finance Documents” pursuant to the RCF Facility Agreement.

“RED Direct Subsidiary” means any directly-owned Subsidiary of the Company as of the Issue Date.

“Re-Investment” means any re-investment, rollover or extension of Investment (including via proceeds from Asset Dispositions) by the Non-Leveraged Minority Co-Investment Vehicle.

“Recharge Agreement” means a recharge agreement entered into between the Company and Midco pursuant to which the Company is entitled to charge Midco, on customary invoicing terms for similar arrangements conducted in the ordinary course of business and on an arm’s length basis, for any Parent Holding Company Expenses incurred under limb (1) of such definition; provided that: (i) any claims by the Company under such agreement are subordinated as Intra-Group Liabilities pursuant to the Intercreditor Agreement, (ii) such agreement includes a termination right in favor of Midco, which is exercisable by the Midco at any time (in its sole discretion and without cause) and (iii) any receivables owed to the Company arising under the Recharge Agreement are subject to Transaction Security with a springing perfection.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith);

(3) if the Issuer or a Guarantor was the obligor on the Indebtedness being refinanced, such Refinancing Indebtedness is Incurred either by the Issuer or by a Guarantor;

(4) if the Indebtedness being refinanced is expressly subordinated to the Notes or any Note Guarantees, such Refinancing Indebtedness is subordinated to the Notes or such Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(5) if the Indebtedness being refinanced constitutes Indebtedness Incurred pursuant to Section 4.06(b)(4)(A)(i) and such Refinancing Indebtedness (if it is not the Notes) ranks pari passu or junior in right of payment with the Notes or is unsecured:

(A) such Refinancing Indebtedness does not require any amortization (excluding repayment of principal at maturity) and any voluntary repayment of such Refinancing Indebtedness prior to the final Stated Maturity of the outstanding Exchange Notes must be made on a pro rata basis with the outstanding Exchange Notes;

(B) the Liens securing such Refinancing Indebtedness and each of the information undertakings, negative undertakings and positive undertakings of the Company or any Subsidiary with respect to such Refinancing Indebtedness are no more favorable to the lenders or holders providing such Refinancing Indebtedness or no more restrictive on the Company or any of its Subsidiaries than those that are included in this Indenture (in each case, to the extent relevant to the holders of the Notes), as determined in good faith by an Officer or the Board of Directors of the Issuer and certified to the Trustee prior to Incurrence of any such Refinancing Indebtedness (such certification to include a summary of the material information undertakings, negative undertakings and positive undertakings) (except with respect to information undertakings, negative undertakings and positive undertakings that are applicable only to periods after the final Stated Maturity of the Notes or included in the RCF Facility Agreement as of the Issue Date); provided, that this clause (5)(B) shall not apply to (i) interest rate, margin, fees, funding discounts and other pricing terms, (ii) redemption, repayment or other premiums and (iii) optional redemption terms;

(C) such Refinancing Indebtedness has a maturity date that is no earlier than six months after the final Stated Maturity of the Notes that remain outstanding on the date of its Incurrence (other than the Notes being refinanced by such Refinancing Indebtedness), provided that if the All-In Yield of such Refinancing Indebtedness does not exceed 9.5% per annum, the maturity date of such Refinancing Indebtedness may be within six months from the final Stated Maturity of the Notes that remain outstanding on the date of its Incurrence;

(D) the ROFO Condition is satisfied; and

(E) such Refinancing Indebtedness is Incurred by the Issuer or a Guarantor; and

(6) if the Indebtedness being refinanced constitutes Indebtedness Incurred pursuant to Section 4.06(b)(4)(A)(ii):

(A) such Refinancing Indebtedness ranks pari passu or junior in right of payment with the Indebtedness being refinanced;

(B) such Refinancing Indebtedness has a maturity date that is no earlier than six months after the final Stated Maturity of the Notes that remain outstanding on the date of its Incurrence (other than the Notes being refinanced by such Refinancing Indebtedness), provided that if the All-In Yield of such Refinancing Indebtedness does not exceed 9.5% per annum, the maturity date of such Refinancing Indebtedness may be within six months from the final Stated Maturity of the Notes that remain outstanding on the date of its Incurrence;

(C) the ROFO Condition is satisfied; and

(D) such Refinancing Indebtedness is Incurred by the Issuer or a Guarantor;

provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness; provided that it is used to refinance the amounts used to discharge in full such Credit Facility or other Indebtedness within three months of the relevant termination, discharge or repayment.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note, bearing the Global Note Legend and the Private Placement Legend and having the “Schedule of Exchanges of Interests in the Global Note” attached thereto, deposited with and registered in the name of the Common Depositary or its nominee, initially resold in reliance on Regulation S, substantially in the form of EXHIBIT A-1 (with respect to the Euro Notes) or EXHIBIT A-2 (with respect to the SEK Notes) hereto, as applicable.

“Related Person” means, with respect to any Person:

(1) any controlling equity holder or Subsidiary of such Person; or

(2) in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3) any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4) in the case of the Initial Investors any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

“Related Taxes” means:

(1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided that such Taxes are in fact paid) by any Parent by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b) issuing or holding Subordinated Shareholder Funding;

(c) being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(d) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(e) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 4.04; or

(2) if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Responsible Officer” means, when used with respect to the Trustee, any director, associate director, or assistant secretary within the corporate trust services department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Registered Note” means a Definitive Registered Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means (i) any Subsidiary of the Company other than an Unrestricted Subsidiary and (ii) any Fund Co-Investment Vehicle and any of its Subsidiaries.

“Restructuring” has the meaning ascribed to such term in the Lock-Up Agreement.

“Restructuring Implementation Deed” means the Restructuring Implementation Deed, dated [•], 2025, between, among others, the Company, the Issuer and Midco.

“Reversion Date” means, after the Notes have achieved Investment Grade Status, the date, if any, that such Notes shall cease to have such Investment Grade Status.

“Revolving Credit Facility” means the revolving credit facility made available under the RCF Facility Agreement.

“Right to Collect Account” means a performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim, or other similar asset or instrument that is owned by a Third Party and in respect of which (a) such Third Party is unable or unwilling to dispose of the relevant performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim, or other similar asset or instrument to Midco or a Restricted Subsidiary (or, if applicable, a JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries); and (b) Midco or a Restricted Subsidiary (or, if applicable, a JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries) is entitled to collect and retain substantially all of the amounts due under such performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim, or other similar asset or instrument or to receive amounts equivalent thereto.

“ROFO Condition” means, in connection with the Incurrence of Indebtedness under Section 4.06(b)(12) (other than in connection with the Incurrence of the Notes) or Refinancing Indebtedness in respect of Indebtedness Incurred under Section 4.06(b)(4)(A)(i) or Section 4.06(b)(4)(A)(ii), (1) the Issuer shall have issued a written offer setting forth the material terms of such Indebtedness (i) in connection with the Incurrence of Indebtedness under Section 4.06(b)(12), to the holders of the Notes and (ii) in connection with Refinancing Indebtedness in respect of Indebtedness Incurred under Section 4.06(b)(4)(A)(i) or Section 4.06(b)(4)(A)(ii), to the Holders of the Exchange Notes, in each case to provide such Indebtedness on a pro rata basis (calculated based on the percentage that (i) in the case of clause (1)(i), such holder’s aggregate principal amount of Notes represents of the total aggregate principal amount of all Notes then outstanding and (ii) in the case of clause (1)(ii), such holder’s aggregate principal amount of Exchange Notes represents of the total aggregate principal amount of all Exchange Notes then outstanding); (2) the holders of the Notes or the Exchange Notes, as applicable, shall have been given at least five Business Days to accept such written offer in a legally binding acceptance letter and (3) to the extent any of such holders fail to deliver a legally binding acceptance letter in accordance with clause (2) of this definition evidencing subscriptions for the full amount of Indebtedness offered to be subscribed by such holder pursuant to clause (1) of this definition, the Issuer has offered or will offer such Indebtedness for subscription by any other Person on terms no less favorable than the terms offered to such holder of the Notes or the Exchange Notes, as applicable, pursuant to clause (1) of this definition.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means a Global Note, bearing the Global Note Legend and the Private Placement Legend and having the “Schedule of Exchanges of Interests in the Global Note” attached thereto, deposited with and registered in the name of the Common Depositary or its nominee, initially resold in reliance on Rule 144A, substantially in the form of EXHIBIT A-1 (with respect to the Euro Notes) or EXHIBIT A-2 (with respect to the SEK Notes) hereto, as applicable.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Documents” means the Intercreditor Agreement and any Additional Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the Liens in the Collateral as contemplated by this Indenture (including the Escrow Charge).

“SEK” means the lawful currency of Sweden.

“SEK Notes” means the Initial SEK Notes and any Additional SEK Notes.

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent and with an equity investment in excess of €50,000.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(1) the Company’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2) the Company’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3) the Company’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (1) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date after giving pro forma effect to the Transactions and (2) any businesses, services and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Slovak Commercial Code” means the Slovak Act No. 513/1991 Coll. the Commercial Code, as amended.

“Special Mandatory Redemption Certificate” means an officer’s certificate substantially in the form set forth in the Escrow Agreement.

“Spanish Companies Law” means the Royal Legislative Decree 1/2010, of 2 July, approving the Consolidated Text of the Spanish Companies Law (Real Decreto-Legislativo 1/2010, de 2 de Julio, por el que se aprueba el Texto Refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Insolvency Law” means the Spanish Law 1/2020, dated 5 May (Real Decreto-Legislativo 1/2020, de 5 de Mayo, por el que se aprueba el Texto Refundido de la Ley Concursal) as amended pursuant to the Spanish Law 16/2022 of 5 September, on the reform of Royal Legislative Decree 1/2020, of 5 May, approving the Consolidated Text of the Spanish Insolvency (Ley 16/2022 de 5 de septiembre de reforma del Texto Refundido de la Ley Concursal) and as amended or restated from time to time.

“Special Mandatory Redemption” means any redemption of the Notes pursuant to Section 3.10.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes or its Note Guarantees pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a Parent or a Permitted Holder, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);

(2) does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Notes;

(4) does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(5) pursuant to its terms is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means, with respect to any Person:

(1) other than any Co-Investment Vehicle, any corporation, association, société d’exercice libéral or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement or other arrangement that effectively transfers voting power) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2) other than any Co-Investment Vehicle, any partnership, joint venture, limited liability company or similar entity (other than entities covered by clause (1) of this definition) of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(3) any Co-Investment Vehicle that is designated as a Fund Co-Investment Vehicle by such Person pursuant to Section 4.18(b) and any of such Fund Co-Investment Vehicle’s Subsidiaries will each be deemed to be a direct or indirect Subsidiary of such Person or such Person’s Restricted Subsidiaries; or

(4) in the case of any Co-Investment Vehicle other than a Fund Co-Investment Vehicle, any corporation, association, partnership, joint venture, limited liability company or other entity of which more than 50% of the economic interests in the Investments held by all investors in such entity (taking into account any and all arrangements entered into among the co-investors in connection with their Investment in such entity, but excluding for the avoidance of doubt any other economic interest, including under any debt servicing arrangements) are at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and such Person or any Subsidiary of such Person otherwise controls such entity, provided, that for the avoidance of doubt, a Partnership shall not be a Subsidiary.

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date).

“Swedish Government Bond Rate” means the yield to maturity at the time of computation of direct obligations of the Kingdom of Sweden, acting through the Swedish National Debt Office (a Swedish Government Bond; Sw. statsobligation) with a constant maturity (such yield to be the weekly average yield as officially compiled and published in the most recent financial statistics that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to [•], 2026 (the “reference date”); provided, however, that if the period from the redemption date to the reference date is not equal to the constant maturity of a direct obligation of the Kingdom of Sweden, acting through the Swedish National Debt Office for which a weekly average yield is given, the Swedish Government Bond Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Kingdom of Sweden, acting through the

Swedish National Debt Office, for which such yields are given, except that if the period from such redemption date to the reference date is less than one year, the weekly average yield on actually traded direct obligations of the Kingdom of Sweden, acting through the Swedish National Debt Office, adjusted to a constant maturity of one year shall be used.

“Swedish Government Obligations” means any security that is (1) a direct obligation of the Kingdom of Sweden, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the Kingdom of Sweden the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“T2 Day” means (1) with respect to payments in euro, any day on which T2 is open for the settlement of payments in euro and (2) with respect to payments in Swedish krona, any day on which banks are open for general business in Stockholm.

“Target Group” means a Person that becomes a Restricted Subsidiary pursuant to an acquisition or other transaction and its Subsidiaries.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Parent or Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Temporary Cash Investments” means any of the following:

(1) any investment in:

(a) direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any Permissible Jurisdiction, (iii) Switzerland or Norway, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Issuer or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state; or

(b) direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(a) any lender under the RCF Facility Agreement;

(b) any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (1)(a) above; or

(c) any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of €250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5) Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any Permissible Jurisdiction or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6) bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(7) any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8) investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(9) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Temporary Regulation S Global Notes” means a Global Note, bearing the Global Note Legend and the Temporary Regulation S Restricted Note Legend and having the “Schedule of Exchanges of Interests in the Global Note” attached thereto, deposited with and registered in the name of the Common Depositary or its nominee, initially resold in reliance on Regulation S, substantially in the form of Exhibit A-1 (with respect to the Euro Notes) or Exhibit A-2 (with respect to the SEK Notes) hereto, as applicable.

“Third Party” means a person that is not the Company or one of its Restricted Subsidiaries (or, if applicable, a JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries).

“Third Party Partnership” means any partnership, of which a General Partner is the general partner and Third Parties are limited partners, that holds economic interests in investment vehicles in which the Company and its Restricted Subsidiaries have not made, and will not make, any Investment.

“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with IFRS (excluding any assets of a Leveraged Minority Co-Investment Vehicle) as shown on the most recent balance sheet of such Person calculated to give pro forma effect to any Purchase and Sales that have occurred subsequent to such period, including any such Purchase to be made with the proceeds of such Indebtedness giving rise to the need to calculate Total Assets.

“Transactions” means the issuance of the Notes, the issuance of the Exchange Notes, the entry into the RCF Facility Agreement, the Piraeus Term Loan Facility Agreement and the Intercreditor Agreement, the implementation of the Hive Down and consummation of each of the other transactions contemplated by the Restructuring Implementation Deed, in each case, on or about the Issue Date, and the payment or incurrence of any fees, expenses or charges associated with any of the foregoing.

“Transaction Security” has the meaning given to that term in the Intercreditor Agreement.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Trust Management Assets” means Right to Collect Accounts, performing accounts, sub-performing accounts, charged-off accounts, loans, receivables, mortgages, debentures, claims, cash and bank accounts or other similar assets or instruments held by the Company or any of its Restricted Subsidiaries (or, if applicable, a JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries) on trust for a beneficiary which is not a member of the Group (or, as applicable, a JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries).

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Definitive Registered Note” means a Definitive Registered Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer in the manner provided in Section 4.17).

“Utilizations” shall mean a loan or a letter of credit under the RCF Facility Agreement.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Voting Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Subsidiary) is owned by the Company or another Wholly Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.14
“Additional Intercreditor Agreement”	4.13(a)
“Additional Euro 2027 Notes”	2.16(b)
“Additional Euro 2028 Notes”	2.16(b)
“Additional Euro 2029 Notes”	2.16(b)
“Additional Euro 2030 Notes”	2.16(b)
“Additional Notes”	2.16(b)
“Additional SEK 2027 Notes”	2.16(b)
“Additional SEK 2028 Notes”	2.16(b)
“Additional SEK 2029 Notes”	2.16(b)
“Additional SEK 2030 Notes”	2.16(b)
“Affiliate Transaction”	4.08(a)
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Authorized Agent”	13.06
“Available Cash Offer”	3.08(a)(1)
“Bankruptcy Provision”	6.01(a)(7)(B)
“Book-Entry Interests”	2.06(a)
“Change in Tax Law”	6(a)(2) of each Note
“Change of Control Offer”	4.10(b)
“Change of Control Payment”	4.10(b)(1)
“Change of Control Payment Date”	4.10(b)(2)
“Covenant Defeasance”	8.03
“Debt Service Certificate”	3.08(e)
“EBITDA”	4.20(a)
“Event of Default”	6.01(a)
“FCIV RCF Permission”	4.06(c)(7)
“Freely Disposable Amount”	11.02(m)(1)
“Fund Co-Investment Vehicle Designation”	4.18(b)
“guarantee provisions”	6.01(a)(10)
“Guarantor Coverage Test”	4.20(a)
“Initial Agreement”	4.05(b)
“Initial Default”	4.03(c)
“Initial Lien”	4.09(a)
“Interest Payment Date”	1 of each Note
“Italian Guarantor”	11.02(c)
“Legal Defeasance”	8.02

“Majority Co-Investment Vehicle Designation”	4.18(a)
“Norwegian Companies Act”	11.02(e)(1)
“Norwegian Financial Undertakings Act”	11.02(e)(1)
“Norwegian Financial Undertakings Regulation”	11.02(e)
“Norwegian Guarantor”	11.02(e)(1)
“payment default”	6.01(a)(6)(A)
“Payor”	4.14(a)
“Permitted Payments”	4.04(c)
“Principal Paying Agent”	2.03
“Regional Sub-Group Restricted Subsidiary”	4.21(d)(2)
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	4.14(a)(3)
“Repayment”	3.08(a)
“Restricted Obligations”	11.02(m)(1)
“Restricted Payment”	4.04(a)
“Senior Indebtedness”	9.02(10)
“Set-Off Right”	11.02(c)(2)
“Spanish Guarantor”	11.02(d)(1)
“Successor Company”	5.01(b)(1)
“Successor Issuer”	5.01(a)(1)
“Suspension Event”	4.15(a)
“Swedish Guarantor”	11.02(a)
“Swiss Accessory Security Document”	12.01(a)
“Swiss Guarantor”	11.02(m)(1)
“Tax Redemption Date”	6(a) of each Note
“Transfer Agent”	2.03
“Trustee”	8.06

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

Section 1.04 Swedish Terms. Without prejudice to the generality of any provision of this Indenture, in this Indenture where it relates to the Company, the Issuer or any other Guarantor which is incorporated or established in Sweden, a reference to:

(1) Any (i) merger in respect of an entity which will be absorbed and the shares of which is being subject to Transaction Security governed by Swedish law, (ii) any payment (whether it be in cash, kind or by way of set-off) of a loan subject to (or purported to be subject to) a perfected Transaction Security governed by Swedish law, and/or (iii) other transaction or action having the effect of releasing perfected Transaction Security governed by Swedish law (or Transaction Security governed by Swedish law purported to be subject to a perfected security interest), shall, in each case, always be subject to the prior written consent of the Security Agent (acting in its sole discretion). Each Holder hereby authorizes the Security Agent to give consent promptly on its behalf where such transactions and/or actions are not prohibited under the terms of the Note Documents, without notification or further reference to the Holders.

(2) Notwithstanding any other provisions in this Indenture except for paragraph (3) below, the release of any perfected Transaction Security governed by Swedish law (or any Transaction Security purported or required to be perfected in accordance with Swedish law in accordance with the Agreed Security Principles) shall always be subject to the prior written consent of the Security Agent (acting in its sole discretion). Each Holder hereby authorizes the Security Agent to give consent promptly on its behalf where such release or disposal is not prohibited under the terms of the Note Documents without notification or further reference to the Holders and the Security Agent may take instructions from the Holders for any release contemplated hereunder.

(3) Notwithstanding paragraph (2) above, if a disposal of assets is made on arm’s length terms then the release of any Transaction Security governed by Swedish law shall not require the consent of the Security Agent, provided that such disposal is not prohibited under the Note Documents, that the disposal is for cash and that all proceeds are paid directly to the Security Agent and are immediately applied towards prepayment of the relevant amounts in accordance with the terms of the Note Documents, which amounts cannot be re-drawn.

(4) Each transfer and/or assignment by a Holder shall include a proportionate part of the security interests granted under the relevant Security Document governed by Swedish law, together with a proportionate interest in the relevant Security Document governed by Swedish law.

(5) Any obligation for any entity incorporated in Sweden to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent.

(6) If a Party incorporated in Sweden (the “Swedish Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Swedish Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the provisions of the Swedish Funds Accounting Act (Sw. Lag (1944:181) om redovisningsmedel) and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct.

(7) For the avoidance of doubt, the Parties agree that any novation effected in accordance with this Indenture shall, in relation to any Security created or expressed to be created under a Transaction Security governed by Swedish law, take effect as an assignment and/or transfer of such security interests.

(8) Any security granted under a Security Document governed by Swedish law will be granted to the Holders represented by the Security Agent.

(9) A “compromise” or “composition” with any creditor includes (i) any write-down of debt (Sw. offentligt ackord) or debt settlement (Sw. skulduppgörelse) following from any procedure of “företagsrekonstruktion” under the Swedish company reorganisation act (Sw. Lag (2022:964) om företagsrekonstruktion) (the “Swedish Company Reorganisation Act”), or (ii) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish bankruptcy act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”).

(10) A “receiver”, “trustee” or “liquidator” includes (i) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (ii) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (iii) ‘likvidator’ under the Swedish Companies Act.

(11) A “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘delning’ implemented in accordance with Chapter 24 of the Swedish Companies Act.

(12) A “winding-up”, “liquidation” or “dissolution” includes “frivillig likvidation” or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a “konkurs” under the Swedish Bankruptcy Act and a “reorganization” includes a “företagsrekonstruktion” under the Swedish Company Reorganisation Act.

(13) A “guarantee” includes any “garanti” under Swedish law which is independent from the debt to which it relates and any “borgen” under Swedish law which is accessory to or dependent on the debt to which it relates.

(14) An insolvency includes such entity being subject to “konkurs” under the Swedish Bankruptcy Act, “företagsrekonstruktion” under the Swedish Company Reorganisation Act or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act.

(15) In relation to this Indenture and any other Note Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated in Sweden will always be subject to Swedish law and in particular to but not limited to the procedure set forth in the Swedish Bankruptcy Act, the Swedish Company Reorganisation Act and the Swedish Companies Act.

Section 1.05 Polish Terms. Without prejudice to the generality of any provision of this Indenture, in this Indenture where it relates to any Guarantor which is incorporated or established in Poland, a reference to:

(1) a director means a członek zarządu or prezes zarządu;

(2) a dissolution or similar arrangement includes rozwiązanie spółki in accordance with the Polish Commercial Companies Code dated 15 September 2000 (as amended) or a declaration of bankruptcy;

(3) a composition, administration or similar arrangement with any creditor includes “postępowanie o zatwierdzenie układu”, “przyspieszone postępowanie układowe”, “postępowanie układowe” and “postępowanie sanacyjne”;

(4) a constitutional document includes umowa spółki, statut or akt założycielski;

(5) a compulsory manager, receiver or administrator includes “tymczasowy nadzorca sądowy”, “sędzia-komisarz”, “nadzorca sądowy”, “syndyk”, “zarządca tymczasowy” or “zarządca” established under the Polish Bankruptcy Law dated 28 December 2003 (as amended) and/or the Polish Restructuring Law dated 16 May 2015 (as amended) or other provisions of Polish law, “zarządca” established under Article 27 of the Polish Act on Registered Pledges and the Pledge Register dated 6 December 1996 (as amended) or Article 931 of the Polish Civil Procedure Code dated 17 November 1964 (as amended) and “zarządca przymusowy” established under Article 1064(1) of the Polish Civil Procedure Code dated 17 November 1964 (as amended);

(6) security or security interest includes any mortgage (hipoteka), pledge (zastaw), registered pledge (zastaw rejestrowy), financial pledge (zastaw finansowy), security assignment (przelew na zabezpieczenie), security transfer of title (przewłaszczenie na zabezpieczenie), retention right (prawo zatrzymania), right to reclaim sold goods (zastrzeżenie własności rzeczy sprzedanej), voluntary submission to enforcement (oświadczenie o poddaniu się egzekucji), any power of attorney in relation to bank accounts (pełnomocnictwo do rachunków bankowych), any right in rem (prawo rzeczowe) securing any obligation of any person or any other agreement or arrangement having a similar effect; and

(7) a winding up includes likwidacja.

Section 1.06 Spanish Terms. Without prejudice to the generality of any provision of this Indenture, in this Indenture where it relates to any Guarantor which is incorporated or established in Spain, a reference to:

(1) a liquidator, compulsory manager, receiver, administrative receiver, administrator or similar officer includes, without limitation, any:

(i) administrador concursal o administración concursal appointed under the Spanish Insolvency Law;

(ii) liquidador appointed under Articles 371 et ss. of the Spanish Companies Law or under Article 411 et ss. of the Spanish Insolvency Law; or

(iii) experto en la reestructuración appointed under the Spanish Insolvency Law;

(2) a due obligation includes, without limitation, any importe líquido, vencido y exigible;

(3) a security interest, security and/or lien includes, without limitation, any mortgage (hipoteca), pledge (prenda con o sin desplazamiento), with or without transfer of possession, financial collateral agreement (garantia fianciera pignoraticia), condición resolutoria con efectos jurídicos-reales, reserva de dominio, and in general, any type of in rem right, real security or agreement or arrangement having a similar effect and any transfer of title by way of security;

(4) a winding up, bankruptcy, insolvency, administration, dissolution, liquidation, reorganisation, moratorium includes, without limitation, a liquidación, disolución (con y sin liquidación), concurso de acreedores, estado de insolvencia, procedimiento concursal or any other similar proceedings;

(5) an insolvency proceeding includes a declaración de concurso, con independencia de su carácter necesario o voluntario, (including, with respect to a member of the Group incorporated in Spain, any notice to a competent court pursuant to article 585 et seq. of the Spanish Insolvency Law and its “solicitud de inicio de procedimiento concursal, auto de declaracion de concurso, plan de reestructuración convenio judicial o extrajudicial con acreedores and transacción judicial o extrajudicial”);

(6) a composition, compromise, assignment or arrangement with any creditor includes the celebration of a convenio or propuesta anticipada de convenio or plan de reestructuración or an homologación de un plan de reestructuración;

(7) a person being unable to pay its debts includes that person being in a state of insolvencia or concurso;

(8) a director or officer includes its administradores.

(9) by-laws (estatutos) or constitutional documents include up-to-date (restated) articles of association; and

(10) financial assistance has the meaning stated under:

(i) Article 150 of the Spanish Companies Law for a public company incorporated under the laws of Spain (Sociedad Anónima) or in any other legal provision that may substitute such Article 150 or be applicable to any guarantor incorporated under the laws of Spain in respect of such financial assistance; and

(ii) Article 143 of the Spanish Companies Law for a limited liability company incorporated under the laws of Spain (Sociedad de Responsabilidad Limitada) or in any other legal provision that may substitute such Article 143 or be applicable to any guarantor incorporated under the laws of Spain in respect of such financial assistance.

Section 1.07 Czech Terms. Without prejudice to the generality of any provision of this Indenture, in this Indenture where it relates to any Guarantor which is incorporated or established in the Czech Republic, a reference to:

(1) being “insolvent” includes being v úpadku as a result of overindebtedness (předluženost) and/or in cash-flow insolvency (platební neschopnost) within the meaning of the Czech Insolvency Act;

(2) “bankruptcy” includes konkurs within the meaning of the Czech Insolvency Act;

(3) “financial assistance” includes financial assistance provided under sections 40(3) and 41 of the Czech Business Corporations Act or any other applicable provision under Czech law;

(4) “dissolution, winding-up or administration” includes likvidace, zrušení s likvidací and zrušení bez likvidace bez právního nástupce;

(5) a “liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer” includes likvidátor, insolvenční správce (including predběžný správce, zástupce insolvenčního správce, oddělený insolvenční správce and zvláštní insolvenční správce), správce závodu and soudní exekutor within the meaning of the Czech Insolvency Act and other applicable laws of the Czech Republic;

(6) an “executive director” or “director” means jednatel of a Czech limited liability company or when used in relation to a Czech joint stock company (akciová společnost) člen představenstva of a Czech joint stock company;

(7) a “board of directors” when used in relation to a Czech joint stock company (akciová společnost) means představenstvo of a Czech joint stock company;

(8) a “supervisory board” means dozorčí rada of a Czech limited liability company or of a Czech joint stock company;

(9) “preventive restructuring” means, with respect to a Czech Guarantor, measures pursuant to the Czech Act on Preventive Restructuring aimed at preventing insolvency and preservation or restoration of operability of business, including public preventive restructuring and including any moratorium pursuant to the Czech Act on Preventive Restructuring;

(10) a “moratorium” includes moratorium pursuant to the Czech Insolvency Act or other similar legislation in other applicable jurisdictions as well as všeobecné moratorium or individuální moratorium pursuant to the Czech Act on Preventive Restructuring or other similar legislation in other applicable jurisdictions;

(11) a “security” or “lien” includes zástavní právo, zadržovací právo, zajišťovací převod práva, zajišťovací postoupení pohledávky and omezení převodu nemovitosti;

(12) “shares” or “stock” is a reference to any shares, shareholding interest or similar instrument representing a share in the capital of any Czech business corporation; and

(13) a controlled or controlling person will in any event be construed pursuant to the provisions of Section 74 and Section 75 of the Czech Business Corporations Act.

Section 1.08 Slovak Terms. Without prejudice to the generality of any provision of this Indenture, in this Indenture where it relates to any Guarantor which is incorporated or established in the Slovak Republic, a reference to:

(1) a “novation” includes privatívna novácia and kumulatívna novácia;

(2) a “bankruptcy”, “insolvency” or “administration” includes v kríze pursuant to Section 67a of the Slovak Commercial Code, konkurzné konanie, konkurz, reštrukturalizačné konanie, preventívne konanie, reštrukturalizácia and nútená správa;

(3) being “bankrupt” or “insolvent” includes v úpadku, predlžený, platobne neschopný, v konkurze, v reštrukturalizácii, v preventívnom konaní and v nútenej správe;

(4) “moratorium” includes reštrukturalizačné konanie, reštrukturalizácia and preventívne konanie;

(5) “constitutional documents” includes spoločenská zmluva, zakladateľská listina, zakladateľská zmluva, zriaďovacia listina, štatút, and stanovy;

(6) “disposal” includes any transfer, grant, lease, assignment, sale, compulsory sale or other disposal of, or the grant or creation of any interest derived from, any asset;

(7) “winding-up”, “administration” or “dissolution” includes likvidácia, zrušenie s likvidáciou, zrušenie bez likvidácie bez právneho nástupcu, konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia, preventívne konanie and nútená správa;

(8) “receiver”, “administrator”, “administrative receiver”, “compulsory manager” or another similar officer includes likvidátor, konkurzný správca (including predbežný správca), reštrukturalizačný správca, správca v preventívnom konaní and nútený správca;

(9) “person” includes any individual, firm, company, corporation, government, state or agency of a state, or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(10) “shares” is a reference to any shares, shareholding interest or similar instrument representing a share in the capital of any business corporation;

(11) “expropriation”, “attachment”, “sequestration”, “distress”, “execution” or analogous process includes vyvlastnenie, exekúcia and výkon rozhodnutia; and

(12) “financial assistance” includes any act contemplated by Section 161e of the Slovak Commercial Code.

Section 1.09 Incorporation by Reference of Trust Indenture Act

This Indenture, the Notes and each supplemental indenture are or will be, as applicable, subject to the mandatory provisions of the Trust Indenture Act which are incorporated by reference in and made a part of this Indenture, the Notes and each supplemental indenture. The following Trust Indenture Act terms have the following meanings:

(a) “indenture securities” means the Notes;

(b) “indenture security holder” means a Holder;

(c) “indenture to be qualified” means this Indenture;

(d) “indenture trustee” or “institutional trustee” means the Trustee; and

(e) “obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor with respect to the Notes and the Guarantees, respectively.

All other terms used in this Indenture, the Notes or in any supplemental indenture which are defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in the Trust Indenture Act and in the Securities Act, as applicable.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. Each series of Notes and the Trustee’s or the Authenticating Agent’s certificate of authentication will be substantially in the form of EXHIBIT A-1 (with respect to the Euro Notes) or EXHIBIT A-2 (with respect to the SEK Notes) hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its authentication. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, any Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of EXHIBIT A-1 (with respect to the Euro Notes) or EXHIBIT A-2 (with respect to the SEK Notes) hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Registrar or the Principal Paying Agent, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Unrestricted Global Notes and Temporary Regulation S Global Notes. The Notes shall initially be issued in the form of registered notes in global form without interest coupons, as follows:

(1) The Notes sold pursuant to Section 1145 of the United States Bankruptcy Code shall initially be issued in the form of Unrestricted Global Notes, which shall be deposited with and registered in the name of a nominee of the Common Depositary for the accounts of Euroclear and Clearstream. The aggregate principal amount of any Unrestricted Global Note may from time to time be increased or decreased by adjustments made on the “Schedule of Exchanges of Interests in the Global Note” to each such Global Note, as hereinafter provided.

(2) The Notes sold outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act shall initially be issued in the form of Temporary Regulation S Global Notes, which shall be deposited with and registered in the name of a nominee of the Common Depositary for the accounts of Euroclear and Clearstream. The aggregate principal amount of any Temporary Regulation S Global Note may from time to time be increased or decreased by adjustments made on the “Schedule of Exchanges of Interests in the Global Note” to each such Global Note, as hereinafter provided.

(d) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Notes issued in definitive registered form will be substantially in the form of EXHIBIT A-1 (with respect to the Euro Notes) or EXHIBIT A-2 (with respect to the SEK Notes) hereto (excluding the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).

(e) Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through Euroclear or Clearstream.

(f) Denomination. The Euro Notes denominated in euro shall be issued in minimum denominations of €1,000 and in integral multiples of €1.00 in excess thereof and the SEK Notes denominated in SEK shall be issued in minimum denominations of SEK 10,000 and in integral multiples of SEK 1.00 in excess thereof.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note shall not be valid until authenticated by the manual or facsimile signature of the authorized signatory of the Trustee or an Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11.

Pursuant hereto, the Trustee or the Authenticating Agent will, upon receipt of a written order of the Issuer signed by at least one Officer and delivered to the Trustee or the Authenticating Agent (an “Authentication Order”), authenticate, or cause the relevant Authenticating Agent to authenticate, (i) the Notes in the form of Global Notes, or (ii) the Definitive Registered Notes from time to time issued only in exchange for a like aggregate amount of Global Notes or Definitive Registered Notes that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the

Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer. The Trustee hereby appoints GLAS Trust Company LLC as the Authenticating Agent for the Notes. GLAS Trust Company LLC hereby accepts such appointment and the Issuer hereby confirms that such appointment is acceptable to it.

Section 2.03 Registrar and Paying Agent.

The Issuer will maintain one or more Paying Agents for the Notes (the “Principal Paying Agent”). The initial Principal Paying Agent for the Notes will be GLAS Trust Company LLC.

The Issuer will also maintain one or more registrars (each, a “Registrar”). The initial Registrar will be GLAS Trust Company LLC.

The Issuer will also maintain a transfer agent (the “Transfer Agent”). The initial Transfer Agent for the Notes will be GLAS Trust Company LLC. The Registrar, the Paying Agent and the Transfer Agent, as applicable, will maintain a register reflecting ownership of Definitive Registered Notes and Global Notes outstanding from time to time, if any, and will make payments on and facilitate transfers of Definitive Registered Notes on behalf of the Issuer. Each such Agent hereby accepts such appointment.

The Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to Holders. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar in respect of any series of the Notes. Notice of any change in a Paying Agent, Registrar or Transfer Agent may be published on the official website of the Luxembourg Stock Exchange (www.bourse.lu), to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange.

Section 2.04 Paying Agent to Hold Money.

Each Paying Agent (other than the Trustee or an Affiliate of the Trustee) agrees, and the Issuer will require each Paying Agent (other than the Trustee or an Affiliate of the Trustee) not a party to this Indenture to agree in writing, that such Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on, the Notes, and will notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require each Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require each Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.04, each Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer or such Subsidiary (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Paying Agent will serve as an agent of the Trustee. No later than 10:00 a.m., London time, on the day on which the appropriate Paying Agent is to receive payment, (a) the Issuer shall procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the appropriate Paying Agent the payment instructions relating to such payment (if the Issuer will make the payment directly to the appropriate Paying Agent) and (b) the Security Agent shall procure that the bank effecting payment for it confirms by fax or tested

SWIFT MT100 message to the appropriate Paying Agent the payment instructions relating to such payment (if the Issuer will make the payment indirectly to the appropriate Paying Agent by paying the Security Agent and instructing the Security Agent to pay the appropriate Paying Agent). For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by such Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04 and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment. For the avoidance of doubt, the Security Agent shall be held harmless and have no liability with respect to payments or disbursements to be made by the Security Agent to the Paying Agent or Trustee.

Section 2.05 Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee or a Paying Agent are not the Registrar, the Issuer will furnish to the Trustee and each Paying Agent at least two Business Days before each Interest Payment Date and at such other times as the Trustee or the Paying Agent may request in writing, a list of the names and addresses of the Holders in such form and as of such date as the Trustee or the Paying Agent may reasonably require.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to persons that have accounts with Euroclear or Clearstream, as applicable, or persons that may hold interests through such Participants. Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to the restrictions on transfer and certification requirements set forth herein. In addition, transfers of Book-Entry Interests between Participants in Euroclear or Clearstream will be effected by Euroclear or Clearstream, as applicable, in each case subject to the Applicable Procedures and the applicable rules and procedures established by their respective Participants.

Owners of the Book-Entry Interests will receive Definitive Registered Notes only in the following circumstances:

(1) if Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as depositary or has ceased to be a clearing agency required under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 120 days; or

(2) if any holder of a Book-Entry Interest requests such exchange in writing delivered through Euroclear or Clearstream following a Default by the Issuer under this Indenture and enforcement action is being taken in respect thereof under this Indenture.

Upon the occurrence of either of the preceding events in clauses (1) or (2) above, the Issuer shall, at its own cost, issue or cause to be issued Definitive Registered Notes in such names as Euroclear or Clearstream shall instruct the Registrar or Transfer Agent, and such Definitive Registered Notes will bear the Private Placement Legend as provided in Section 2.06(f)(1) hereof, unless that legend is not required by this Indenture or by applicable law.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through Euroclear or Clearstream, as applicable, in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Transfer Agent (copied to the Trustee and the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to Euroclear and Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Transfer Agent (copied to the Trustee and the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Transfer Agent or Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to the Transfer Agent or Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Transfer Agent (copied to the Trustee and the Registrar) must receive a written order directing Euroclear or Clearstream, as applicable, to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Transfer Agent (copied to the Trustee and the Registrar), as specified in this Section 2.06, shall endorse the relevant Global Note(s) with any increase or decrease and instruct Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures, to reflect such increase or decrease in its systems.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either clause (b)(1) or (b)(2) below, as applicable, as well as clause (b)(3) below, if applicable:

(1) Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, ownership of Book-Entry Interests in any Regulation S Global Note or Temporary Regulation S Global Note will be limited to Persons who have accounts with Euroclear or Clearstream, as applicable, or Persons who hold interests through Euroclear or Clearstream, as applicable, and any sale or transfer of such interest to U.S. persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A. Book-Entry Interests in an Unrestricted Global Note denominated in euros may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note denominated in euros, and Book-Entry Interests in an Unrestricted Global Note denominated in SEK may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note denominated in SEK. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.06(b)(1) only if the Transfer Agent (copied to the Trustee and the Registrar) receives either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii) instructions given by Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii) instructions given by Euroclear or Clearstream, as applicable, to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (i) above, the principal amount of such securities and the ISIN or Common Code or other similar number identifying the Notes, provided that, with respect to any Restricted Global Note, any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(3) Transfer of Book-Entry Interests to Another Restricted Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) and the Registrar, Transfer Agent or Trustee receives the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form of EXHIBIT B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note then the transferor must deliver a certificate in the form of EXHIBIT B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a Book-Entry Interest in an IAI Global Note, then the transferor must deliver a certificate in the form of EXHIBIT B hereto, including the certifications in item (3) thereof.

(4) Transfer and Exchange of Book-Entry Interests in a Restricted Global Note for Book-Entry Interests in an Unrestricted Global Note. A Book-Entry Interest in any Restricted Global Note may be exchanged by any holder thereof for a Book-Entry Interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar, Transfer Agent or Trustee receives the following:

(A) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Book-Entry Interest in an Unrestricted Global Note, then the holder must deliver a certificate substantially in the form of EXHIBIT C hereto, including the certifications in item (1) thereof; or

(B) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note, then the holder must deliver a certificate in the form of EXHIBIT B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Issuer or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer or exchange is effected pursuant to subparagraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee or the Authenticating Agent shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to subparagraph (4) above. Book-Entry Interest in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in a Restricted Global Note.

(c) Transfer or Exchange of Book-Entry Interests for Restricted Definitive Registered Notes.

(1) Book-Entry Interests in Restricted Global Notes to Restricted Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee, the Transfer Agent and the Registrar of the following documentation:

(A) in the case of a transfer on or before the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, a certificate to the effect set forth in EXHIBIT B hereto, including the certifications in either item (1), item (2) or item (3) thereof;

(B) in the case of a transfer after the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b);

(C) in the case of a transfer to a QIB in reliance on Rule 144A, a certificate to the effect set forth in EXHIBIT B hereto, including the certifications in item (1) thereof;

(D) in the case of a transfer in an offshore transaction in reliance on Rule 903 or Rule 904, a certificate to the effect set forth in EXHIBIT B hereto, including the certifications in item (2) thereof;

(E) in the case of a transfer in reliance on Rule 144, a certificate to the effect set forth in EXHIBIT B hereto, including the certifications in item (4) thereof; or

(F) if such Book-Entry Interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (E) above, a certificate to the effect set forth in EXHIBIT B hereto, including the certifications in item (3) thereof, the Trustee, the Paying Agent or the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from Euroclear or Clearstream, as applicable, and the

Participant or Indirect Participant. The Registrar or Paying Agent shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Book-Entry Interests in Restricted Global Notes to Unrestricted Definitive Registered Notes. A holder of a Book-Entry Interest in a Restricted Global Note may exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note or may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note only upon the occurrence of any of the events in clause (1) or (2) of Section 2.06(a) and if the Registrar receives the following:

(A)

if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note, a certificate from such holder substantially in the form of EXHIBIT C hereto, including the certifications in item (2) thereof; or

(B)

if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Registered Note, a certificate from such holder substantially in the form of EXHIBIT B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(2), if the Issuer or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

The Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee or the Authenticating Agent shall authenticate and mail to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Unrestricted Definitive Registered Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(2) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions to the Registrar from or through the Common Depositary and the applicable Participant. The Trustee will mail such Unrestricted Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Registered Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(2) will not bear the Private Placement Legend.

(3) Book-Entry Interests in Unrestricted Global Notes to Unrestricted Definitive Registered Notes. If any holder of a Book-Entry Interest in an Unrestricted Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon the occurrence of any of the events in clause (1) or (2) of Section 2.06(a) and satisfaction of the conditions set forth in Section

2.06(b)(2), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee or the Authenticating Agent shall authenticate and mail to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Common Depositary and the Participant. The Trustee will mail such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes.

(1) Restricted Definitive Registered Notes to Book-Entry Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note or to transfer such Restricted Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Restricted Global Note, then, upon receipt by the Trustee, the Transfer Agent and the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note, a certificate from such Holder in the form of EXHIBIT C hereto, including the certifications in item (4) thereof;

(B) if such Restricted Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in EXHIBIT B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in EXHIBIT B hereto, including the certifications in item (2) thereof, as applicable;

(D) if such Restricted Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in EXHIBIT B hereto, including the certifications in item (3) thereof; and

(E) if such Restricted Definitive Registered Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of EXHIBIT B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof, if applicable, the Trustee, the Paying Agent or the Registrar will cancel the Restricted Definitive Registered Note, and the Trustee, Paying Agent or the Registrar will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the Restricted Global Note, in the case of clause (B) above, the applicable Rule 144A Global Note, in the case of clause (C) above, the applicable Regulation S Global Note, and in the case of clause (D) above, the applicable Rule 144A Global Note.

(2) Restricted Definitive Registered Notes to Book-Entry Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Registered Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Restricted Definitive Registered Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of EXHIBIT C hereto, including the certifications in item (1) thereof; or

(B) if the Holder of such Restricted Definitive Registered Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a Book-Entry Interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of EXHIBIT B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of this Section 2.06(d)(2), the Trustee will cancel the Restricted Definitive Registered Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Registered Notes to Book-Entry Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Registered Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Registered Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Registered Note to a Book-Entry Interest is effected pursuant to subparagraph (1) or (2) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Registered Notes so transferred.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by such Transfer Agent or such Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or such Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Transfer Agent or the Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Registered Notes to Restricted Definitive Registered Notes. Any Restricted Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Registered Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of EXHIBIT B hereto, including the certifications in item (1) thereof; and

(B) if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of EXHIBIT B hereto, including the certifications in item (2) thereof.

(2) Restricted Definitive Registered Notes to Unrestricted Definitive Registered Notes. Any Restricted Definitive Registered Note may be exchanged by the Holder thereof for an Unrestricted Definitive Registered Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Registered Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Registered Notes proposes to exchange such Notes for an Unrestricted Definitive Registered Note, a certificate from such Holder substantially in the form of EXHIBIT C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Registered Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Registered Note, a certificate from such Holder substantially in the form of EXHIBIT B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Issuer or Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Registered Notes to Unrestricted Definitive Registered Notes. A Holder of Unrestricted Definitive Registered Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Registered Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form, unless a Global Note or Definitive Registered Note is issued pursuant to clauses (b)(4), (c)(2), (c)(3), (d)(3), (e)(2) or (e)(3) of this Section 2.06:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”) AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S)] ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN

RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES TO NON-U.S. PERSONS IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER: (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM; AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE REVERSE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE, AND AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

BY ACCEPTING THIS SECURITY OR ANY INTEREST THEREIN EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS SECURITY OR ANY INTEREST THEREIN EITHER:

(X) IT IS NOT ACQUIRING THIS SECURITY OR ANY INTEREST THEREIN FOR OR ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS SECURITY WILL NOT BE AND WILL NOT BE ACTING ON BEHALF OF) (I) ANY “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED) THAT IS SUBJECT TO TITLE I OF ERISA, (II) ANY “PLAN” (AS DEFINED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”)) THAT IS SUBJECT TO SECTION 4975 OF THE CODE, (III) ANY ENTITY THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED ABOVE IN SUBSECTIONS (I) OR (II) (WITHIN THE MEANING OF U.S. DEPARTMENT OF LABOR REGULATION 29 C.F.R. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA), OR (IV) ANY PLAN, SUCH AS A FOREIGN PLAN (AS DESCRIBED IN SECTION 4(B)(4) OF ERISA), GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA OR SECTION 4975(G)(3) OF THE CODE) THAT IS NOT SUBJECT TO TITLE I OF ERISA, BUT THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (A “SIMILAR LAW”) (EACH A “PLAN”), OR (Y) (I) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY OR ANY INTEREST THEREIN ARE EXEMPT FROM THE PROHIBITED TRANSACTION RESTRICTIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE (OR IN THE CASE OF A PLAN THAT IS SUBJECT TO A SIMILAR LAW, EXEMPT FROM THE ANALOGOUS PROVISIONS OF SUCH SIMILAR LAW), PURSUANT

TO ONE OR MORE APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTIONS AND (II) NONE OF THE ISSUER OR THE GUARANTORS OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING, OR WILL ACT, AS A FIDUCIARY TO ANY PLAN WITH RESPECT TO THE DECISION TO ACQUIRE OR HOLD THIS SECURITY OR IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR GIVE ADVICE IN A FIDUCIARY CAPACITY WITH RESPECT TO THE DECISION TO ACQUIRE OR HOLD THIS SECURITY.”

The following legend shall also be included, if applicable:

“THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.”

(2) Global Note Legend for the Notes. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

THE SECURITIES REPRESENTED BY THIS GLOBAL NOTE HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION UNDER REGULATION (EU) 2017/1129 OF THE EUROPEAN PARLIAMENT (THE “PROSPECTUS REGULATION”) AND THE PROSPECTUS REGULATION AS IT FORMS PART OF RETAINED EU LAW IN THE UNITED KINGDOM BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018, AS AMENDED (THE “UK PROSPECTUS REGULATION”) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF SECURITIES. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER OF THE SECURITIES IN ANY EEA MEMBER STATE OR THE UNITED KINGDOM MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS REGULATION OR THE UK PROSPECTUS REGULATION IN RELATION TO SUCH OFFER. THE ISSUER HAS NOT AUTHORIZED, NOR DOES IT AUTHORIZE, THE MAKING OF ANY OFFER OF SECURITIES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.”

(3) Temporary Regulation S Restricted Note Legend. Each Temporary Regulation S Global Note will bear a legend in substantially the following form (the “Temporary Regulation S Restricted Note Legend”):

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THIS LEGEND WILL BE REMOVED AFTER THE EXPIRATION OF 40 DAYS FROM THE LATER OF (I) THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED AND (II) THE DATE OF ISSUE OF THIS SECURITY.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Paying Agent or Registrar, at the direction of the Trustee to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Registrar or Paying Agent, at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or an Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made by the Issuer, the Transfer Agent or the Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.07 and 4.10 hereof).

(3) No Transfer Agent or Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer shall be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 calendar days prior to any date fixed for the redemption of such Notes pursuant to Section 3.02; (B) for a period of 15 calendar days immediately prior to the date fixed for selection of such Notes to be redeemed in part; (C) for a period of 15 calendar days prior to the record date with respect to any Interest Payment Date applicable to such Notes; or (D) which the Holder has tendered (and not validly withdrawn) for repurchase in connection with a Change of Control Offer or an Available Cash Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer. The Issuer, the Trustee, the Registrar, the Transfer Agent and the Paying Agent will be entitled to treat the Holder of a Note as the owner of it for all purposes.

(6) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered as soon as practicable thereafter to the Trustee.

(i) Limitation on Transfers and Exchanges between the Notes. Notwithstanding any provision of this Indenture: (i) no Book-Entry Interest in any Global Note (with respect to the Euro Notes) and no Definitive Registered Note (with respect to the Euro Notes) may be transferred or exchanged for any Book-Entry Interest in any Global Note (with respect to the SEK Notes) or any Definitive Registered Note (with respect to the SEK Notes) and (ii) no Book-Entry Interest in any Global Note (with respect to the SEK Notes) and no Definitive Registered Note (with respect to the SEK Notes) may be transferred or exchanged for any Book-Entry Interest in any Global Note (with respect to the Euro Notes) or any Definitive Registered Note (with respect to the Euro Notes).

Section 2.07 Replacement Notes.

If Definitive Registered Notes are issued and a holder thereof claims that such a Definitive Registered Note has been lost, destroyed or wrongfully taken, or if such Definitive Registered Note is mutilated and is surrendered to the Registrar or the Transfer Agent, the Issuer will issue and the Trustee or an Authenticating Agent will authenticate a replacement Definitive Registered Note if the Trustee’s and the Issuer’s requirements are met. The Issuer, the Registrar, the Paying Agent, or the Trustee may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of each of the Issuer and the Trustee to protect themselves from any loss which any of them may suffer if a Definitive Registered Note is replaced. The Issuer and/or the Trustee may charge for any expenses incurred by it in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer pursuant to the provisions of this Indenture, the Issuer, in its discretion, may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, or the Authenticating Agent, except for those canceled by it or the Registrar, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee or the Registrar in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided, however that, the Notes held by the Parent or a Subsidiary of the Parent shall not be deemed to be outstanding for purposes of Section 2.09 hereof and paragraph (5)(e) of the Notes.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Registrar receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the principal amount and premium, if any, of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Acts by Holders.

(a) In determining whether the Holders of the required aggregate principal amount of the Notes of a series have concurred in any direction, waiver or consent, any Notes owned by the Issuer or by any Person directly or indirectly controlling, or controlled by, or under direct or indirect common control with, the Issuer will be disregarded and deemed not to be outstanding, except that for purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

(b) Notwithstanding Section 2.09(a), for the purposes of paragraph (5)(d) of the Notes, in determining whether the Holders of at least 90% of the aggregate principal amount of the then-outstanding Notes have validly tendered and not withdrawn Notes in a tender offer or other offer to purchase for all of the Notes, as applicable, Notes owned by an affiliate of the Issuer or by funds controlled or managed by any affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer or other offer, as applicable.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate, or cause an Authenticating Agent to authenticate, temporary Notes. Temporary Notes will be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee or the Authenticating Agent will authenticate Definitive Registered Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar, each Paying Agent and the Transfer Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or Paying Agent (other than the Issuer or a Subsidiary of the Issuer) and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy such canceled Notes. Certification of the destruction of all canceled Notes will upon request be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. For so long as the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will to the extent and in the manner permitted by such rules, inform the Luxembourg Stock Exchange of any such cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee and each Paying Agent in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. Notwithstanding the foregoing, if the Issuer pays the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, no special record date will be set and payment will be made to the Holders as of the original record date. For so long as the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will to the extent and in the manner permitted by such rules, inform the Luxembourg Stock Exchange of any such special record date.

Section 2.13 ISIN or Common Code Number.

The Issuer in issuing the Notes may use an “ISIN” or “Common Code” number and, if so, such ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Issuer will promptly notify the Trustee and each Paying Agent of any change in the ISIN or Common Code number.

Section 2.14 Deposit of Moneys.

No later than 10:00 a.m., London time, one Business Day prior to the day of each due date of the principal of, interest and premium (if any) on any Note and the Stated Maturity date of the Notes, the Issuer shall deposit (or direct the Security Agent to deposit) with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Trustee or Paying Agent to remit payment to the Holders on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to so act.

Section 2.15 Agents.

(a) Actions of Agents. The rights, powers, duties, obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notice from the Trustee, the Agents shall be the agents of the Issuer and need have no concern for the interests of the Holders. Other than as provided in this Indenture (including in Section 2.04 and this Section 2.15(b)), no Agent shall be under any fiduciary duty or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuer.

(c) Funds held by Agents. The Agents will hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(d) Publication of Notices. Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Issuer will be met upon delivery of the notice to Euroclear and/or Clearstream, if and so long as any Notes are represented by one or more Global Notes and ownership of book-entry interests therein are shown on the records of Euroclear and/or Clearstream.

(e) Unclear Instructions. In the event that an Agent receives conflicting, unclear or equivocal instructions, the Agent shall be entitled not to take any action until such instructions have been resolved or clarified to its satisfaction and the Agent shall not be or become liable in any way to any person for any failure to comply with any such conflicting, unclear or equivocal instructions. Notwithstanding anything else herein contained, an Agent may refrain without liability from doing anything that would in its opinion, based on legal advice, be contrary to any law of any state or jurisdiction (including but not limited to the European Union, the United States of America or, in each case, any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, based on legal advice, necessary to comply with any such law, directive or regulation.

(f) Payments by Agents. The Agents shall be entitled to make payments net of any Taxes or other sums required by any applicable law to be withheld or deducted. If such a withholding or deduction is so required, the Agents will not pay an additional amount in respect of that withholding or deduction; provided that, for the avoidance of doubt, the Issuer and Guarantors shall remain liable to pay Additional Amounts in accordance with, and subject to, Section 4.14.

Section 2.16 Series of Notes; Issuance of Additional Notes.

(a) Each of the Euro Notes and the SEK Notes will constitute separate series of Notes but will be treated as a single class of securities for all purposes of this Indenture, including with respect to waivers and amendments, except as otherwise specified in this Indenture.

(b) The Issuer shall be entitled, subject to its compliance with Sections 2.02 and 4.06, to issue under this Indenture additional (i) Euro Notes in an unlimited principal amount which shall have identical terms and conditions as the Euro Notes (the “Additional Euro Notes”) and (ii) SEK Notes in an unlimited principal amount which shall have identical terms and conditions as the SEK Notes (the “Additional SEK Notes” and, together with the Additional Euro Notes, the “Additional Notes”).

(c) In authenticating and delivering Additional Notes, the Trustee shall be entitled to request the Opinions of Counsel and Officer’s Certificates, as the case may be, required by Sections 2.02, 4.06 and 12.03.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem a series of Notes pursuant to the optional redemption provisions of paragraph 5 or paragraph 6 of the relevant series of Notes, it must furnish to the Trustee and the Principal Paying Agent, at least 10 calendar days but not more than 60 calendar days (or such shorter period agreed by the Trustee) before redemption, an Officer’s Certificate setting forth:

(1) the section of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date and the record date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the ISIN and Common Code numbers, as applicable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) Subject to Section 3.09, if less than all of the Notes of any series are to be redeemed at any time, the Trustee or the Registrar, as applicable, will select the Notes of the relevant series for redemption in compliance with the Applicable Procedures of Euroclear and Clearstream, or (i) if such Notes are not held through Euroclear or Clearstream, on a pro rata basis, or (ii) if Euroclear or Clearstream prescribe no method of selection, by use of a pool factor; provided, however, that no Euro Note of €1,000 in aggregate principal amount or less or SEK Note of SEK 10,000 in aggregate principal amount or less shall be redeemed in part and only Euro Notes and SEK Notes in integral multiples of €1.00 and SEK 1.00 will be redeemed, respectively. Neither the Trustee nor the Registrar will be liable for any selections made in accordance with this Section 3.02(a).

(b) Notices of purchase or redemption will be given to each Holder pursuant to Sections 3.03 and 13.01.

Section 3.03 Notice of Redemption.

(a) At least 10 calendar days but not more than 60 calendar days prior to the redemption date, the Issuer shall mail or at the expense of the Issuer, cause to be mailed (by first class mail, postage prepaid) or otherwise transmit, any notice of redemption in accordance with Section 13.01 and as provided below to Holders of the relevant series of Notes at their respective addresses as they appear on the registration books of the Registrar, except that redemption notices may be mailed or otherwise transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 10 hereof. The Issuer shall publish a notice of redemption in accordance with the prevailing rules of the Luxembourg Stock Exchange applicable to the Securities Official List.

(b) The notice of redemption will identify the Notes to be redeemed and will state:

(1) the redemption date and the record date;

(2) the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(3) the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(4) Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(5) that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(6) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(7) that no representation is made as to the correctness or accuracy of the ISIN and Common Code numbers, as applicable, listed in such notice or printed on the Notes.

(c) If the Issuer elects to redeem the Notes or portions thereof and, in connection with a satisfaction and discharge of, or defeasance of, this Indenture, requests that the Trustee distribute to the Holders amounts deposited in trust with the Trustee (which, for the avoidance of doubt, will include accrued and unpaid interest to the date fixed for redemption) prior to the date fixed for redemption in accordance with the provisions set forth under Article 8 or Article 10, the applicable redemption notice will state (i) that Holders will receive such amounts deposited in trust with the Trustee prior to the date fixed for redemption and (ii) such earlier payment date.

(d) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. On and after the redemption date, interest ceases to accrue on the Notes or portions of the Notes called for redemption.

(e) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required at least three Business Days prior to the publication of the notice of redemption (or such shorter period as agreed by the Issuer and the Trustee).

(f) Neither the Trustee nor the Registrar will be liable for selection made as contemplated in this Section 3.03. For the Notes which are represented by Global Notes held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.

Section 3.04 Effect of Notice of Redemption.

Any redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, without limitation, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering and, in the case of a refinancing of the Notes, the incurrence of Indebtedness the proceeds of which will be used to redeem the Notes). If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (provided, however, that, in any case, such redemption date shall be no less than 10 days and no more than 60 days from the date on which such notice is first given), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 10:00 a.m., London time, one Business Day prior to each date of redemption or purchase, the Issuer will deposit (or direct the Security Agent to deposit upon receipt of immediately available funds from the Company or any of its Restricted Subsidiaries) with each Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, the Applicable Premium, as applicable, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The Paying Agent will promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest, the Applicable Premium, as applicable, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Security Agent shall never be liable for any such additional interest.

Section 3.06 Notes Redeemed or Purchased in Part.

If any Definitive Registered Note has been issued, upon surrender of such Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for the Holder at the expense of the Issuer a new Definitive Registered Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that, with respect to any new Note denominated in euro, each such new Definitive Registered Note will be in an aggregate principal amount that is at least €1,000 and in integral multiples of €1.00 in excess thereof, and with respect to any new Note denominated in SEK, each such new Definitive Registered Note will be in an aggregate principal amount that is at least SEK 10,000 and in integral multiples of SEK 1.00 in excess thereof. If any Notes that are redeemed or purchased in part are issued in global form, the Registrar will make an appropriate notation on such Global Notes to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof, provided that any such Global Note will be, with respect to any Note denominated in euro, in an aggregate principal amount that is at least €1,000 and in integral multiples of €1.00 in excess thereof and, with respect to any Note denominated in SEK, in an aggregate principal amount that is at least SEK 10,000 and in integral multiples of SEK 1.00 in excess thereof.

Section 3.07 Mandatory Redemption.

The Issuer will not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes, except as set forth in Section 3.08(a)(3) and Section 3.10.

Section 3.08 Application of Available Cash Amount.

(a) In each fiscal year beginning with the fiscal year ending December 31, 2025, the Issuer shall apply the Available Cash Amount in full during such fiscal year in the following order of priority (each repayment or redemption under clauses (2), (3) and (4) below, a “Repayment”):

(1) first, (a) to make one or more offers to repurchase the Exchange Notes on a pro rata basis (calculated based on the percentage that the outstanding principal amount of a series of Exchange Notes represents of the aggregate principal amount of all Exchange Notes then outstanding), provided that the Issuer shall have the discretion to consummate the repurchase of any validly tendered Notes or (b) to make one or more reverse Dutch auction tender offers in relation to the Exchange Notes (each, an “Available Cash Offer”);

(2) second, if required under the RCF Facility Agreement, to prepay the Utilizations and/or Ancillary Outstandings under the RCF Facility Agreement at par and concurrently cancel in the same amount as such prepayment (a) the Total Commitments under the RCF Facility Agreement and under paragraph (ii) of the Servicing Sub-Limit under the RCF Facility Agreement and (b) if paragraph (ii) of the Servicing Sub-Limit has been reduced to zero, cancel the Total Commitments under the RCF Facility Agreement;

(3) third, if the Utilizations under the RCF Facility Agreement have been prepaid in full and the Total Commitments under the RCF Facility Agreement have been cancelled in full, to redeem each series of Notes in accordance with paragraph (5)(f) of each Global Note on a pro rata basis (calculated based on the percentage that the outstanding principal amount of a series of Notes represents of the aggregate principal amount of all Notes then outstanding); and

(4) fourth, if each series of Exchange Notes has been repaid, repurchased or redeemed in full, the repurchase or redemption of the Notes, the Piraeus Term Loan and/or any other secured Indebtedness permitted to be Incurred under this Indenture.

(b) Notwithstanding Section 3.08(a), the Company and its Restricted Subsidiaries shall be permitted to use any cash on balance sheet (including the Available Cash Amount) to repay and redraw Utilizations at any time and in accordance with its terms, provided that the commitments under the RCF Facility Agreement are not cancelled other than pursuant to any Debt Service or a Repayment, and further provided that any voluntary repayment that does not result in any cancellation of such commitments under the RCF Facility Agreement shall not reduce the Available Cash Amount.

(c) To the extent that any portion of the Available Cash Amount payable pursuant to Section 3.08(a) is denominated in a currency other than the currency required to pay Indebtedness set forth in Section 3.08(a), the amount thereof payable in respect of such Indebtedness shall not exceed the amount of funds in the currency in which such Indebtedness is denominated that is actually received by the Issuer upon converting such portion into such currency.

(d) The Issuer will comply, to the extent applicable, with the requirements of any applicable securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase, redemption or repayment of Notes pursuant to this Indenture.

(e) Not less than 20 Business Days prior to undertaking any Available Cash Offer or making any Repayment during the relevant fiscal year from the Available Cash Amount, the Issuer shall deliver an Officer’s Certificate to the Trustee confirming that, on a pro forma basis for the Available Cash Offer or Repayment, the Issuer is projected to have sufficient cashflow to meet its Debt Service and Additional Capex for the next twelve months following the delivery of such Officer’s Certificate (a “Debt Service Certificate”). To the extent that the Issuer (acting reasonably and in good faith) is unable to deliver such a Debt Service Certificate, the Available Cash Amount to be applied as part of such Available Cash Offer or Repayment shall be reduced by such amount as is necessary to ensure that the Issuer has sufficient cashflow to meet its Debt Service and Additional Capex for the next twelve months following the Available Cash Offer or Repayment. Following such reduction, if at any time during that fiscal year the Issuer is able to deliver a Debt Service Certificate in respect of the remaining Available Cash Amount, the Issuer shall undertake an Available Cash Offer or make a Repayment in respect of the remaining Available Cash Amount.

Section 3.09 Redemption and Repurchases on a Pro Rata Basis

Any redemption of the Notes or an offer to repurchase the Notes shall be made for all series of Notes on a pro rata basis (calculated based on the percentage that the outstanding principal amount of a series of Notes represents of the aggregate principal amount of all Notes then outstanding), other than a redemption of any series of Notes pursuant to paragraph (5)(d) of any Global Note.

Section 3.10 Special Mandatory Redemption.

(a) In the event that, at any time prior to the date that is four (4) months following the Issue Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 98% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest to the redemption date, and any interest that has accrued on the Escrow Notes Proceeds to, but excluding, the redemption date shall be remitted to the Issuer’s designated account for its own account.

(b) In the event that, at any time on or after the date that is four (4) months following the Issue Date but prior to the date that is eight (8) months following the Issue Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 99% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest, and any interest that has accrued on the Escrow Notes Proceeds shall be remitted to the Issuer’s designated account for its own account.

(c) In the event that (i) any Escrow Notes Proceeds remain in the Escrow Account on the Escrow Longstop Date or (ii) at any time on or after the date that is eight (8) months following the Issue Date but prior to the Escrow Longstop Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 100% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest to the redemption date, and any interest that has accrued on the Escrow Notes Proceeds shall be remitted to the Issuer’s designated account for its own account.

(d) Notice of any Special Mandatory Redemption shall be delivered by the Issuer to the Trustee and the Escrow Agent and shall provide that each series of Notes shall be redeemed on a date that is no later than one Business Day after such notice is given by the Issuer in accordance with the terms of the Escrow Agreement or otherwise in accordance with the rules of the Luxembourg Stock Exchange.

If at the time of any Special Mandatory Redemption, the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer shall notify the Luxembourg Stock Exchange that a Special Mandatory Redemption has occurred and any relevant details relating to such Special Mandatory Redemption.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer will pay or cause to be paid (and the Security Agent will pay at the direction of the Issuer upon receipt of immediately available funds from the Issuer or any of its Restricted Subsidiaries) the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds no later than 10:00 a.m., London time, one Business Day prior to such due date money deposited by the Issuer (or the Security Agent at the direction of the Issuer) in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal of, premium on, if any, interest and Additional Amounts, if any, on the Notes, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, premium and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Reports.

(a) For so long as any Notes are outstanding, the Issuer will provide to the Trustee the following reports:

(1) within 120 days after the end of the Company’s fiscal year beginning with the fiscal year ending December 31, 2024, annual reports containing, to the extent applicable, the following information: (a) audited consolidated balance sheets of the Company as of the end of the most recent fiscal year and audited consolidated income statements and statements of cash flow of the Company for the most recent fiscal year (in each case, with comparable prior-year periods), including footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year (unless such pro forma information has been provided in a previous report pursuant to clause (2) or (3) below); (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, EBITDA and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies; (d) a description of the business, management and shareholders of the Company, all material affiliate transactions and a description of all material contractual arrangements and (e) material risk factors in a level of detail comparable to the English language version of the Company’s annual report for the year ended December 31, 2023 and material recent developments (to the extent not previously reported pursuant to clauses (2) and (3) below);

(2) within 60 days following the end of the first three fiscal quarters in each fiscal year of the Company beginning with the fiscal quarter ending March 31, 2025, all quarterly reports of the Company containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter ending on the unaudited condensed balance sheet date, and the comparable prior quarterly period, together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources of the Company, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (d) material recent developments (to the extent not previously reported pursuant to clause (3) below); and

(3) promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes or change in auditors of the Company or any other material event that the Company or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

(b) The reports required by clauses (1) and (2) of Section 4.02(a) shall contain the following:

(1) For the Company:

(A) gross revenue;

(B) EBITDA excluding non-recurring items, together with the details and commentary on synergies and cost savings that have been achieved and are contemplated to be included in the definition of Consolidated Net Leverage Ratio (or a statement that there is no such synergies and cost savings).

(C) net debt and leverage (split by instrument and showing liquidity);

(D) attributable net income; and

(E) a bridge for reported EBITDA to cash EBITDA.

(2) For the servicing business:

(A) total assets under management, showing a breakdown by client type (such as commercial banks, investors and securitization vehicles) and by region;

(B) collections and collections rate;

(C) regional performance, showing gross book value, collections, collection rate, gross revenues, EBITDA excluding non-recurring items, and EBITDA margin excluding non-recurring items;

(D) assets under management bridge (reconciling the assets under management at the beginning of the period to the end of the period), showing collections and new inflows; and

(E) assets under management, revenues and EBITDA by region.

(3) For the investing business:

(A) face value and gross book value of the owned portfolio;

(B) vintage analysis showing (i) historical collections and remaining ERC per vintage broken down by year, (ii) historical and forecast collection curves for each vintage as compared to underwritten curves, and (iii) book value and face value by vintage; and

(C) other metrics by asset type and key performance indicators set out in “Appendix – Investment Segment Reporting (Example)” of the Lock-Up Agreement.

(4) For the investment management business, upon the assets under the management of Majority-Owned Co-Investment Vehicles and Fund Co-Investment Vehicles reaching €500 million in the aggregate:

(A) assets under management;

(B) assets under management bridge (reconciling the assets under management at the beginning of the period to the end of the period); and

(C) aggregated fee income paid to the Company, its Restricted Subsidiaries and Unrestricted Subsidiaries that are General Partners (without a split between management and performance fee).

(c) The investor presentation that accompanies the reports required by clauses (1) and (2) of Section 4.02(a) shall contain the following:

(1) supporting information for available liquidity (as disclosed, for example, in the last bullet point on page 29 of the investor presentation for the second quarter of 2024) to be provided after such bullet point, showing a sub-limit to the liquidity split on availability under the RCF Facility Agreement, cash on balance sheet, trapped cash and undrawn available commitments under the RCF Facility Agreement; and

(2) a breakdown of available capacity under each of (A) Sections 4.04(c)(6) and (13); (B) Sections 4.06(b)(1), (7), (11), (12), (13), (15) and (16); and (C) clause (21) of the definition of “Permitted Investment.”

(d) For so long as any Notes are outstanding, the Issuer will provide to the Security Agent the following reports:

(1) promptly after the issuance of any New License to the Company or any of its Restricted Subsidiaries, a report containing a description of such New License.

(2) promptly after the acquisition by the Company or any of its Restricted Subsidiaries of any Person that is subject to a license which would require regulator consent or notification upon a change of control, a report containing a description of such Person and such license; or

(3) promptly after (A) a change in law of which the Company or a Restricted Subsidiary is aware based on reasonable enquiries from time to time, or (B) a change in the condition relating to a license of a Restricted Subsidiary that would require a regulatory consent or a regulatory notification for a change of control of such Restricted Subsidiary, a report containing a description of such change in law or change in condition relating to a license as described in clauses (A) and (B).

(e) All financial statements and pro forma financial information shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in clauses (1), (2) and (3) of Section 4.02(a) may, in the event of a change in applicable IFRS, present earlier periods on a basis that applied to such periods. The filing of an Annual Report on Form 20-F within the time period specified in Section 4.02(a)(1) will satisfy such provision.

(f) At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by clauses (1) and (2) of Section 4.02(a) shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Subsidiaries other than any Unrestricted Subsidiary (as applicable) separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries other than any Unrestricted Subsidiary (as applicable), which reconciliation shall include the following items: net revenues, EBITDA, ERC, net income, cash, total assets, total debt and interest expense.

(g) Substantially concurrently with the issuance to the Trustee of the reports specified in clauses (1), (2) and (3) of Section 4.02(a), the Company shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company and its Subsidiaries or (ii) otherwise to provide substantially comparable availability of such reports (as determined by the Company in good faith) or (b) to the extent the Company determines in good faith that it cannot make such reports available in the manner required by the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Holders and, upon request, prospective purchasers of the Notes. Notwithstanding the foregoing, in the event the Company either (i) posts copies of such reports on such website as may be then maintained by the Company and its Subsidiaries or (ii) otherwise provides substantially comparable availability of such reports (as determined by the Company in good faith), it will be deemed to have delivered such information by making it available to the Trustee.

(h) In addition, so long as the Notes remain outstanding and during any period during which the Parent is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Parent shall furnish to the Holders and, upon their request, prospective purchasers of the Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(i) The Company shall conduct a conference call to discuss the results of operations of the Company for the relevant reporting period, including a Q&A session, within 10 Business Days after the delivery of the reports required by clauses (1) and (2) of Section 4.02(a).

Section 4.03 Compliance Certificate; Notice of Defaults.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signer thereof knows of any Default that occurred during the previous year and, if any, such Default, specifying the nature and the status thereof of which such signer has knowledge.

(b) The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute a Default, their status and what action the Company is taking or proposes to take in respect thereof.

(c) If a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”) then at the time such Initial Default is cured, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action. Any Default or Event of Default for the failure to comply with the time periods prescribed in this Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

(d) Substantially concurrently with the issuance to the Trustee of the reports specified in clause (1) of Section 4.02(a), the Company shall deliver to the Trustee an Officer’s Certificate confirming (1) that the Additional Capex in the fiscal year to which such report relates did not exceed the Additional Capex Limit during such fiscal year and (2) the Available Cash Amount for the immediately succeeding fiscal year.

Section 4.04 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), except:

(A) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding; and

(B) dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

(2) purchase, redeem, retire or otherwise acquire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer) any Capital Stock of the Company or any direct or indirect Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.06(b)(3));

(4) make any payment (other than by capitalization of interest) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding; or

(5) (a) make any Restricted Investment in any Person or (b) make any Permitted Investment in any Person (including, for the avoidance of doubt, Co-Investment Vehicles, Partnerships and their respective Subsidiaries) to the extent it would be an Indirect Restricted Payment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement, Restricted Investment or Permitted Investment referred to in clauses (1) through (5) are referred to herein as a “Restricted Payment”).

(b) [Reserved].

(c) The provisions of Section 4.04(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) [Reserved];

(2) [Reserved];

(3) [Reserved];

(4) [Reserved];

(5) [Reserved];

(6) so long as no Event of Default has occurred and is continuing (or would result therefrom), payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Parent, the Company or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof), where such purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of any Parent, the Company or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof) is made as a hedge against a long-term management incentive scheme or other long-term employee bonus scheme in which a bonus or other incentive payment is payable in the relevant Capital Stock or is based on the price of the relevant Capital Stock; provided that such payments do not exceed an amount equal to €7 million per fiscal year;

(7) [Reserved];

(8) [Reserved];

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(A) the amounts required for any Parent to pay any Related Taxes; or

(B) amounts constituting or to be used for purposes of making payments (i) in connection with the Transactions (including, for the avoidance of doubt, the aggregate amount of fees and other costs and expenses Incurred in connection with the Transactions) or (ii) to the extent specified in clause (5) of Section 4.08(b);

(10) [Reserved];

(11) [Reserved];

(12) payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.04 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by an Officer or the Board of Directors of the Issuer);

(13) subject to the Permitted Investment General Restrictions (except for clauses (1), (2) and (3) of the definition of “Permitted Investment General Restrictions”), Investments constituting Portfolio Acquisitions (including Investments in Co-Investment Vehicles) or acquisitions of Acquired Businesses in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions;

(14) Restricted Payments set forth in clause (1) of Section 4.04(a) made by a Group Company (other than the Company) to another Group Company that is its direct or indirect parent company, on a cashless basis, and where such Restricted Payment constitutes a “group contribution” (Sw. koncernbidrag) under Swedish law or any similar transaction in any other jurisdiction in which the Group operates which has an equivalent tax-consolidating effect (a “Tax Consolidation Transaction”); provided that either (i) substantially concurrently with any such Tax Consolidation Transaction, the receiver of such Restricted Payment and any other Group Company becoming a creditor in respect of an Intra-Group Receivable arising as a direct or an indirect result of the Tax Consolidation Transaction make an equity contribution of equal amount to the relevant Persons being debtors in relation to such Intra-Group Receivable to offset and extinguish any and all receivables arising from the Restricted Payment made pursuant to this clause (14); or (ii) the purpose of such Restricted Payment is to offset and extinguish any and all receivables arising from a Tax Consolidation Transaction undertaken prior to or concurrently with such Restricted Payment and such Restricted Payment does not give rise to any receivables, whether in the form of an equity contribution or, in respect of any Group Company permitted to make such investments, a Permitted Investment under paragraph (25) thereof; and

(15) any payment of Parent Holding Company Expenses under clause (1) of the definition thereof pursuant to a Recharge Agreement between Midco and the Company.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by an Officer or the Board of Directors of the Issuer acting in good faith. For purposes hereof, unsecured Indebtedness shall not be deemed to be subordinate or junior to Indebtedness that is secured by virtue of it not being secured.

Section 4.05 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock held by the Company or any Restricted Subsidiary or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2) make any loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary,

including, for the avoidance of doubt, for the purpose of making payments to the Issuer or the Company with respect to or in connection with the Notes (including, but not limited to, refinancing, amending, extending, repaying, purchasing, investing in and/or pledging assets in support of any Notes and/or paying any principal amounts, interest amounts, premia, catch-up payments, make-whole amounts, fees, underwriting discounts, costs, commissions, hedging, tax, break costs, indemnification obligations or other expenses (including any consent fees) in connection therewith); provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 4.05(a) will not prohibit:

(1) any encumbrance or restriction pursuant to (A) the RCF Finance Documents and the Piraeus Term Loan Finance Documents, in each case as of the Issue Date, (B) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date after giving pro forma effect to the Transactions, including, without limitation, this Indenture, the Exchange Notes Indenture, the Notes and the Exchange Notes, the Intercreditor Agreement or (C) any Security Documents or Additional Intercreditor Agreement;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clause (1) or (2) of this Section 4.05(b) or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clause (1) or (2) of this Section 4.05(b) or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Board of Directors of the Issuer);

(4) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B) contained in mortgages, pledges, charges or other security agreements not prohibited by this Indenture or securing Indebtedness or other obligations of the Company or a Restricted Subsidiary not prohibited by this Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(5) (x) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired or (y) any encumbrance or restriction pursuant to a joint venture, co-investment or similar agreements (and any agreements ancillary or consequential thereto) that impose restrictions on the transfer of the rights, property or assets of the joint venture, co-investment vehicle or other entity the subject of any such agreement(s);

(6) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7) customary provisions in leases, licenses, joint venture agreements, co-investment and other similar or related agreements and instruments, in each case, entered into in the ordinary course of business or where the Issuer determines that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes;

(8) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(9) any encumbrance or restriction on cash or other deposits or net worth imposed by customers or suppliers, or as required by insurance, surety or bonding companies or indemnities, in each case, under agreements or policies entered into in the ordinary course of business;

(10) any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

(11) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.06 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture, the New Notes Indenture, the RCF Facility Agreement as of the Issue Date, the Piraeus Term Loan Facility Agreement as of the Issue Date, the Intercreditor Agreement and any Additional Intercreditor Agreement, together with the security documents associated therewith as in effect on the Issue Date after giving pro forma effect to the Transactions; or

(12) any encumbrance or restriction existing by reason of any Lien permitted under Section 4.09.

Section 4.06 Limitation on Indebtedness

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness).

(b) Section 4.06(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Issuer or any Guarantor pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding €1,100 million; provided that any such Credit Facility shall only be in the form of a revolving facility and any Refinancing Indebtedness in respect thereof shall only be Incurred pursuant to a revolving facility, except that up to an aggregate principal amount not to exceed €50 million may be Incurred in respect of Indebtedness under short-term commercial paper with a maturity not to exceed six months; and provided, further, that any Indebtedness Incurred in reliance on this Section 4.06(b)(1) that refinances Indebtedness under the Revolving Credit Facility (other than any Indebtedness under short-term commercial paper as set forth in the foregoing proviso) shall be Incurred under a Credit Facility pursuant to this Section 4.06(b)(1) and shall not have an All-In Yield in excess of 9.0%;

(2)

(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as (i) the Incurrence of such Indebtedness being Guaranteed is permitted under the terms of this Indenture, (ii) if the Indebtedness being Guaranteed is subordinated in right of payment to the Notes or to a Note Guarantee then such Guarantee must be subordinated to the same extent as the Indebtedness being Guaranteed and (iii) if the Indebtedness is Guaranteed by a Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with Section 4.12; or

(B) without limiting the provisions of Section 4.09, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(A) if the Issuer or any Guarantor is the obligor under such Indebtedness and the obligee is not the Issuer or a Guarantor, such Indebtedness is unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the Company and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors or officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated in right of payment to prior payment in full in cash (whether upon Stated Maturity, acceleration or otherwise) and the performance in full of its obligations under the Notes and this Indenture; and

(B) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (A)(i) the Exchange Notes and any Guarantees thereof, (ii) the Piraeus Term Loan outstanding on the Issue Date and (iii) other than with respect to any Italian Guarantor, any “parallel debt” obligation under the Intercreditor Agreement and any Additional Intercreditor Agreement and (B) Refinancing Indebtedness Incurred in respect of any Indebtedness described in sub-clause (A) or (B) of this clause (4) or clause (5) of this Section 4.06(b);

(5) Acquired Indebtedness; provided, however, that (i) at the time of the relevant acquisition or other transaction, after giving pro forma effect to the Incurrence of such Acquired Indebtedness, (A) the Consolidated Fixed Charge Coverage Ratio of the Company would be at least 2.00 to 1.00 or (B) the Consolidated Fixed Charge Coverage Ratio of the Company would not be less than it was immediately prior to giving effect to such acquisition or other transaction and (ii) such Acquired Indebtedness constitutes a Non-Recourse Obligation (except to the extent of any “bad boy” guaranty provided by the Company or a Restricted Subsidiary in respect of such Acquired Indebtedness in the ordinary course of business and in accordance with past practice prior to the Issue Date);

(6) Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or Senior Management of the Issuer);

(7) Indebtedness Incurred by the Issuer or any Guarantor and represented by Purchase Money Obligations and Indebtedness Incurred by the Company or any Restricted Subsidiary and represented by Capitalized Lease Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, will not exceed at any time (a) for the first 12 months following the Second Amendment Effective Date, the greater of (A) €90 million and (B) [•]% of Total Assets and (b) thereafter, the greater of (A) €75 million and (B) [•]% of Total Assets; provided, that such Indebtedness is not Incurred for the purpose of purchasing Portfolio Assets or acquiring an Acquired Business;

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any governmental requirement, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or in respect of any governmental requirement; provided, however, that upon the drawing of such letters of credit or similar instruments, the obligations are reimbursed within 30 days following such drawing, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business and in accordance with past practice prior to the Issue Date;

(9) Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that, in the case of a disposition, the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) (A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(B) take-or-pay obligations, customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(C) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and

(D) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables of the Company or a Restricted Subsidiary for credit management of bad debt purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(11) Indebtedness of the Issuer or any Guarantor in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the aggregate principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(11) and then outstanding, will not exceed €50 million;

(12) Indebtedness of the Issuer or any Guarantor represented by the Notes in an aggregate principal amount, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(12) and then outstanding, not to exceed €526,315,000; provided that an amount equal to the net proceeds of such Notes less €75 million is applied by the Issuer to repurchase the Exchange Notes by way of fixed-price tender offers or reverse Dutch auction tender offers, in each case as a Discounted BuyBack; provided, further, that in the event the Notes are issued in an aggregate principal amount that is less than €526,315,000 or the Notes are repaid, in whole or in part, after the Issue Date, the Issuer or any Guarantor shall be permitted to Incur Indebtedness pursuant to this Section 4.06(b)(12) if (a) the All-In Yield of such Indebtedness is no greater than the All-In Yield of the Notes and (b) the ROFO Condition is satisfied and such Indebtedness is not a receivables financing or securitization of any kind;

(13) Indebtedness of the Issuer or any Guarantor arising under clause (4) of the definition of “Indebtedness” and not to exceed €75 million outstanding at any time, where the deferred and unpaid purchase price of the purchased property is unsecured and due no more than 18 months from the date of Incurrence of such Indebtedness;

(14) Indebtedness under daylight borrowing facilities Incurred in connection with any refinancing of Indebtedness (including by way of set-off or exchange) so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred;

(15) Indebtedness consisting of local lines of credit or working capital facilities not to exceed €20 million outstanding at any one time;

(16) Non-Recourse Obligations of a Fund Co-Investment Vehicle or any of its Subsidiaries which are Restricted Subsidiaries in an aggregate principal amount not to exceed 50% of the Loan to Purchase Price of the Portfolio Assets held by such Fund Co-Investment Vehicle and its Subsidiaries which are Restricted Subsidiaries and Guarantees thereof by any Restricted Subsidiary of such Fund Co-Investment Vehicle; provided that the terms of such Indebtedness are negotiated at arm’s length; provided, further, that the Company shall use commercially reasonable efforts to negotiate with any Third Party that provides such Indebtedness to include in the terms of such Indebtedness a right of first offer in favor of the Company and its Restricted Subsidiaries to purchase the Capital Stock of such Fund Co-Investment Vehicle if such Third Party enforces against its pledge of the Capital Stock of such Fund Co-Investment Vehicle;

(17) Indebtedness in connection with any joint and several liability (hoofdelijke aansprakelijkheid) by operation of law as a result of any fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes and Dutch value added tax purposes consisting solely of members of the Group other than the Company; and

(18) Indebtedness arising pursuant to any declaration of joint and several liability issued for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code).

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.06:

(1) all Indebtedness represented by Capitalized Lease Obligations and Purchase Money Obligations outstanding on the Issue Date, and all Indebtedness that the Issuer and any Guarantor is obligated to incur as of the Issue Date in connection with the payment of any Purchase Money Obligations outstanding on such date, shall be deemed Incurred on the Issue Date under Section 4.06(b)(7) notwithstanding the proviso;

(2) all Indebtedness under the RCF Facility Agreement shall be Incurred under Section 4.06(b)(1);

(3) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments or any “parallel debt” obligation relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7), (11) or (15) of Section 4.06(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 4.06 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.06 permitting such Indebtedness;

(7) the Company and its Restricted Subsidiaries shall not Incur any Indebtedness under Section 4.06(b) for the purpose of financing any Fund Co-Investment Vehicles or its Subsidiaries in any way (including the financing of equity or asset contributions into Fund Co-Investment Vehicles but excluding, for the avoidance of doubt, the Incurrence of Indebtedness under Section 4.06(b)(16) by a Fund Co-Investment Vehicle or any of its Subsidiaries which are Restricted Subsidiaries) other than any Indebtedness under Section 4.06(b)(1) in an aggregate amount outstanding at any time not to exceed €25.0 million at any time outstanding (the “FCIV RCF Permission”). For the purpose of determining the amount of Indebtedness outstanding in accordance with the FCIV RCF Permission, the Company shall only be required to take account of Indebtedness Incurred under Section 4.06(b)(1) for the sole purpose of financing any Fund Co-Investment Vehicle or its Subsidiaries; and

(8) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.06. The amount of any Indebtedness outstanding as of any date shall be calculated as specified under the definition of “Indebtedness.”

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date.

(f) For purposes of determining compliance with any euro- or SEK-denominated (as applicable) restriction on the Incurrence of Indebtedness (including any Indebtedness to be Incurred by reference to a percentage of Total Assets) or for purposes of calculating the Consolidated Fixed Charge Coverage Ratio or Consolidated Net Leverage Ratio for any other purpose under this Indenture, in each applicable case, the euro or SEK equivalent of the aggregate principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness or, at the option of the Issuer, first committed or first Incurred (whichever yields the lower euro or SEK equivalent, as applicable), in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euro or SEK, as applicable, and such refinancing would cause the applicable ratio or euro- or SEK-denominated restriction, as applicable, to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such ratio or euro- or SEK- denominated restriction, as applicable, shall be deemed not to have been exceeded so long as the aggregate principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing; (b) subject to clause (c) below, the euro or SEK equivalent of the aggregate principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering all or any portion the principal and interest on such Indebtedness, the amount of such Indebtedness expressed in euro or SEK, as applicable, will be adjusted to take into account the effect of such agreement.

(g) Notwithstanding any other provision of this Section 4.06, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.06 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) Neither the Issuer nor any Guarantor will incur any Indebtedness (including any Indebtedness permitted to be Incurred pursuant to Section 4.06(b)) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Guarantee thereof on substantially identical terms (as determined in good faith by the Board of Directors of the Issuer or the relevant Guarantor); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured, by virtue of being secured with different collateral, by virtue of being secured on a junior priority basis, by virtue of being guaranteed by different obligors or by virtue of the application of waterfall or other payment-ordering provisions affecting different tranches of Indebtedness under Credit Facilities.

(i) Notwithstanding anything to the contrary in this Indenture (including, for the avoidance of doubt, the Agreed Security Principles), the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) if such Person owns any Portfolio Assets or will acquire any Portfolio Assets in connection with the Incurrence of such Indebtedness, other than any of the following Indebtedness:

(1) Acquired Indebtedness that is not Incurred in contemplation of the relevant acquisition or other transaction and any Refinancing Indebtedness in respect of such Acquired Indebtedness;

(2) Indebtedness that is Incurred pursuant to Section 4.06(b)(2) (in respect of Indebtedness Incurred pursuant to Section 4.06(b)(1)), Section 4.06(b)(4) and Section 4.06(b)(12) (provided that if a Restricted Subsidiary that is not a Guarantor Incurs such Indebtedness, such Restricted Subsidiary accedes to the Intercreditor Agreement);

(3) Indebtedness that is Incurred pursuant to Section 4.06(b)(3) (provided that if a Restricted Subsidiary that is not a Guarantor Incurs such Indebtedness, such Restricted Subsidiary accedes to the Intercreditor Agreement);

(4) Indebtedness that is Incurred pursuant to Section 4.06(b)(7) (to the extent such Indebtedness constitutes Capitalized Lease Obligations Incurred in the ordinary course of business);

(5) Indebtedness that is Incurred pursuant to Section 4.06(b)(8), Section 4.06(b)(10) or Section 4.06(b)(13); and

(6) Indebtedness that is Incurred pursuant to Section 4.06(b)(16).

Section 4.07 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by an Officer or the Board of Directors of the Issuer or the relevant Restricted Subsidiary, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(3) (A) in respect of Asset Dispositions in any Non-Core Market, the aggregate amount of Asset Dispositions made since the Issue Date in all Non-Core Markets would not exceed €300 million and (B) in respect of Asset Dispositions in any Core Market, the aggregate amount of Asset Dispositions made in all Core Markets would not exceed 3% of Book Value per fiscal year; provided that, in the case of each of (A) and (B), the amount of Asset Dispositions by a Majority Co-Investment Vehicle or a Fund Co-Investment Vehicle or any Restricted Subsidiary thereof shall be equal to the product of (i) the aggregate amount of the net proceeds of the Asset Disposition and (ii) the direct or indirect proportionate economic interest of Midco in such Majority Co-Investment Vehicle or Fund Co-Investment Vehicle or a Subsidiary thereof which is a Restricted Subsidiary.

For purposes of determining compliance with the provisions of this Section 4.07, the euro equivalent of any Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred.

(b) [Reserved].

(c) [Reserved].

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the relevant Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Issuer upon converting such portion into such currency.

(e) [Reserved].

(f) [Reserved].

(g) For the purposes of Section 4.07(a)(2), the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition; provided that such Indebtedness is not, directly or indirectly, secured by any Lien on any of the assets or property of the Company and its Restricted Subsidiaries (including Capital Stock of a Restricted Subsidiary of the Company);

(4) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary;

(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.07 that is at that time outstanding, not to exceed the greater of €[•] and 1.5% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(6) any Capital Stock or Additional Assets.

(h) The Issuer will comply, to the extent applicable, with the requirements of any applicable securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this Section 4.07, the Issuer will comply with the applicable securities laws and regulations (or exchange rules) and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Section 4.08 Limitation on Affiliate Transactions.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (any such transaction or series of related transactions, an “Affiliate Transaction”) involving aggregate value in excess of €10 million unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate value in excess of €15 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer or the relevant Restricted Subsidiary; and

(3) in the event such Affiliate Transaction involves an aggregate value in excess of €25 million, the Company delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that (i) the terms are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis or (ii) the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 4.08(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.

(b) The provisions of Section 4.08(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.04, any Permitted Payments (other than pursuant to Section 4.04(c)(9)(B)(ii)) or any Permitted Investment (other than Permitted Investments as defined in clauses (1)(b), (2) and (14) of the definition thereof);

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Issuer, in each case in the ordinary course of business;

(3) [Reserved];

(4) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5) the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the Transactions and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction pursuant to or contemplated by, and any payments pursuant to or for purposes of funding, any agreement or instrument relating thereto and in effect as of or on the Issue Date after giving pro forma effect to the Transactions, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.08 or to the extent not more disadvantageous to the Holders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;

(7) execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the Senior Management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate, or similar entity or Co-Investment Vehicle that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity or Co-Investment Vehicle;

(10) (a) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors of the Issuer in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Indenture;

(11) any payment of Parent Holding Company Expenses under clause (1) thereof pursuant to a Recharge Agreement between Midco and the Company;

(12) Permitted Cash Pooling;

(13) the performance of any transactions or obligations of any Person or any of its Subsidiaries under the terms of any transaction arising out of, or payments made pursuant to or for the purposes of funding, any agreement or instrument in effect at the time such Person is acquired by the Company or any Restricted Subsidiary, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Indenture; provided that such agreements or instruments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on, or made pursuant to binding commitments existing on, the date of such acquisition, merger, amalgamation or consolidation; and

(14) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that (i) the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis or (ii) that the transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view.

(c) Notwithstanding anything to the contrary in this Indenture, the Company will not, and will not permit any Restricted Subsidiary to, pay, contribute assets, make an Investment or otherwise transfer value to a member of a Target Group if any member of such Target Group has any outstanding Acquired Indebtedness, other than (x) in the ordinary course of business and on an arm’s length basis and (y) payments in an amount not to exceed €50 million in aggregate per fiscal year to fund capital expenditures or other investments in property, plant and equipment of all Target Groups.

Section 4.09 Limitation on Liens.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (i) in the case of any property or asset that does not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if, the Notes (or any Note Guarantee in the case of Liens of any Guarantor) are secured, equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien (in each case, including pursuant to the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement) for so long as such Indebtedness is so secured and (ii) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

(b) Any such Lien created in favor of the Notes pursuant to Section 4.09(a)(i)(2) will be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien to which it relates and (ii) as otherwise set forth under Section 12.04.

(c) Notwithstanding Section 4.09(a), (i) the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets to secure any Indebtedness if the Notes (or any Note Guarantee in the case of Liens on any Guarantor) are not secured by such Lien solely on the basis of the Agreed Security Principles and (ii) no Group Company incorporated in Sweden shall issue a Swedish business mortgage certificate unless a Lien is granted over such Swedish business mortgage to secure the Secured Obligations (as defined in the Intercreditor Agreement).

Section 4.10 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, subject to the terms hereof, each Holder will have the right to require the Issuer to repurchase all or part (in integral multiples of (i) €1.00 (in the case of Euro Notes); provided that Euro Notes of €1,000 or less may only be repurchased in whole and not in part and (ii) SEK 1.00 (in the case of SEK Notes); provided that SEK Notes of SEK 10,000 or less may only be redeemed in whole and not in part) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase and Additional Amounts, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided, however, that the Issuer shall not be obliged to repurchase Notes under this Section 4.10 in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes pursuant to paragraphs 5 and 6 of the Notes or all conditions to such redemption have been satisfied or waived.

(b) Unless the Issuer has unconditionally exercised its right to redeem all the Notes pursuant to paragraphs 5 and 6 of the Notes or all conditions to such redemption have been satisfied or waived, no later than the date that is 60 days after any Change of Control, the Issuer will mail a notice (the “Change of Control Offer”) to each Holder of any such Notes, with a copy to the Trustee:

(1) stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2) stating the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered pursuant to the procedures set forth in Section 3.03) (the “Change of Control Payment Date”);

(3) describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(4) describing the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased; and

(5) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(1) accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Principal Paying Agent an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(3) deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer in the Change of Control Offer;

(4) in the case of Global Notes, deliver, or cause to be delivered, to the Principal Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuer; and

(5) in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

(d) If any Definitive Registered Notes have been issued, the Paying Agent will promptly mail to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Trustee or the Registrar, as applicable, will promptly authenticate (or cause to be authenticated) and mail (or cause to be transferred by book entry) to each Holder of Definitive Registered Notes a new Note equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in an aggregate principal amount that is at least €1,000 and integral multiples of €1.00 in excess thereof (in the case of a Euro Note) and at least SEK 10,000 and integral multiples of SEK 1.00 in excess thereof (in the case of a SEK Note).

(e) For so long as the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will, to the extent and in the manner permitted by such rules, post such notices on the official website of the Luxembourg Stock Exchange.

(f) The provisions of this Section 4.10 will be applicable whether or not any other provisions of this Indenture are applicable.

(g) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.10 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control, or an offer or other transaction that if consummated would result in a Change of Control has been publicly announced and, if applicable, not withdrawn, at the time the Change of Control Offer is made.

(h) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to this Section 4.10 to the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations (or exchange rules) and will not be deemed to have breached its obligations under the provisions of this Section 4.10 by virtue of the conflict.

Section 4.11 Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders in any jurisdiction or any category of Holders where (a) the solicitation of such consent, waiver or amendment, including in connection with any tender or exchange offer, or (b) the payment of the consideration therefor could reasonably be interpreted as requiring the Company or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the United States federal securities laws, the laws of the United Kingdom and the laws of the European Union or any of its member states), which the Company in its sole discretion determines (acting in good faith) (1) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (2) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of Holders. For the avoidance of doubt, the Issuer shall be permitted to offer an early tender or similar premium in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, selectively to only those Holders that tender or consent within the prescribed early tender period.

Section 4.12 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries; Future Guarantors.

(a) The Company will not cause or permit any of its Restricted Subsidiaries that are not Guarantors, directly or indirectly, to Guarantee any Credit Facility or any Public Debt or any refinancing thereof in whole or in part unless, such Restricted Subsidiary becomes a Guarantor on the date on which such other Guarantee or other Indebtedness, as applicable, is Incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide a Note Guarantee, which Note Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

(b) Notwithstanding Section 4.12(a), the Company will not cause or permit any of its Restricted Subsidiaries that are not Guarantors, directly or indirectly, to Guarantee any Credit Facility or any Public Debt or any refinancing thereof in whole or part if such Restricted Subsidiary does not become a Guarantor on the date on which such other Guarantee or other Indebtedness, as applicable, is Incurred.

(c) A Restricted Subsidiary that is not a Guarantor may become a Guarantor if it executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide a Note Guarantee.

(d) Each Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

Section 4.13 Amendments to the Intercreditor Agreement and Additional Intercreditor Agreements.

(a) In connection with the Incurrence of certain Indebtedness by the Company or any of its Restricted Subsidiaries, the Trustee shall, at the request of the Issuer, enter into with the Company, the relevant Restricted Subsidiaries and the holders of such Indebtedness (or their duly authorized representatives) one or more intercreditor agreements or deeds (including a restatement, replacement, amendment or other modification of the Intercreditor Agreement) (an “Additional Intercreditor Agreement”), on substantially similar terms as the Intercreditor Agreement (or terms that are not materially less favorable to the Holders); provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or adversely affect the personal rights, duties, liabilities, indemnification or immunities of the Trustee under this Indenture or the Intercreditor Agreement. In connection with the foregoing, the Issuer shall furnish to the Trustee such documentation in relation thereto as it may reasonably require.

(b) In relation to the Intercreditor Agreement or any Additional Intercreditor Agreement, the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.04.

(c) At the written direction of the Issuer and without the consent of Holders, the Trustee shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by the Intercreditor Agreement or any Additional Intercreditor Agreement that may be Incurred by the Company or its Restricted Subsidiaries that is subject to the Intercreditor Agreement or Additional Intercreditor Agreement (provided that such Indebtedness is Incurred in compliance with this Indenture), (3) add Guarantors or other Restricted Subsidiaries to the Intercreditor Agreement or any Additional Intercreditor Agreement, (4) secure the Notes (including Additional Notes) or (5) make any other change to any such agreement that does not adversely affect the Holders in any material respect. The Issuer shall not otherwise direct the Trustee to enter into any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Article 9 or as permitted by the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement, and the Issuer may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect their respective rights, duties, liabilities or immunities under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

(d) Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions herein) and to have authorized the Trustee to enter into the Intercreditor Agreement, any Additional Intercreditor Agreement or any restatement, replacement, amendment or other modification to reflect the above on each Holder’s behalf and the Trustee will not be required to seek the consent of the Holders to perform its obligations under and in accordance with the above provisions.

(e) A copy of the Intercreditor Agreement and/or any Additional Intercreditor Agreement shall be made available to the Holders upon request to the Issuer.

Section 4.14 Withholding Taxes.

(a) All payments made by or on behalf of the Issuer, a Successor Issuer or a Guarantor (a “Payor”) on the Notes or any Note Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) Sweden or any political subdivision or Governmental Authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on any such Note or Note Guarantee is made by the Issuer, Successor Issuer, Guarantor or their agents on their behalf, or any political subdivision or Governmental Authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which the Payor is incorporated or organized, engaged in a trade or business for tax purposes or otherwise considered to be a resident for tax purposes, or any political subdivision or Governmental Authority thereof or therein having the power to tax (each of clause (1), (2) and (3) of this Section 4.14(a), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made by a Payor with respect to any Note or Note Guarantee, including payments of principal, redemption price, premium, if any, or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders, or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will equal the amounts which would have been received in respect of such payments on any such Note or Note Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or the beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note, the exercise or enforcement of rights under any Note or the applicable indenture or any Note Guarantee, or the receipt of any payment in respect thereof;

(2) any Taxes to the extent that they are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a written request of the Payor addressed to the Holder, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters (to the extent such Holder or beneficial owner is legally eligible to do so), which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such Taxes;

(3) any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes or any Note Guarantee;

(4) any estate, inheritance, gift, sales, value added, use, transfer, personal property or similar tax, assessment or other governmental charge, or any excise Taxes imposed on transfer of a Note;

(5) any Taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another paying agent;

(6) any Taxes imposed on or with respect to a payment to any Holder who is a fiduciary or a partnership or any Person other than the sole beneficial owner of payment or such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly;

(7) any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements (including an intergovernmental agreement or any law implementing any such agreement) entered into in connection with the implementation thereof; or

(8) any combination of the above.

(b) Such Additional Amounts will also not be payable if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is permitted or required for payment) within 30 days after the relevant payment was first made available for payment to the Holder.

(c) The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction and as is reasonably available to the Issuer and will provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request. The Payor shall attach to each certified copy or other evidence, as applicable, a certificate stating (x) that the amount of Tax evidenced by the certified copy was paid in connection with payments under or with respect to the Notes then outstanding upon which such Taxes were due and (y) the amount of such withholding tax paid per €1,000 or SEK 10,000 (as applicable) of principal amount of the Notes.

(d) If any Payor becomes aware that it will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Note Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(e) Wherever in either this Indenture or any Note Guarantees there are mentioned, in any context:

(1) the payment of principal;

(2) purchase prices in connection with a purchase of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts under this Section 4.14 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The Payor will pay any present or future stamp, issue, registration, transfer, excise, court or documentary taxes, or any other property or similar taxes, charges or levies (including interest and penalties to the extent resulting from a failure by the Payor to timely pay amounts due) that arise in (x) any Relevant Taxing Jurisdiction or any jurisdiction in which a Paying Agent is located from the execution, delivery, or registration or (y) any jurisdiction from enforcement, in each case, of any Notes, this Indenture or any other document or instrument in relation thereto (other than a transfer of the Notes), and the Payor agrees to indemnify the Holders for any such taxes paid by such Holders. The Payor will also pay any such taxes, charges, or levies arising in any taxing jurisdiction in connection with the enforcement of the Notes, or any other such document or instrument, following the occurrence of any Event of Default with respect to the Notes. The foregoing obligations of this Section 4.14 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Section 4.15 Suspension of Covenants upon Achievement of Investment Grade Status.

(a) If, on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until the Reversion Date, Sections 4.04, 4.05, 4.06, 4.07, 4.08, 4.12, 4.19, 5.01(a)(3) and 5.01(b)(3), and, in each case, any related default provision of Article 6 will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries. Such covenants and any related default provisions of Article 6 will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of the Issuer properly taken during the continuance of the Suspension Event, and Section 4.04 will be interpreted as if it has been in effect since the date of such Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified, at the Issuer’s option, as having been Incurred pursuant to one of the clauses set forth in Section 4.06(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under Section 4.06(b), such Indebtedness will be deemed to have been outstanding on the Issue Date and permitted under Section 4.06(b).

(b) The Issuer shall notify the Trustee and the Holders that the two conditions set forth in Section 4.15 have been satisfied; provided that such notification shall not be a condition for the suspension of the provisions set forth in Section 4.15(a) to be effective. The Trustee shall not be obliged to notify Holders of such event.

Section 4.16 Maintenance of Listing.

The Issuer will use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the Securities Official List of the Luxembourg Stock Exchange for so long as such Notes are outstanding; provided that if the Issuer is unable to obtain admission to such listing or if at any time the Issuer determines that it will not maintain such listing, it will use its commercially reasonable efforts (where the Notes are initially so listed, prior to the delisting of the Notes from the Securities Official List of the Luxembourg Stock Exchange) to obtain and thereafter to maintain, a listing of the Notes on another stock exchange deemed appropriate by the Board of Directors or a member of Senior Management.

Section 4.17 Designation and Maintenance of Restricted or Unrestricted Subsidiaries.

(a) The Company shall not designate or maintain any Subsidiary as an Unrestricted Subsidiary; provided, however, that the Board of Directors of the Issuer may designate and maintain any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) that is a General Partner of a Partnership or a Third Party Partnership as an Unrestricted Subsidiary if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) such designation and the Investment of the Company in such Subsidiary complies with Section 4.04;

(3) no Default or Event of Default would result from such designation;

(4) in the case of a designation and maintenance of a General Partner of a Partnership as an Unrestricted Subsidiary:

(A) (i) such General Partner has not Incurred any Indebtedness, granted a Lien over any of its assets or received economic value from any Partnership or any Fund Co-Investment Vehicle, and (ii) so long as such General Partner is an Unrestricted Subsidiary, the Company will not permit such General Partner to Incur any Indebtedness, grant a Lien over any of its assets or receive economic value from any Partnership or any Fund Co-Investment Vehicle;

(B) (i) the Company has not, and its Restricted Subsidiaries have not, made any Investment in such General Partner or its related Partnership, other than such Investments as are required to establish and maintain the corporate existence of such General Partner or such Partnership, and (ii) so long as such General Partner is an Unrestricted Subsidiary, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Investment in such General Partner or its related Partnership, other than such Investments as are required to maintain the corporate existence of such General Partner or such Partnership;

(C) the Company or its Restricted Subsidiaries controls such General Partner and, so long as such General Partner is an Unrestricted Subsidiary, will control such General Partner;

(D) such General Partner has customary controlling interests in the related Partnership and, so long as such General Partner is an Unrestricted Subsidiary, will have customary controlling interests in the related Partnership, provided that limited partners of such Partnership may have customary non-controlling limited partner rights, including, but not limited to, rights relating to the approval of affiliate transactions involving such Partnership, change in the tax status of such Partnership and increase in the liability of limited partners; and

(E) after its related Partnership can no longer accept commitments from Third Parties, the Company and its Restricted Subsidiaries will not permit such General Partner to change the asset management contracts or servicing contracts with respect to such Partnership in a manner that would be materially adverse to the interests of the Holders; and

(5) in the case of a designation of a General Partner of a Third Party Partnership as an Unrestricted Subsidiary:

(A) (i) such General Partner has not Incurred any Indebtedness, granted a Lien over any of its assets or received economic value from any Third Party Partnership, and (ii) so long as such General Partner is an Unrestricted Subsidiary, the Company will not permit such General Partner to Incur any Indebtedness, grant a Lien over any of its assets or receive economic value from any Third Party Partnership;

(B) (i) the Company has not, and its Restricted Subsidiaries have not, made any Investment in such General Partner or its related Third Party Partnership, other than such Investments as are required to establish and maintain the corporate existence of such General Partner or such Third Party Partnership, and (ii) so long as such General Partner is an Unrestricted Subsidiary, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Investment in such General Partner or its related Third Party Partnership, other than such Investments as are required to maintain the corporate existence of such General Partner or such Third Party Partnership;

(C) the Company or its Restricted Subsidiary controls such General Partner and, so long as such General Partner is an Unrestricted Subsidiary, will control such General Partner;

(D) such General Partner has customary controlling interests in the related Third Party Partnership and, so long as such General Partner is an Unrestricted Subsidiary, will have customary controlling interests in the related Third Party Partnership, provided that limited partners of such Third Party Partnership may have customary non-controlling limited partner rights, including, but not limited to, rights relating to the approval of affiliate transactions involving such Third Party Partnership, change in the tax status of such Third Party Partnership and increase in the liability of limited partners; and

(E) after its related Third Party Partnership can no longer accept commitments from Third Parties, the Company and its Restricted Subsidiaries will not permit such General Partner to change the asset management contracts or servicing contracts with respect to such Third Party Partnership in a manner that would be materially adverse to the interests of the Holders.

(b) Any such designation of a Subsidiary as an Unrestricted Subsidiary by the Board of Directors of the Issuer shall be evidenced to the Trustee by delivering to the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the conditions set forth in Section 4.17(a).

(c) The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2) the Consolidated Net Leverage Ratio would not be greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly delivering to the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation or an Officer’s Certificate certifying that such designation complies with this Section 4.17(c).

Section 4.18 Designation and Maintenance of Majority Co-Investment Vehicle or Fund Co-Investment Vehicle.

(a) The Board of Directors of the Issuer may designate and maintain any Co-Investment Vehicle as a Majority Co-Investment Vehicle (a “Majority Co-Investment Vehicle Designation”); provided that:

(1) any Investment that has been made pursuant to clause (1) of the definition of “Permitted Investment” would be able to be made pursuant to clause (19) of the definition of “Permitted Investment”;

(2) such Co-Investment Vehicle is a Restricted Subsidiary (but not a Guarantor) in which the Company or any of its other Restricted Subsidiaries holds, directly or indirectly, in the aggregate, no less than 50.1% of the economic interests (with a Third Party or Third Parties holding the remaining economic interests); and

(3) such designation does not occur prior to the date on which such Co-Investment Vehicle receives (x) an Investment in the form of assets from a Third Party or (y) a commitment for an Investment in the form of assets from a Third Party, in each case on an arm’s length basis, and to be made within 18 months of such Majority Co-Investment Vehicle Designation.

(b) The Board of Directors of the Issuer may designate and maintain any Co-Investment Vehicle as a Fund Co-Investment Vehicle (a “Fund Co-Investment Vehicle Designation”); provided that:

(1) any Investment that has been made pursuant to clause (1) of the definition of “Permitted Investment” would be able to be made pursuant to clause (23) of the definition of “Permitted Investment”;

(2) (i) such Co-Investment Vehicle remains a Restricted Subsidiary (but not a Guarantor) whose economic interests are held by the Company or its Restricted Subsidiaries, one or more Partnerships or Third Parties (provided that the Company and its Restricted Subsidiaries will own not more than 35% of the economic interests in such Fund Co-Investment Vehicle no later than 18 months from the time of such Fund Co-Investment Vehicle Designation) and (ii) the General Partner of such Co-Investment Vehicle is designated as an Unrestricted Subsidiary; and

(3) such designation does not occur prior to the date on which such Co-Investment Vehicle receives, in each case, on an arm’s length basis, (x) an Investment in the form of assets from a Third Party, through a Partnership or otherwise, or (y) a commitment for an Investment in the form of assets from a Third Party, through a Partnership or otherwise, to be made within 18 months of such Fund Co-Investment Vehicle Designation.

Each Subsidiary of a Co-Investment Vehicle designated as a Fund Co-Investment Vehicle pursuant to this clause (b) shall be deemed to be a Restricted Subsidiary.

(c) The Board of Directors of the Issuer may designate any Co-Investment Vehicle that is not a Subsidiary to be a Leveraged Minority Co-Investment Vehicle or a Non-Leveraged Minority Co-Investment Vehicle.

Section 4.19 No Impairment of Security Interest.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that, subject to Section 4.19(b), the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Security Agent and the Holders, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Security Agent and the Holders and the other beneficiaries described in the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement any Lien over any of the Collateral that is prohibited by Section 4.09; provided that the Company and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged, transferred or released in accordance with this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents.

(b) Notwithstanding Section 4.19(a), nothing in this Section 4.19 shall restrict the discharge and release of any Lien in accordance with this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral; or (iv) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that, except where permitted by this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, supplement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Issuer delivers to the Trustee and the Security Agent either (1) a solvency opinion, in form and substance reasonably satisfactory to the Trustee and the Security Agent, from an Independent Financial Advisor or appraiser or investment bank of international standing which confirms the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release

(followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the person granting any such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release, or (3) an opinion of counsel (subject to any qualifications customary for this type of opinion of counsel), in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Document, so amended, extended, renewed, restated, supplemented, modified or released and replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or release and to which the new Indebtedness secured by the Permitted Collateral Lien is not subject.

(c) In the event that the Company and its Restricted Subsidiaries comply with the requirements of this Section 4.19, the Trustee and the Security Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Holders.

Section 4.20 Guarantor Coverage Test

(a) If, on the date on which the audited consolidated financial statements are required to be furnished to the Trustee under Section 4.02(a)(1), (i) the aggregate earnings before interest, tax, depreciation and amortization (“EBITDA”), calculated on the same basis as Consolidated EBITDA, of the Issuer and the Guarantors is less than 85% of Consolidated EBITDA of the Company and its Restricted Subsidiaries, (ii) the aggregate total assets of the Issuer and the Guarantors is less than 85% of the aggregate total assets of the Company and its Restricted Subsidiaries or (iii) the aggregate total revenue of the Issuer and the Guarantors is less than 85% of the aggregate total revenue of the Company and its Restricted Subsidiaries (the “Guarantor Coverage Test”), then the Company shall, within 60 days of such test date, cause such other Restricted Subsidiaries to accede as Guarantors, subject to the Agreed Security Principles, to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Guarantors had been Guarantors for the purposes of the relevant test date).

(b) For the purposes of calculating the Guarantor Coverage Test:

(1) (for the purpose of calculating EBITDA only) the EBITDA of the Company or any Restricted Subsidiary shall be deemed to be zero if it has negative EBITDA; and

(2) calculations of the numerator shall be made on an unconsolidated basis, excluding all intra-group items.

(c) The Company shall ensure that, on the date on which the audited consolidated financial statements are required to be furnished to the Trustee under Section 4.02(a)(1), each Restricted Subsidiary which is a Material Company and which is not already a Guarantor shall accede as a Guarantor, subject to the Agreed Security Principles, within 60 days of such test date.

(d) Notwithstanding Section 4.20(a) and Section 4.20(c):

(1) no Fund Co-Investment Vehicle or its Restricted Subsidiaries shall be required to accede as a Guarantor; and

(2) no member of a Target Group that is subject to the terms of Acquired Indebtedness Incurred in accordance with the RCF Facility Agreement, the Exchange Notes Indenture and this Indenture (or any Refinancing Indebtedness in respect of such Acquired Indebtedness) shall be required to accede as Guarantor for so long as such Acquired Indebtedness (or such Refinancing Indebtedness) remains outstanding.

(e) For the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred from the failure of the Company to satisfy its obligations set forth in Section 4.20(a) and Section 4.20(c) as a result of a Restricted Subsidiary not being able to accede as a Guarantor solely by reason of the Agreed Security Principles.

(f) Subject to and in accordance with the Agreed Security Principles, (i) any Restricted Subsidiary acceding as a Guarantor pursuant to this Section 4.20 shall grant a Lien on its assets to secure the Notes by the time it must accede as a Guarantor and (ii) any Holding Company of such Restricted Subsidiary that is the Company or a Restricted Subsidiary shall grant a Lien on the shares it holds in such Restricted Subsidiary by the time such Restricted Subsidiary must accede as a Guarantor.

Section 4.21 Limitation on Holding Company Activities and Licenses and Intra-Group Loans.

(a) The Company, the Issuer and, if a Permitted Issuer Reorganization has occurred, Intermediate Holdco will not hold any shares in any Person other than:

(1) (in the case of the Company) the shares of the Issuer and any RED Direct Subsidiaries and, if a Permitted Issuer Reorganization has occurred, of Intermediate Holdco and any RED Direct Subsidiaries;

(2) (in the case of the Issuer) the shares of Midco; and

(3) (in the case of Intermediate Holdco) the shares of the Issuer.

(b) The Company, the Issuer and, if a Permitted Issuer Reorganization has occurred, Intermediate Holdco will not incorporate or acquire new Subsidiaries other than:

(1) (in the case of the Company) the Issuer or, if a Permitted Issuer Reorganization has occurred, Intermediate Holdco;

(2) (in the case of the Issuer) Midco; and

(3) (in the case of Intermediate Holdco) the Issuer.

(c) The Company and its Restricted Subsidiaries will not at any time:

(i) grant or allow to remain outstanding a loan or extension of credit in respect of any Indebtedness (other than in the case of Permitted Cash Pooling (excluding cash pooling constituting Cash Pool ICLs) or a Permitted Investment under paragraph (25) thereof) to any Person other than:

(1) (in the case of the Company) the Issuer or, if a Permitted Issuer Reorganization has occurred, Intermediate Holdco;

(2) (in the case of the Issuer) Midco, the Company or, if a Permitted Issuer Reorganization has occurred, Intermediate Holdco;

(3) (in the case of Intermediate Holdco) the Issuer or the Company;

(4) (in the case of Midco) the Issuer or its directly-owned Subsidiaries; and

(5) (in the case of any other Restricted Subsidiary) such member’s directly-owned Subsidiaries or direct Holding Companies; provided that this clause (5) shall not apply to any Fund Co-Investment Vehicle or any of its Subsidiaries which are Restricted Subsidiaries in relation to transactions between such Fund Co-Investment Vehicle and its Subsidiaries; or

(ii) undertake any step or action to consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to, any Person in a manner that would result in any of the limitations set out in clauses (i)(1) to (i)(5) above not being complied with (other than in the case of Permitted Cash Pooling (excluding cash pooling constituting Cash Pool ICLs) or a Permitted Investment under paragraph (25) thereof).

(d) If any Restricted Subsidiary will obtain a New License, the Issuer shall cause such Restricted Subsidiary to be and remain:

(1) (i) a newly incorporated directly-owned Wholly Owned Subsidiary of Midco or (ii) a newly incorporated directly-owned Wholly Owned Subsidiary of the Company that holds a License from a regulator in the same jurisdiction; or

(2) if it is not possible for such Restricted Subsidiary to be a newly incorporated directly-owned Wholly Owned Subsidiary of Midco per (d)(1)(i) above or of such Subsidiary of the Company that holds a License from a regulator in the same jurisdiction per (d)(1)(ii) above, and such New License is required to be held by a Restricted Subsidiary of the Company that is owned by a Restricted Subsidiary of Midco that owns other Restricted Subsidiaries incorporated in the same region (a “Regional Sub-Group Restricted Subsidiary”), such Restricted Subsidiary of the Company is owned by such Regional Sub-Group Restricted Subsidiary that is directly owned by Midco.

Notwithstanding the foregoing, the Company may permit any of its Restricted Subsidiaries to obtain a New License without satisfying the requirement set forth in clause (1) or (2) above if satisfying such New License requirements would (i) be materially detrimental to the Company and its Restricted Subsidiaries due to tax or regulatory reasons or (ii) have a materially negative impact on the balance sheet of the Company or any Restricted Subsidiary.

(e) If any Restricted Subsidiary is required to renew or obtain a License, Midco shall make commercially reasonable efforts to cause such Restricted Subsidiary to be (to the extent not already the case) and remain:

(1) (i) a directly-owned Wholly Owned Subsidiary of Midco or (ii) a directly-owned Wholly Owned Subsidiary of the Company that holds a License from a regulator in the same jurisdiction; or

(2) if it is not possible for such Restricted Subsidiary to be a directly-owned Wholly Owned Subsidiary of Midco per (e)(1)(i) above or a directly-owned Wholly Owned Subsidiary of the Company that holds a License from a regulator in the same jurisdiction per (e)(1)(ii) above, such Restricted Subsidiary is owned by a Regional Sub-Group Restricted Subsidiary that is directly owned by Midco.

Notwithstanding the foregoing, the Company may permit any of its Restricted Subsidiaries to become subject to a License without satisfying the requirement set forth in clause (1) or (2) above if satisfying such requirements would (i) be materially detrimental to the Company and its Restricted Subsidiaries due to tax or regulatory reasons, (ii) be contrary to applicable laws or regulation or (iii) have a materially negative impact on the balance sheet of the Company or any Restricted Subsidiary.

(f) Midco shall procure that any Restricted Subsidiary that is acquired, incorporated or otherwise established (in each case, after the Issue Date) and that is required to hold a License, shall be and remain either (i) a directly-owned Wholly Owned Subsidiary of Midco or (ii) owned by a Regional Sub-Group Restricted Subsidiary that is directly owned by Midco.

(g) The Company, the Issuer and, if a Permitted Issuer Reorganization has occurred, Intermediate Holdco will not carry on any business activity, hold any assets or Incur any Indebtedness other than in connection with:

(1) subject to clauses (a) to (c) above, the transactions permitted under the other clauses of this Section 4.21;

(2) the provision of administrative, strategy, legal, accounting, tax, treasury, research and development, employee-related, management and other services to its Affiliates of a type customarily provided by a holding company (including entering into and performing any rights or obligations under any Tax Sharing Agreements and acting as the head of a tax group) and the ownership of assets and incurrence of liabilities related to the provision of such services, provided that the foregoing shall only relate to any aspect of the Hive Down that is not completed as of the Issue Date and waived in accordance with the Restructuring Implementation Deed and shall be permitted until such time as the relevant aspect of the Hive Down has been completed;

(3) (a) the Incurrence of any Indebtedness or Subordinated Shareholder Funding permitted under the Indenture; (b) the conduct of any activities reasonably incidental to the Incurrence of such Indebtedness or Subordinated Shareholder Funding, including the performance of the terms and conditions thereof; and (c) the granting of Liens to secure Indebtedness, in compliance with the provisions of the Indenture;

(4) activities undertaken with the purpose of fulfilling its obligations or exercising its rights under the Indenture, the Intercreditor Agreement (or any Additional Intercreditor Agreement), the Security Documents, and any finance and security arrangements not prohibited by the Indenture;

(5) the ownership of cash, Cash Equivalents, Temporary Cash Investments, Investment Grade Securities or Permitted Investments (a) to the extent used within 45 days of receipt for (i) Debt Service and (ii) payment of Parent Holding Company Expenses, in each case falling due within 45 days of receipt and permitted by the terms of this Indenture or (b) in connection with Permitted Cash Pooling;

(6) the management of the Company’s and its Subsidiaries’ assets and conducting activities and entering into transactions related or incidental to the establishment and/or maintenance of the Company’s and the Company’s Subsidiaries’ corporate existence (provided that the foregoing shall only relate to any aspect of the Hive Down that is not completed as of the Issue Date and waived in accordance with the Restructuring Implementation Deed and shall be permitted until such time as the relevant aspect of the Hive Down has been completed), and, with respect to the Company, the Issuer and, if a Permitted Issuer Reorganization has occurred, Intermediate Holdco, the payment of directors’ fees and Taxes;

(7) any activity reasonably relating to the servicing, purchase, redemption, amendment, exchange, refinancing or retirement of the Notes or other Indebtedness (or other items that are specifically excluded from the definition of Indebtedness) not prohibited to be Incurred under the Indenture;

(8) with respect to the Company only, the listing of its Capital Stock and the issuance, offering and sale of its Capital Stock, including compliance with applicable regulatory and other obligations in connection therewith;

(9) the Transactions;

(10) any business activity pursuant to any contract between the Company and any third party that is not transferred to Midco or any RED Direct Subsidiaries as of the Issue Date pursuant to the Hive Down and in respect of which compliance has been waived in accordance with the Restructuring Implementation Deed; provided that such activities shall only be permitted until such time as the relevant aspect of the Hive Down has been completed;

(11) implementation of any Permitted Issuer Reorganization (including any related steps);

(12) any assets and liabilities and performing obligations under any pension arrangements to which it is a party (provided that the foregoing shall only relate to any aspect of the Hive Down that is not completed as of the Issue Date and waived in accordance with the Restructuring Implementation Deed and shall be permitted until such time as the relevant aspect of the Hive Down has been completed) and professional fees and administration costs in the ordinary course of business as a holding company;

(13) Incurring liabilities arising by operation of law and not as a result of any default or omission;

(14) any rights or liabilities in relation to any litigation or court or other similar proceedings;

(15) [Reserved]; and

(16) the making or receipt (i) of any Restricted Payment, Permitted Payment or Permitted Investment permitted by the terms of the Indenture and (ii) an offering, issuance, sale or other disposition of its Capital Stock to a Parent to the extent not otherwise prohibited by the Indenture.

Section 4.22 Financial Calculations.

When calculating the availability or permission under any basket or ratio under the Indenture, in each case in connection with any acquisition, disposition, merger, joint venture, Investment, Change of Control or any other similar transaction where there is a time difference between commitment and closing or Incurrence (including in respect of Incurrence of Indebtedness, Liens, Restricted Payments and Permitted Investments), the date of determination of such basket or ratio and of any Default or Event of Default with respect to such Incurrence shall, at the option of the Issuer, be (A) the date the definitive agreements for such acquisition, disposition, merger, joint venture, Investment, Change of Control or any such similar transaction are entered into and such baskets or ratios shall be calculated on a pro forma basis after giving effect to such acquisition, disposition, merger, joint venture, Investment, Change of Control or such similar transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such transaction or (B) the date of consummation of any such transaction. For the avoidance of doubt, (x) if any of such baskets or ratios are determined to be in compliance under (A) above and are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in ERC, Consolidated EBITDA or Total Assets or any pro forma amounts of the foregoing) subsequent to such date of determination and at or prior to the consummation of the relevant transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the transactions are permitted hereunder and (y) if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and to be outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture (except to the extent such transaction is subsequently abandoned).

Section 4.23 Ratings.

The Company and the Issuer shall use commercially reasonable efforts to obtain issue ratings in respect of the Notes from any two of Fitch, Moody’s and S&P, as soon as reasonably practicable and in any event by no later than the date falling three months after the Issue Date; provided that there shall be no requirement to obtain a minimum rating.

Section 4.24 Intra-Group Intercreditor Agreement Accessions.

(a) The Issuer will procure the accession to the Intercreditor Agreement as an Intra-Group Lender (as defined in the Intercreditor Agreement) of each member of the Group (as defined in the Intercreditor Agreement) which has made a loan available to, granted credit to or made any other financial arrangement having a similar effect (in each case, outstanding or expected to be outstanding for more than 10 Business Days):

(1) (i) in aggregate in excess of €5,000,000 (on a net basis); (ii) having a tenor or implied tenor equal to or longer than 12 months; and (iii) having arisen within cash pooling arrangements; or

(2) in aggregate in excess of €5,000,000 (excluding any cash pooling arrangements),

in each case, with any other member of the Group (whether or not the relevant entities are a Debtor (as defined in the Intercreditor Agreement) at that time).

(b) The Issuer will procure that each member of the Group which has made a loan available to, granted credit to or made any other financial arrangement having a similar effect (in each case, outstanding or expected to be outstanding for more than 10 Business Days):

(1) (i) in aggregate in excess of €5,000,000 (on a net basis); (ii) having a tenor or implied tenor equal to or longer than 12 months; and (iii) having arisen within cash pooling arrangements; or

(2) in aggregate in excess of €5,000,000 (excluding any cash pooling arrangements),

in each case, with any other member of the Group which is party to the Intercreditor Agreement as an Intra-Group Lender shall remain party to the Intercreditor Agreement as an Intra-Group Lender.

(c) The Company shall procure that no Guarantor will make any payments to any Intra-Group Lenders (as defined in the Intercreditor Agreement) that have acceded to the Intercreditor Agreement pursuant to paragraph (a) above or remained a party to the Intercreditor Agreement pursuant to paragraph (b) above that would not be permitted under Clause 6 (Intra-Group Lenders and Intra-Group Liabilities) of the Intercreditor Agreement had such entities been Debtors.

(d) For the avoidance of doubt:

(1) no direct or indirect Subsidiary of a Guarantor (which is not already a Guarantor) is required to accede to the Intercreditor Agreement as a Debtor solely as a result of this Section 4.24; and

(2) no person who is not a party to this Indenture is entitled to rely or benefit from this Section 4.24.

ARTICLE 5

MERGER AND CONSOLIDATION

Section 5.01 The Issuer, the Company and the Guarantors.

(a) The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Issuer”) will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom, the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Issuer (if not the Issuer) will expressly assume (a) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and (b) all obligations of the Issuer under the Intercreditor Agreement or such Additional Intercreditor Agreement (to the extent required by the Intercreditor Agreement or such Additional Intercreditor Agreement);

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Consolidated Fixed Charge Coverage Ratio of the Successor Issuer would not be less than the Consolidated Fixed Charge Coverage Ratio was immediately prior to giving effect to such transaction; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Issuer (in each case, in form and substance reasonably satisfactory to the Trustee); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

(b) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom, the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Company (if not the Company) will expressly assume (a) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture and (b) all obligations of the Company under the Intercreditor Agreement or such Additional Intercreditor Agreement (to the extent required by the Intercreditor Agreement or such Additional Intercreditor Agreement);

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Consolidated Fixed Charge Coverage Ratio of the Successor Company would not be less than the Consolidated Fixed Charge Coverage Ratio was immediately prior to giving effect to such transaction; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Trustee); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

(c) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(d) The Successor Issuer or the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Company, as applicable, under this Indenture but in the case of a lease of all or substantially all its assets, the predecessor Issuer or the Company, as applicable, will not be released from its obligations under such Indenture or the Notes.

(e) Notwithstanding clauses (2) and (3) of Section 5.01(a) and Section 5.01(b) (which do not apply to transactions referred to in this sentence) and, other than with respect to Section 5.01(c), Section 5.01(a)(4) and Section 5.01(b)(4), (i) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company and its Restricted Subsidiaries may undertake a Permitted Reorganization. Notwithstanding the preceding clauses (3) and (4) of Section 5.01(a) and Section 5.01(b) (which do not apply to the transactions referred to in this sentence), the Issuer or the Company may consolidate or otherwise combine with, merge into or transfer all or a portion of its assets to a Wholly Owned Subsidiary incorporated or organized for the purpose of changing the legal domicile of the Issuer or the Company, reincorporating the Issuer or the Company in another jurisdiction, or changing the legal form of the Issuer or the Company.

(f) The foregoing provisions (other than the requirements of Section 5.01(b)(2)) will not apply to the completion of the Hive Down or the creation of a new subsidiary of the Company that becomes a parent of one or more of the Company’s Subsidiaries, including a Permitted Issuer Reorganization.

(g) No Guarantor (other than the Company) may:

(1) consolidate with or merge with or into any Person;

(2) sell, convey, transfer or dispose of all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(3) permit any Person to merge with or into such Guarantor,

in each case, unless:

(A) the other Person is the Issuer or any Guarantor (or becomes a Guarantor concurrently with the transaction); or

(B)

(i) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee and, if applicable, any Intercreditor Agreement; and

(ii) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing, or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

(h) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Guarantor, which properties and assets, if held by such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Guarantor.

(i) Notwithstanding the preceding Section 5.01(g)(3)(B)(ii), (a) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor (other than the Company) and (b) any Guarantor (other than the Company) may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Guarantor or the Issuer. Notwithstanding the preceding Section 5.01(g)(3)(B)(ii), a Guarantor (other than the Company) may consolidate or otherwise combine with or merge into a Wholly Owned Subsidiary incorporated or organized for the purpose of changing the legal domicile of the Guarantor reincorporating the Guarantor under the laws of any member state of the European Union, the United Kingdom, the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland, or changing the legal form of the Guarantor so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

(j) Notwithstanding anything to the contrary in this Indenture:

(1) the Issuer shall not consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company;

(2) Midco shall not consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer;

(3) if a Permitted Issuer Reorganization has occurred, Intermediate Holdco shall not consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company; and

(4) if a Permitted Issuer Reorganization has occurred, the Issuer shall not consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to Intermediate Holdco.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest or Additional Amounts, if any, on any Note when due and payable, continued for 15 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure to comply with Article 5 of this Indenture;

(4) failure to comply for 15 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in aggregate principal amount of the outstanding Notes with any of the Issuer’s obligations under Section 4.10 (other than a failure to purchase Notes which will constitute an Event of Default under Section 6.01(a)(2));

(5) failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in aggregate principal amount of the outstanding Notes with its other agreements contained in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Note Guarantee now exists, or is created after the date hereof, which default:

(A) is caused by a failure to pay principal at stated maturity on such Indebtedness, immediately upon the expiration of any grace period provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its maturity,

and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €40 million or more;

(7) (A) the Company, the Issuer, a Guarantor, a Pledgor, Midco or a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law: (i) voluntarily commences any proceedings or case, or files any petition seeking bankruptcy, insolvency, winding up, dissolution, liquidation, administration, moratorium or reorganization under any Bankruptcy Law, including, for the avoidance of doubt, a scheme of arrangement or restructuring plan pursuant to Part 26 or Part 26A of the Companies Act 2006, governed by the Laws of England and Wales or a company voluntary arrangement pursuant to Part I of the Insolvency Act of 1986, governed by the Laws of England and Wales, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any corporate action, legal proceedings or other procedure or step in any involuntary proceeding or petition filed against it in a court of competent jurisdiction under any Bankruptcy Law, (iii) applies for, or consents to the appointment of a receiver, administrator, restructuring administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official of it or for all or any substantial part of its property; (iv) files an answer admitting the material allegations of a petition filed against it in any involuntary proceeding or petition filed against it in a court of competent jurisdiction under any Bankruptcy Law, (v) makes a general assignment for the benefit of its creditors, (vi) commences negotiations with one or more of its creditors with a view to rescheduling the payment of principal or interest in respect of any of its Indebtedness, except to the extent such negotiations relate to Indebtedness to be refinanced in accordance with the definition of Refinancing Indebtedness, (vii) takes any comparable action under any foreign laws relating to insolvency or mandatory liquidation or (viii) takes any corporate action for the purposes of the foregoing; provided that clause (ii) shall not apply to any proceedings filed against it which are frivolous or vexatious and which, if capable of remedy, are discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which such discharge, stay or dismissal is advertised; or (B) a court of competent jurisdiction enters an order or decree, or a substantive decision is made under any Bankruptcy Law that: (i) is for relief against the Company, the Issuer, Midco, a Pledgor, a Guarantor or any Significant Subsidiary or for all or any substantial part of the Company, the Issuer, Midco, a Pledgor, a Guarantor or any Significant Subsidiary in an involuntary case, (ii) appoints a receiver, administrator, restructuring administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official of the Company, the Issuer, Midco, a Pledgor, a Guarantor or any Significant Subsidiary or for all or substantially all of the property of the Company, the Issuer, Midco, a Pledgor, a Guarantor or any Significant Subsidiary, (iii) orders the winding up or liquidation of the Company, the Issuer, Midco, a Pledgor, a Guarantor or any Significant Subsidiary, or (iv) any similar relief is granted under any foreign laws, and any such order or decree remains unstayed and in effect for 45 consecutive days (the “bankruptcy provisions”); or (C) with respect to a Significant Subsidiary having its center of main interest (in the meaning of section 3 of the German Insolvency Code (Insolvenzordnung) or article 3 para. 1 of Council Regulation (EC) No. 1346/2000 of May 29, 2000) in Germany, (i) any Person making an application for the opening of insolvency proceedings for the reasons set out in sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) (Antrag auf Eröffnung eines Insolvenzverfahrens) or (ii) any competent court taking actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen) unless, in case of an application for the opening of insolvency proceedings by any Person (other than the Company, any Subsidiary or the Company’s direct or indirect shareholders), such application is dismissed by the competent court (for any reason other than for lack of assets (mangels Masse)) or successfully withdrawn by such person, in each case within 21 days after such application and/or any Significant Subsidiary, Pledgor or Guarantor, in each case incorporated in Sweden is required to enter into mandatory liquidation pursuant to the Swedish Companies Act (as amended and restated from time to time);

(8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €40 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final;

(9) any Note Guarantee of a Significant Subsidiary or a group of Guarantors that when taken together (as of the end of the most recently completed fiscal year), would constitute a Significant Subsidiary, ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days (the “guarantee provisions”);

(10) any security interest under the Security Documents on Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture) with respect to a material portion of the Collateral for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture or such Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or the Issuer shall assert in writing that any such security interest is invalid or unenforceable and any such default continues for 10 days;

(11) the Company, the Issuer, a Significant Subsidiary, a Guarantor, a Pledgor or a Restricted Subsidiary that has granted a Lien on its assets to secure the Notes suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, except as permitted as a Permitted Reorganization (other than with respect to the Company, the Issuer and Midco);

(12) the Company’s auditors qualify the audited consolidated financial statements that are required to be furnished to the Trustee under Section 4.02(a)(1) in a manner that could reasonably be expected to materially adversely affect (i) the interests of the Holders (taken as a whole) under the Note Documents or (ii) the Group as a going concern;

(13) a Material Company or Significant Subsidiary incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung);

(14) a Material Company or Significant Subsidiary incorporated in Germany is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung);

(15) a Material Company or Significant Subsidiary incorporated in Switzerland is over-indebted (überschuldet) within the meaning of article 725b of the Swiss Code of Obligations and such over-indebtedness has not been resolved within 60 days of the board of directors of such Material Company or Significant Subsidiary determining that it is over-indebted, except if creditors of such Material Company or Significant Subsidiary have subordinated claims within the meaning of article 725b paragraph 4 of the Swiss Code of Obligations in an amount sufficient to cure the over-indebtedness; and

(16) a Material Company or Significant Subsidiary incorporated in Switzerland is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of article 725 of the Swiss Code of Obligations.

(b) However, a default under clauses (4), (5), (6) or (8) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Issuer of the default and, with respect to clauses (4), (5), (6) or (8) of Section 6.01(a), the Issuer does not cure such default within the time specified in clauses (4), (5), (6) or (8) of Section 6.01(a), as applicable, after receipt of such notice.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default under Section 6.01(a)(7)) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Amounts, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default pursuant to Section 6.01(a)(6) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(6) shall have been remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b) If an Event of Default under Section 6.01(a)(7) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) The Holders of a majority in aggregate principal amount of the outstanding Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, or Additional Amounts, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

To the extent permitted by the Intercreditor Agreement, the Trustee may direct the Security Agent (subject to being indemnified and/or secured to its satisfaction, including by way of prefunding, in accordance with the Intercreditor Agreement) to take enforcement action with respect to the Collateral if any amount is declared or becomes due and payable pursuant to Section 6.02.

Section 6.04 Waiver of Past Defaults.

Subject to Section 6.07 and Section 9.02 hereof, the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes (including in connection with an offer to purchase) (which may only be waived in accordance with Section 9.02(8)); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, if rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Except as otherwise set forth herein, the Holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. In the event an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has received written notice, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to it against all losses, claims, liabilities and expenses caused by taking or not taking such action. The Trustee has no obligation to ascertain whether Holders’ actions are unduly prejudicial to other Holders.

Section 6.06 Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, claim, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing the Trustee indemnity and/or security satisfactory to it against any loss, claim, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity; and

(5) the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The Trustee has no obligation to ascertain whether Holders’ actions are unduly prejudicial to other holders.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on the Notes held by such Holder, on the respective due dates expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due to the Trustee under Section 7.07.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding in its own name for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Security Agent, the Agents and their agents and attorneys for amounts due under Section 7.07, including payment of all fees, costs, compensation, disbursements, expenses and liabilities incurred, and all advances made, by the Trustee, the Security Agent and the Agents (as the case may be) and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third: to the Issuer, to a relevant Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit in the manner and to the extent provided in the Trust Indenture Act, and the court in its discretion may assess costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver.

No delay or omission of the Trustee or any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15 Enforcement by Holders.

Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual knowledge or has received written notice, the Trustee will exercise such of the rights and powers vested in it hereunder and use the same degree of care and skill that a prudent Person would use in conducting its own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee and the Agents will be determined solely by the express provisions of this Indenture, and the Trustee and the Agents need perform only those duties that are specifically set forth in this Indenture, the Trust Indenture Act, the Intercreditor Agreement and any Additional Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Agents; and

(2) in the absence of fraud on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, its own willful misconduct, or its own fraud, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05 hereof; provided, however, that the Trustee’s conduct does not constitute willful misconduct, fraud or gross negligence.

(d) Whether or not therein expressly so provided, every provision of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement that in any way relates to the Trustee is subject to Sections 7.01(a), (b) and (c).

(e) No provision of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement will require the Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties hereunder. The Trustee may refrain from taking any action if such action will result in the incurrence of a cost to the Trustee and the Trustee has reasonable grounds for believing that repayment of such funds is not assured to it (unless the Trustee has been offered security and indemnity satisfactory to them against any such expense). The Trustee will not be under any obligation to exercise any of their respective rights and powers under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, claim, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held whether in trust or otherwise by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee in accordance with the terms of this Indenture and such notice clearly references the Notes, the Issuer or this Indenture.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by them to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel or other professional advisors at the expense of the Issuer and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement; provided, however, that the Trustee’s conduct does not constitute willful misconduct, fraud or gross negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to them against the losses, claims, liabilities and expenses that might be incurred by them in compliance with such request or direction.

(g) The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received actual knowledge thereof or shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i) The rights, privileges, indemnities, protections, immunities and benefits given to the Trustee in this Indenture, including its right to be indemnified and/or secured to its satisfaction, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, and by each agent (including the Agents), custodian and other person employed to act hereunder. Absent willful misconduct, fraud or gross negligence, each Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for their failure to act until such inconsistency or conflict is, in their reasonable opinion, resolved.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including, but not limited to, natural disasters, acts of God, civil unrest, local or national disturbance or disaster, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Notes.

(m) The permissive right of the Trustee to take the actions permitted by this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement shall not be construed as an obligation or duty to do so.

(n) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(o) The Trustee shall not under any circumstances be liable for punitive damages, any consequential loss or indirect loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer, any Restricted Subsidiary or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(p) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind solely by reason of such inquiry or investigation except where the Trustee’s conduct constitutes willful misconduct, gross negligence or fraud.

(q) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(s) Notwithstanding anything else herein contained, the Trustee may refrain without liability from doing anything that would in its opinion, based on legal advice, be contrary to any law of any state or jurisdiction (including but not limited to the European Union, the United States of America or, in each case, any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, based on legal advice, necessary to comply with any such law, directive or regulation.

(t) The Trustee may retain counsel and professional advisors to assist them in performing their duties under this Indenture. The Trustee may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by them hereunder in good faith and in accordance with the advice or opinion of such counsel or professional advisors.

(u) The Trustee may assume without inquiry in the absence of actual knowledge or written notification that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(v) The duties and obligations of the Trustee shall be subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event a Responsible Officer of the Trustee has actual knowledge that the Trustee has acquired a conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof and to Sections 310(b) and 311 of the Trust Indenture Act.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement or any Additional Intercreditor Agreement, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or the Intercreditor Agreement other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and a Responsible Officer of the Trustee has notice of or knowledge of such occurrence as provided in Section 7.01(a), the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Issuer or, upon the failure of the Issuer to pay, each Guarantor, jointly and severally, will pay to the Trustee and the Agents such compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing. The Trustee’s and the Agents’ compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee and the Agents promptly upon request for all fees, disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s and the Agents’ agents and counsel. In the event of the occurrence of an Event of Default or where the Trustee reasonably considers it necessary or is being requested by the Issuer to undertake duties which the Trustee and the Issuer reasonably believe to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee additional remuneration for such duties. Such additional remuneration and/or expenses shall be paid to the Trustee promptly at such times as the Trustee shall reasonably request in writing to the Issuer.

(b) The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee and the Agents and their officers, directors, employees and agents against any and all losses, damages, costs, claims, liabilities, taxes or expenses (including properly incurred fees and expenses of counsel) incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending themselves against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent any such loss, liability, claims, tax or expense may be attributable to their gross negligence, fraud or wilful misconduct. The Trustee and the Agents will notify the Issuer promptly of any claim for which they may seek indemnity. Failure by the Trustee and the Agents to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. Except where the interests of the Issuer and the Guarantors, on the one hand, and the Trustee, on the other hand, may be adverse, the Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. Notwithstanding the foregoing, the Trustee may in its sole discretion assume the defense of the claim against it and/or appoint separate counsel and the Issuer and any Guarantor shall, jointly and severally, pay the properly incurred fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its written consent, which consent will not be unreasonably withheld. Neither the Issuer nor any Guarantor need reimburse any expense or indemnity against any loss, liability, or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or fraud.

(c) The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee in its capacity as Trustee, except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Liens will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The indemnity contained in this Section 7.07 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee or any Agent notwithstanding its resignation or retirement.

Section 7.08 Removal, Resignation and Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. Any Trustee that has resigned or has been removed shall remain subject to Section 311(a) of the Trust Indenture Act to the extent provided therein. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing and may appoint a successor Trustee. The Issuer may remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee, if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent or an order from relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or other public officer takes charge of the Trustee or its property;

(4) the Trustee otherwise becomes incapable of acting as Trustee hereunder; or

(5) the Trustee has or acquires a conflict of interest not eliminated in accordance with Section 7.03.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee (at the expense of the Issuer), the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointment shall be reasonably satisfactory to the Issuer.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10 Eligibility; Disqualification.

For so long as required by the Trust Indenture Act, there shall be a trustee under this Indenture. The Trustee shall at all times satisfy the requirements of and be eligible under to act as Trustee pursuant to Section 310(a) of the Trust Indenture Act (or shall be exempt therefrom or subject to an exception thereto). The Trustee shall at all times be a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities that shall have a combined capital and surplus of at least U.S.$150,000 as set forth in its most recent published annual report of condition. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes. The Trustee shall comply with Section 310(b) of the Trust Indenture Act; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act, this Indenture, the Notes, any supplemental indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.10, it shall resign immediately in the manner and with the effect specified in this Article 7.

Section 7.11 Resignation of Agents.

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent shall deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07. The Agents shall act solely as agents of the Issuer, except in the event of a Default or Event of Default, in which case the Trustee may, by notice in writing to the Issuer and the relevant Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

Section 7.12 Preferential Collection of Claims Against Corporation

The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein, excluding, as applicable, any creditor relationship listed in Section 311(b) of the Trust Indenture Act.

Section 7.13 Reports by Trustee to Holders

Within 60 days after the anniversary of the Issue Date, beginning with the anniversary in 2026, and for so long as the Notes remain outstanding, the Trustee shall mail to each Holder, a brief report dated as of such date, if required by and in compliance with the requirements of Section 313 of the Trust Indenture Act. A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act. The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and any Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and any Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in clauses (1), (2), (3) and (4) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes when such payments are due from the trust referred to in Section 8.05 hereof;

(2) the Issuer’s obligations with respect to the Notes under Article 2 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and any Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, (a) be released from each of their obligations under the covenants contained in Sections 4.02, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.12, 4.15, 4.16, 4.17, 4.18, 4.19 and 5.01 (other than with respect to clauses (1) and (2) of Section 5.01(a) and Section 5.01(b)) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes and (b) be released from the operation of Sections 6.01(a)(3) (other than with respect to clauses (1) and (2) of Section 5.01(a) and Section 5.01(b)), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), 6.01(a)(7), 6.01(a)(8), 6.01(a)(9) and 6.01(a)(10), in each case, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.05 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, payment on the Notes may not be accelerated due to an Event of Default specified in clauses (3) (other than with respect to clauses (1) and (2) of Section 5.01(a) and Section 5.01(b), clauses (4), (5), (6), (7), (8) and (9) of Section 6.01(a)).

Section 8.04 Survival of Certain Obligations.

Notwithstanding Sections 8.02 and 8.03, the Issuer’s obligations under Section 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 7.07, 7.08 and under this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations under Sections 7.07 and 8.08 shall survive.

Section 8.05 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof, the Issuer must irrevocably deposit in trust with the Trustee (or such entity designated or appointed (as agent) by the Trustee for this purpose) (i) with respect to the Euro Notes, cash in euros or euro-denominated European Government Obligations or a combination thereof for the payment of principal, premium, if any, interest and Additional Amounts, if any, on the Euro Notes to redemption or maturity, as the case may be, and (ii) with respect to the SEK Notes, cash in SEK or SEK-denominated Swedish Government Obligations or a combination thereof for the payment of principal, premium, if any, interest and Additional Amounts, if any, on the SEK Notes to redemption or maturity, as the case may be; provided that, if requested by the Issuer, the Trustee will distribute any amounts deposited in trust to the Holders prior to the Stated Maturity or redemption date, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(1) an Opinion of Counsel in the United States to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law since the issuance of the Notes);

(2) an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer;

(3) an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with;

(4) an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the U.S. Investment Company Act of 1940; and

(5) the Issuer delivers to the Trustee all other documents or other information that the Trustee may reasonably require in connection with either defeasance option.

Section 8.06 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.07 hereof, cash in euros, SEK, European Government Obligations, Swedish Government Obligations, or a combination thereof, and including the proceeds thereof, deposited with the Trustee (or such entity designated by the Trustee for this purpose, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in euros or SEK, European Government Obligations or Swedish Government Obligations, or a combination thereof, deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any cash in euros or SEK, European Government Obligations or Swedish Government Obligations, or a combination thereof, held by it as provided in Section 8.05 hereof which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

Section 8.07 Repayment to Issuer.

Any money deposited with the Trustee (or such entity designated or appointed (as agent) by the Trustee for this purpose), or then held by the Issuer, in trust, or held by any Paying Agent, for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency and, if and so long as the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, publish such notice in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu) which notice shall state that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.08 Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash in euros or SEK, European Government Obligations or Swedish Government Obligations, or a combination thereof in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02 hereof, without the consent of any Holder, the Issuer, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Document to:

(1) cure any ambiguity, omission, defect, error or inconsistency, or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under any Note Document;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4) add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5) make any change that does not adversely affect the rights of any Holder in any material respect;

(6) make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes in accordance with this Indenture;

(7) provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Sections 4.06 and 4.12 to add Note Guarantees with respect to the Notes, to add Collateral for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents;

(8) evidence and provide for the acceptance and appointment under the Note Documents of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;

(9) evidence or provide for the release of any Collateral in accordance with the terms of this Indenture, the Intercreditor Agreement any Additional Intercreditor Agreement and the Security Documents; or

(10) comply with any requirement of the SEC in connection with qualifying this Indenture under the Trust Indenture Act or maintaining such qualification thereafter.

The Trustee shall be entitled to rely on such evidence as it deems appropriate including Officer’s Certificates and Opinions of Counsel.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.02 With Consent of Holders.

Except as otherwise set forth herein, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). If any amendment, supplement or waiver will only affect one series of Notes, only the Holders of a majority in aggregate principal amount of the then outstanding Notes of that affected series (and not the consent of the Holders of the majority of all Notes) shall be required. However, without the consent of Holders holding not less than 90% of the then-outstanding aggregate principal amount of Notes affected (provided that if any amendment, supplement or waiver will only affect one series of the Notes, then only the consent of the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes of that affected series (and not the consent of the Holders of at least 90% of all Notes) shall be required) or, in the case of clauses (1), (2), (3), (4) and (6), each affected Holder (provided that if any amendment, supplement or waiver will only affect one series of the Notes, then only the consent of each affected Holder of that affected series (and not the consent of each affected Holder of all Notes) shall be required), an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note;

(3) reduce the principal of, or extend the Stated Maturity of, any such Note;

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as provided under paragraphs 5 and 6 of each Note;

(5) make any such Note payable in money other than that stated in such Note;

(6) impair the right of any Holder to institute suit for the enforcement of any payment of principal, interest or Additional Amounts, if any, on or with respect to such Holder’s Notes on or after the due date therefor;

(7) make any change in Section 4.14 that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

(8) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(9) release all or substantially all Liens granted for the benefit of the Holders in the Collateral (taken as a whole) other than in accordance with the terms of the Security Documents, the Intercreditor Agreement, any applicable Additional Intercreditor Agreement and this Indenture;

(10) (a) subordinate the Notes or any Note Guarantee in contractual right of payment to any other Indebtedness or (b) subordinate the ranking of, or priority in the order of application of enforcement proceeds of, any of the Liens securing the Notes of any Note Guarantee to the Liens securing any other Indebtedness (such other Indebtedness, in each of clause (a) and (b), “Senior Indebtedness”), unless each adversely affected Holder has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of the Senior Indebtedness (based on the amount of Notes held by each adversely affected Holder immediately prior to the Incurrence of such Senior Indebtedness as a proportion of the amount of Indebtedness of the Company and its Restricted Subsidiaries held by all providers of such Senior Indebtedness) on the same terms as those offered to all other providers of such Senior Indebtedness; or

(11) make any change to this Section 9.02.

For purposes of voting or consenting (or any other matter requiring a determination based on a percentage of principal amount of the Notes outstanding), the aggregate principal amount of outstanding SEK Notes will be the euro equivalent amount (determined using the spot rate as of the record date set for taking of such action or the Issue Date) of such aggregate principal amount outstanding as of the date of determination.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of a Note of such series, unless it makes a change described in any of clauses (1), (2), (3), (4) and (6) of Section 9.02 hereof, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note of such series who has consented to it and every subsequent Holder of a Note or portion of a Note of such series that evidences the same debt as the consenting Holder’s Note of such series.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid for more than 120 days after such record date.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee or the Authenticating Agent, as the case may be, shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer (and any Guarantor) enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

ARTICLE 10

SATISFACTION AND DISCHARGE

Section 10.01 Satisfaction and Discharge.

This Indenture will be discharged and cease to be of further effect (except as to Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07 and 7.08) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee (or such entity designated or appointed (as agent) by the Trustee for this purpose) (i) with respect to the Euro Notes, euros or euro-denominated European Government Obligations or a combination thereof and (ii) with respect to the SEK Notes, SEK or SEK-denominated Swedish Government Obligations or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium and Additional Amounts, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be, provided that, if requested by the Issuer, the Trustee will distribute any amounts deposited in trust to the Holders prior to the Stated Maturity or redemption date, as the case may be; (3) the Issuer has paid or caused to be paid all other sums payable under this Indenture; (4) the Issuer has delivered irrevocable instructions under this Indenture to apply the deposited money towards payment of the Notes at maturity or on the redemption date, as the case may be; and (5) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under this Section 10.01 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2), (3) and (4)). If requested by the Issuer in writing no later than two Business Days prior to such distribution to the Trustee and Principal Paying Agent (which request may be included in the applicable notice of redemption pursuant to the above referenced Officer’s Certificate) the Trustee shall distribute any amount deposited to the Holders prior to the Stated Maturity or the redemption date, as the case may be; provided that the Notes shall be marked down on the date of early repayment and such early repayment will not occur prior to the record date set for redemption. For the avoidance of doubt, the distribution and payment to the Holders prior to the maturity or redemption date as set forth above shall not include any negative interest, present value adjustment, break cost or any additional premium on such amounts. To the extent the Notes are represented by a Global Note deposited with a depositary for the clearing system, any payment to the beneficial holders holding interests as a participant of such clearing system shall be subject to the then applicable procedures of the clearing system.

Section 10.02 Application of Trust Money.

Subject to the provisions of Section 8.07, all money deposited with the Trustee (or such entity designated or appointed (as agent of the Trustee) by the Trustee for this purpose) pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent (or such entity designated or appointed (as agent of the Trustee) by the Trustee for this purpose) is unable to apply, with respect to the Euro Notes, any euros or European Government Obligations or a combination thereof, and with respect to the SEK Notes, any SEK or SEK-denominated Swedish Government Obligations or a combination thereof, as applicable, or in accordance with Section 10.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01; provided that if the Issuer has made any payment of principal of, premium, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from, with respect to the Euro Notes, the euros or European Government Obligations or a combination thereof, and, with respect to the SEK Notes, SEK or SEK-denominated Swedish Government Obligations or a combination thereof, as applicable, held by the Trustee or Paying Agent.

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Note Guarantees.

(a) Subject to this Article 11, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Agreed Security Principles, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder (such Guarantee, a “Note Guarantee”), that:

(1) the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Subject to this Article 11, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or the Security Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Liability.

Notwithstanding any other provisions of this Indenture, the obligations of each Guarantor under its Note Guarantee shall be limited under the relevant laws applicable to such Guarantor and the granting of such Note Guarantees (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences or transactions under value, to the extent applicable), to the extent set forth in this Section 11.02 or in any supplemental indenture pursuant to which such Guarantor accedes to this Indenture. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that would, after giving notice to the Trustee of such maximum amount and giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law, or as otherwise required under the Agreed Security Principles to comply with corporate benefit, financial assistance and other laws affecting the rights of creditors generally, to the extent set forth in any supplemental indenture pursuant to which such Guarantor accedes to this Indenture.

(a) Sweden.

Notwithstanding any other provisions in this Indenture or any other Note Document, the obligations of any Guarantor incorporated in Sweden in its capacity as such (each a “Swedish Guarantor”) under this Indenture and any other Note Document shall, (i) in respect of any obligations or liabilities of other parties save for any wholly-owned Subsidiaries, be limited if (and only if) required by the provisions of the Swedish Companies Act (Sw.Aktiebolagslagen (2005:551)) relating to distribution of assets (Sw.värdeöverföring) (Chapter 17, Sections 1-4 (or their equivalents from time to time)), and (ii) other than in relation to the Company, the Issuer and [Midco], financial assistance (Chapter 21, Section 5 (or its equivalent from time to time)), and it is understood that the obligations and liability of each Swedish Guarantor for such obligations and liabilities under this Indenture and any other Note Document shall only apply, as applicable, to the extent permitted by the above-mentioned provisions of the Swedish Companies Act.

(b) Italy.

(1) Notwithstanding any other provisions in this Indenture or any other Note Document, to ensure compliance with Italian law, the guarantee obligations and liabilities of each Guarantor incorporated in the Republic of Italy (an “Italian Guarantor”) under this Indenture and any other Note Document shall be limited in accordance with Clause 27.23 (Guarantee Limitations on Italian Guarantors) of the Intercreditor Agreement as follows:

(2) In respect of the obligations of the Issuer and/or any Guarantor which is not a subsidiary pursuant to article 2359 of the Italian Civil Code (i.e., Royal Decree 262 of 1942, as amended) of such Italian Guarantor shall not exceed, at any time:

(i)

the aggregate principal amount of any intercompany loans or other financial support (other than equity contribution, howsoever described) advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 paragraph 1, numbers 1 and/or 2 of the Italian Civil Code) by the Issuer and/or any Guarantor outstanding at the time of the enforcement of the guarantee,

(ii)

less the aggregate amount (if any) that, as at the time of the enforcement of the guarantee provided for under this Indenture or any other Note Document, such Italian Guarantor has already paid, as a result of a demand under a guarantee granted pursuant to this Indenture or any other Note Document, provided that, in order to comply with the provisions of Italian law in relation to financial assistance (including, without limitation article 2358 and/or article 2474, as the case may be, of the Italian Civil Code), the guarantee obligations and liabilities of an Italian Guarantor under this Indenture and any other Note Document will not include any obligations or liability of the Issuer and/or any Guarantor (x) in respect of any debt or utilization incurred to finance and/or refinance, either directly or indirectly, the acquisition and/or subscription of the Italian Guarantor’s own shares/quotas or those of a direct or an indirect parent of such Italian Guarantor and/or the payment of any fees, costs and expenses, stamp, registration or other taxes in connection therewith; (y) incurred by any Guarantor under any guarantee under any Note Document in respect of the obligations referred to in item (x) above; (z) which is otherwise in breach of the applicable provisions of Italian law (including, without limitation, articles 2358 and/or 2474, as the case may be, of the Italian Civil Code).

(3) Notwithstanding any provisions to the contrary in this Indenture or any other Note Documents, each Italian Guarantor shall be entitled to set-off its obligations relating to a loan and/or financial support received by the Issuer and/or any Guarantor against the claims of recourse or subrogation (“regresso” or “surrogazione”) against the Issuer and/or the relevant Guarantor arising as a result of any payment of the obligations of the Issuer and/or that Guarantor made by that Italian Guarantor under this Indenture or any Note Document. Notwithstanding any provision of any Note Document to the contrary, no Italian Guarantor shall be liable as a Guarantor under this Indenture or any Note Document in relation to the obligations of any Guarantor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor, in respect of any amounts owed under any Note Document in excess of an amount equal to the amount that such Italian Guarantor is entitled to (and actually can) set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by such Italian Guarantor under the guarantee given under this Indenture (the “Set-Off Right”), it remaining understood that any provision establishing a deferral of Guarantors’ rights in any Note Documents, including in this Indenture, shall not prejudice, and will not apply to, the Set-Off Right.

(4) The obligations of each Italian Guarantor as guarantor and/or security provider under this Indenture or any Note Document shall not be deemed cumulative with any other obligation of such Italian Guarantor as guarantor and/or security provider and shall be considered without duplication (and to this end the amount of the intercompany loans or other items constituting intercompany financial indebtedness when taken as a basis for the computation of the relevant guaranteed and/or secured obligations will be counted once only).

(5) Notwithstanding any provision to the contrary in this Indenture or in any other Note Document, at no time shall an Italian Guarantor be required to be liable and/or guarantee the performance of obligations in violation of Italian mandatory rules. In this respect, the obligations of any Italian Guarantor hereunder shall not include and shall not extend to, inter alia: (i) any interest exceeding thresholds of the interests rate permitted under Italian Law 108 of 7 March 1996, as amended (i.e., the Italian Usury Law) and/or in any case qualifying as usurious pursuant to any Italian applicable law and/or regulation; and (ii) any interest on overdue amounts compounded in violation of the any Italian applicable law and/or regulation (including, without limitation, Article 1283 of the Italian Civil Code and Article 120 of Italian Legislative Decree No. 385 of 1 September 1993 and the relevant implementing regulations, each as amended).

(6) If and to the extent that a payment of an Italian Guarantor in fulfilling any guarantee obligations under any Note Document were, at the time payment is due, under Italian law and practice, not be permitted, including if and to the extent that such Italian Guarantor guarantees obligations other than its obligations and/or of one of its subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid in accordance with the Italian law (including, without limitations, articles 2358 and 2474 of the Italian Civil Code, as appropriate).

(7) Without prejudice to the paragraphs above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding any other provisions set out in any Note Documents and any RCF Finance Documents, the maximum amount that an Italian Guarantor may be required to pay in respect of its obligations as Guarantor under this Indenture, any other Note Document as well as any RCF Finance Documents shall not exceed €230,000,000.00.

(c) Spain.

(1) Notwithstanding any contrary indication in this Indenture or any other Note Document, the obligations of any Guarantor incorporated under the laws of the Kingdom of Spain (a “Spanish Guarantor”) under this Indenture shall be limited so as not to breach the limitations on financial assistance:

(A) in article 150 of the Spanish Companies Law if that Spanish Guarantor is a joint stock company (Sociedad Anónima); or

(B) in article 143.2 of the Spanish Companies Law if that Spanish Guarantor is a limited liability company (Sociedad de Responsabilidad Limitada); and

(2) furthermore, if a Spanish Guarantor is incorporated as a limited liability company (Sociedad de Responsabilidad Limitada), such guarantees and securities shall be limited (if applicable) in respect of any issuance of notes, bonds or any other negotiable securities in accordance with article 401 of the Spanish Companies Law.

(d) Norway.

(1) Notwithstanding any other provisions in this Indenture or any other Note Document, the obligations and liabilities of each Guarantor incorporated in Norway (each a “Norwegian Guarantor”) under this Indenture or any other Note Document shall be limited to the extent necessary to comply with the mandatory provisions of law applicable to it, and shall not cover any indebtedness or liability which, if they did so extend would cause an infringement of (i) section 8-10 and/or section 8-7 cf. sections 1-3 and 1-4, or any of the other provisions in chapter 8 III, of the Norwegian Private Limited Liability Companies Act 1997 (the “Norwegian Companies Act”) regulating unlawful financial assistance and other restrictions on a Norwegian limited liability company’s ability to grant, inter alia, security and guarantees in favour of other group companies, and (ii) section 13-15, or any other provision in the Norwegian Financial Undertakings Act 2015 (the “Norwegian Financial Undertakings Act”) and/or the Norwegian Financial Undertakings Regulation 2016 (the “Norwegian Financial Undertakings Regulation”), regulating the business of financial undertakings incorporated in Norway, including restrictions for such undertakings to provide security. It is understood and agreed that the liability of any Norwegian Guarantor only applies to the extent permitted by the above-mentioned provisions of the Norwegian Companies Act, the Norwegian Financial Undertakings Act and the Norwegian Financial Undertakings Regulation. Under no circumstances shall the obligations and liabilities of any Norwegian Guarantor cover the debt and/or other liabilities incurred in respect of the purchase of the shares in such Norwegian Guarantor or the shares in any of such Norwegian Guarantor’s Holding Companies other than in compliance with section 8-10 of the Norwegian Companies Act; and

(2) the total liability of any Norwegian Guarantor under this Article 11 shall never exceed €2,000,000,000 plus interest thereon and fees, costs and expenses as set out in this Indenture; and

(3) the obligations under this Indenture or any other Note Document of any Norwegian Guarantor which is subject to a license and/or regulations by a governmental authority shall not include any obligations or liabilities to the extent they would be contrary to the applicable Norwegian law, regulations and/or any other requirements applicable to it (in any license or otherwise), including any requirements or decisions from relevant Norwegian regulatory authorities), and accordingly the obligations and liabilities of any such Norwegian Guarantor under this Indenture or any other Note Document shall only apply to the extent permitted by those provisions of the applicable law and licenses, including any requirements and or decisions from relevant Norwegian regulatory authorities.

(e) Germany.

(1) In this Section 11.02:

“Auditors’ Determination” shall have the meaning ascribed to that term in paragraph (5) below.

“Enforcement Notice” shall have the meaning ascribed to that term in paragraph (4) below.

“German Guarantor” means any Guarantor incorporated in Germany as (x) a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH or Unternehmergesellschaft—UG) (each a “German GmbH Guarantor”) or (y) a limited partnership (Kommanditgesellschaft) with a limited liability company as general partner (a “German GmbH & Co. KG Guarantor”) in relation to whom a Holder or the Trustee intends to demand payment under the guarantee set out in Clause 27.1 (Guarantee and indemnity) of the Intercreditor Agreement.

“Guaranteed Obligor” shall have the meaning ascribed to that term in paragraph (2) below.

“Management Determination” shall have the meaning ascribed to that term in paragraph (4) below.

“Net Assets” means the relevant company’s assets (Section 266 para.(2) A, B, C, D and E German Commercial Code (Handelsgesetzbuch), less the aggregate of its liabilities (Section 266 para. (3) B (but disregarding any accruals (Rückstellungen) in respect of a potential enforcement of the guarantee or any Transaction Security), C, D and E German Commercial Code), the amount of profits (Gewinne) not available for distribution to its shareholders in accordance with section 268 para. 8 German Commercial Code and the amount of its stated share capital (Stammkapital);

(2) Notwithstanding any other provisions of this Indenture or any other Note Document, the Trustees and the Holders agree not to enforce the obligations and liabilities created under this Indenture or any other Note Document if and to the extent that this guarantee and indemnity guarantees any liability of a Guarantor which is an affiliate of a German Guarantor within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) other than that German Guarantor’s wholly-owned Subsidiaries, (each such affiliate which is not a wholly owned Subsidiary a “Guaranteed Obligor”) and if and to the extent that a payment under the guarantee would cause that German Guarantor’s (or, in the case of a German GmbH & Co. KG as Guarantor (a “German GmbH & Co. KG Guarantor”), its general partners’) or any of its direct or indirect holding companies’ (in the form of a German GmbH or GmbH & Co. KG and only if it is not the Guaranteed Obligor) Net Assets (determined pursuant to paragraphs (3), (4) and/or (5) below) to be reduced below zero (Begründung einer Unterbilanz), or further reduced if already below zero (Vertiefung einer Unterbilanz);

(3) for the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(A) the amount of any increase of the stated share capital (Erhöhungen des Stammkapitals) of the relevant German Guarantor (or, in the case of a German GmbH & Co. KG as Guarantor, of its general partner) after the date hereof that has been effected without the prior written consent of the Trustee to the increase and to the concurrent reduction of Net Assets, shall be deducted from the stated share capital;

(B) any liabilities incurred by the relevant German Guarantor owing to any member of the Group or any other affiliated company (each an “Affiliated Creditor”) which are subordinated by law or by contract to any relevant obligation or liability outstanding under this Indenture or any other Note Document (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to Section 39 § 1 no. 5 or Section 39 § 2 of the German Insolvency Code (Insolvenzordnung)) unless a waiver of the underlying payment claim of the relevant Affiliated Creditor, the contribution of such payment claim to the capital reserves of the relevant German Guarantor, and any other way of extinguishing the loan would violate mandatory legal restrictions applicable to the relevant Affiliated Creditor; and

(C) liabilities incurred by the relevant German Guarantor in negligent or wilful violation of this Indenture,

shall be disregarded;

(4) the relevant German Guarantor shall deliver to the Trustee, within 10 Business Days after receipt from the Trustee of a notice stating that the Trustee or a Holder intends to demand payment under this guarantee (the “Enforcement Notice”), its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor its and its general partner’s balance sheet, together with a detailed calculation of the amount of its Net Assets taking into account the adjustments set forth in paragraph (3) above (the “Management Determination”). The Management Determination shall be prepared as of the date of receipt of the Enforcement Notice;

(5) following the Trustee’s receipt of the Management Determination, upon request by the Trustee (acting reasonably), the relevant German Guarantor shall deliver to the Trustee within 20 Business Days of such request its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor its and its general partner’s balance sheet, drawn-up by its auditor together with a detailed calculation of the amount of the Net Assets taking into account the adjustments set forth in paragraph (3) above (the “Auditors’ Determination”). Such balance sheet and Auditors’ Determination shall be prepared in accordance with generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung). The Auditors’ Determination shall be prepared as of the date of receipt of the Enforcement Notice;

(6) a Holder (acting through the Trustee) shall be entitled to demand payment under this guarantee in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditors’ Determination, not cause the German Guarantor’s Net Assets, or in the case of a German GmbH & Co. KG Guarantor, its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero. If and to the extent that the Net Assets as determined by the Auditors’ Determination are lower than the amount enforced (i) in accordance with the Management Determination or (ii) without regard to the Management and/or Auditors’ Determination, that Holder shall repay to the relevant German Guarantor (or in case of a German GmbH & Co. KG Guarantor to its general partner) such excess enforcement proceeds;

(7) in addition, each German Guarantor and, in the case of a German GmbH & Co. KG Guarantor, also its general partner, shall within three months after receipt of the Enforcement Notice realize, to the extent legally permitted and to the extent necessary to fulfil the payment obligations of the Guaranteed Obligors under the Indenture or another Note Documents, any and all of its assets which are not required for the relevant German Guarantor’s business (nicht betriebsnotwendig) that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets if, as a result of the enforcement of the guarantee, its Net Assets would be reduced below zero or further reduced if already below zero; and

(8) the restriction under paragraph (2) above shall not apply:

(A) to the extent that the guarantee guarantees (i) any monies that are on-lent, actually disbursed to the relevant German Guarantor or any of its Subsidiaries and not repaid or (ii) any guarantees issued under this Indenture for the benefit of the relevant German Guarantor or any of its wholly-owned Subsidiaries which are not returned;

(B) if the relevant German Guarantor (as dominated entity) is subject to a domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (a “DPTA”) with the Guaranteed Obligor, whether directly or indirectly through a chain of DPTAs between each company and its shareholder (or in case of a German GmbH & Co. KG Guarantor between its general partner and its shareholder) unless the relevant German Guarantor demonstrates that the enforcement would result in an annual loss of the relevant German Guarantor (or, in the case of a GmbH & Co. KG as Guarantor, its general partner) which would not be compensated for by a fully valuable (vollwertig) compensation claim (Verlustausgleichsanspruch) pursuant to Section 302 of the German Stock Corporation Act; or

if and to extent the relevant German Guarantor has on the date of enforcement of the guarantee a fully recoverable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its shareholder or the Guaranteed Obligor.

(f) Finland.

Notwithstanding anything to the contrary in this Indenture and/or any other Note Document, indemnity and other guarantee obligations of each Guarantor incorporated in Finland under Article 11 of this Indenture or any other guarantee or indemnity obligation under this Indenture and/or any other Note Document shall be subject to and limited if, and only to the extent, required by the mandatory provisions of the Finnish Companies Act (Finnish: osakeyhtiölaki 624/2006), as amended or re-enacted from time to time) regulating (i) unlawful financial assistance, as provided in Chapter 13, Section 10 of the Finnish Companies Act or (ii) distribution of assets, as provided in Chapter 13, Section 1 of the Finnish Companies Act, or other applicable mandatory provisions of Finnish corporate law.

(g) The Czech Republic.

(1) Notwithstanding any other provisions in this Indenture or any other Note Document the guarantee obligations and liabilities of each Guarantor incorporated under Czech law (a “Czech Guarantor”) under this Indenture and any other Note Document shall be limited in accordance with Clause 27.22 (Guarantee Limitations for Czech Guarantors) of the Intercreditor Agreement as follows:

(2) The obligations of any Czech Guarantor pursuant to this Article 11 shall not include any liability or obligation to the extent to which it would result in such guarantee and/or indemnity constituting unlawful financial assistance within the meaning of Sections 41, 200 and/or 311 to 315 of the Czech Business Corporations Act.

(3) The obligations and liabilities of a Czech Guarantor under the guarantee pursuant to this Article 11 shall be limited to an amount equal to the limitation amount (the “Czech Limitation Amount”), being:

where:

(A) “A” means the net book value of all assets of that Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or, if they are more up to date and supplied to the Trustee within fifteen (15) Business Days following its request and if the Trustee, acting in its sole discretion, has no reason to doubt the accuracy thereof, its latest interim unconsolidated financial statements available to the Trustee;

(B) “G” means the aggregate amount of all obligations guaranteed by that Czech Guarantor under this Indenture had the Czech Limitation Amount not been applied, provided that where such amount is not denominated in Czech koruna, it shall be converted into Czech koruna at the exchange rate published on the official website of the Czech National Bank (in Czech Česká národní banka) on the date falling one Business Day prior to the date on which the relevant Finance Party dispatched a demand for performance under this Article 11 (Note Guarantees) to that Czech Guarantor; and

(C) “O” means all liabilities of that Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or, if they are more up to date and supplied to the Trustee within fifteen (15) Business Days following its request and if the Trustee, acting in its sole discretion, has no reason to doubt the accuracy thereof, its latest interim unconsolidated financial statements. The term “liabilities” shall have the meaning attached to it under the accounting standards applicable to that Czech Guarantor but, notwithstanding the foregoing, shall at all times:

(i) exclude financial obligations vis-à-vis any other member of the Group;

(ii) exclude equity capital (in Czech vlastní kapitál);

(iii) include the “G” amount calculated using the definition set out above; and

(iv) include all obligations guaranteed or secured by a security right in rem by that Czech Guarantor under any agreement or otherwise.

For the avoidance of doubt, any identical obligations of that Czech Guarantor will only be included in the “O” amount once. The term “net book value” used for the purpose of the calculation of the Czech Limitation Amount means the book value reduced by corrections and provisions (in Czech opravné položky a oprávky (korekce)) as set out in decree no. 500/2002 Coll., as amended (the “Decree”), implementing Act No. 563/1991 Coll., on Accountancy, as amended or in any other legislation which may supersede the Decree in the future.

The agreement contained in paragraph (3) above shall be conditional on no declaration of insolvency (in Czech rozhodnutí o úpadku) having been passed in relation to the relevant Czech Guarantor or any of its assets in insolvency proceedings conducted in the Czech Republic or other similar steps having been taken in similar proceedings conducted in another jurisdiction involving pro rata payment of general creditors’ claims (the “Declaration of Insolvency”). Upon a Declaration of Insolvency the agreement contained in paragraph (3) above shall cease to apply.

(h) Slovakia.

(1) Notwithstanding any other provisions in this Indenture or any other Note Document, the obligations and liabilities of each Guarantor incorporated under Slovak law (the “Slovak Guarantor”) under this Indenture or any other Note Document shall be limited in accordance with Clause 27.23 (Guarantee Limitations for Slovak Guarantors) of the Intercreditor Agreement as follows:

(2) The obligations and liabilities of any Slovak Guarantor shall not include any liability or obligation to the extent to which it would result in such guarantee and/or indemnity constituting unlawful financial assistance within the meaning of Sections 161e of the Slovak Commercial Code (as defined in the Intercreditor Agreement).

(3) The obligations and liabilities of the Slovak Guarantor under the guarantee pursuant to this Article 11 (Note Guarantees) shall be limited to an amount equal to the limitation amount (the “Slovak Limitation Amount”), being:

where:

(A) “A” means the net book value of all assets of the Slovak Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or, if they are more up to date and supplied or otherwise available to the Trustee and if the Trustee, acting in its sole discretion, has no reason to doubt the accuracy thereof, its latest interim unconsolidated financial statements available to the Trustee;

(B) “G” means the aggregate amount of all obligations guaranteed by the Slovak Guarantor under this Indenture had the Slovak Limitation Amount not been applied, provided that where such amount is not denominated in EUR, such amount shall be expressed in its equivalent in EUR on the date falling one Business Day prior to the date on which the Trustee dispatched a demand for performance under this Article 11 to the Slovak Guarantor; and

(C) “O” means all liabilities of the Slovak Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or, if they are more up to date and supplied or otherwise available to the Trustee and if the Trustee, acting in its sole discretion, has no reason to doubt the accuracy thereof, its latest interim unconsolidated financial statements.

(D) The term “liabilities” shall have the meaning attached to it under the accounting standards applicable to the Slovak Guarantor but, notwithstanding the foregoing, shall at all times:

(i) exclude equity capital (in Slovak: vlastné imanie) of the Slovak Guarantor;

(ii) exclude any subordinated liabilities under Section 408a of the Slovak Commercial Code, and any liabilities vis- à-vis any other member of the Group;

(iii) include the “G” amount calculated using the definition set out above; and

(iv) include all obligations guaranteed or secured by the Slovak Guarantor under any agreement or otherwise.

For the avoidance of doubt, any identical obligations of the Slovak Guarantor will only be included in the “O” amount once.

The term “net book value” used for the purpose of the calculation of the Slovak Limitation Amount means the book value reduced by (i) corrections and provisions (in Slovak: opravné položky a oprávky (korekcie)) as set out in decree of the Ministry of Finance of the Slovak Republic dated 16 December 2002 no. 4/2003 published in the Financial Bulletin (in Slovak: Finančný spravodaj), as amended (the Decree), implementing the Slovak Act No. 431/2002 Coll., on Accounting, as amended, or in any other legislation which may supersede or amend the Decree in the future and (ii) the deferred tax assets.

The agreement contained in paragraph (3) above shall be conditional on no declaration of bankruptcy (in Slovak: vyhlásenie konkurzu) or approval of restructuring (in Slovak: povolenie reštrukturalizácie) having been passed in relation to the relevant Slovak Guarantor in insolvency proceedings conducted in the Slovak Republic or other similar steps having been taken in similar proceedings conducted in another jurisdiction in relation to the relevant Slovak Guarantor (to the extent that they are relevant and applicable) involving pro rata payment of general creditors’ claims (the “Declaration of Insolvency”). Upon a Declaration of Insolvency the limitation by the Slovak Limitation Amount contained in paragraph (3) above shall cease to apply.

(i) Ireland.

Notwithstanding any other provisions in this Indenture or any other Note Document, in accordance with Clause 27.20 (Guarantee Limitations for Irish Guarantors) of the Intercreditor Agreement, the guarantee under this Article 11 does not apply to any liability of any Guarantor incorporated or established in Ireland (each an “Irish Guarantor”) (as defined in the Intercreditor Agreement) to the extent that it would result in this guarantee (i) constituting unlawful financial assistance within the meaning of section 82 of the Irish Companies Act (as defined in the RCF Facility Agreement) or (ii) constituting a breach of section 239 of the Irish Companies Act.

(j) Switzerland.

(1) If and to the extent a Guarantor incorporated in Switzerland (each a “Swiss Guarantor”) becomes liable under this Indenture or any other Note Document for obligations of the Issuer, the Company or any other Guarantor (other than the wholly owned direct or indirect subsidiaries of such Swiss Guarantor) (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend ((verdeckte) Gewinnausschüttung) by such Swiss Guarantor, a (constructive) repayment of statutory capital reserves (Rückzahlung der gesetzlichen Kapitalreserve) or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Guarantor’s aggregate liability for Restricted Obligations shall not exceed the amount of the relevant Swiss Guarantor’s freely disposable equity at the time it becomes liable including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the “Freely Disposable Amount”).

(2) This limitation shall only apply to the extent it is a requirement under applicable law at the time the relevant Swiss Guarantor is required to perform Restricted Obligations under this Indenture or any other Note Document. Such limitation shall not free the relevant Swiss Guarantor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the relevant Swiss Guarantor has again freely disposable equity.

(3) If the enforcement of the obligations of the relevant Swiss Guarantor under this Indenture or any other Note Document would be limited due to the effects referred to in this Section 11.02(j), the relevant Swiss Guarantor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Security Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the relevant Swiss Guarantor’s business (nicht betriebsnotwendig) and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are permitted under the Note Documents.

(4) If the enforcement of the obligations of the relevant Swiss Guarantor under this Indenture or any other Note Document would be limited due to the effects referred to in this Section 11.02(j), the relevant Swiss Guarantor and any holding company of the relevant Swiss Guarantor which is a party to a Note Document shall procure that the relevant Swiss Guarantor will take and will cause to be taken all and any action as soon as reasonably practicable but in any event within 30 Business Days from the request of the Security Agent, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Indenture or any other Note Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a determination by the relevant Swiss Guarantor of the Freely Disposable Amount based on such audited interim balance sheet, (iv) the provision of a confirmation from the auditors of the relevant Swiss Guarantor that a payment of the relevant Swiss Guarantor under this Indenture or any other Note Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (v) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time the relevant Swiss Guarantor is required to make a payment or perform other obligations under this Indenture or any other Note Document, in order to allow a prompt payment in relation to Restricted Obligations with a minimum of limitations.

(5) If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Indenture or any other Note Document, the relevant Swiss Guarantor:

(A) shall use its best efforts to ensure that such payments can be made without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(B) shall deduct the Swiss withholding tax at such rate (being 35% on the Issue Date) as in force from time to time if the notification procedure pursuant to sub-paragraph (A) above does not apply; or shall deduct the Swiss withholding tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (A) applies for a part of the Swiss withholding tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(C) shall promptly notify the Security Agent that such notification or, as the case may be, deduction has been made, and provide the Security Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(6) In the case of a deduction of Swiss withholding tax, the relevant Swiss Guarantor shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment under this Indenture or any other Note Document, will, as soon as possible after such deduction:

(A) request a refund of the Swiss withholding tax under applicable law (including tax treaties); and

(B) pay to the Security Agent upon receipt any amount so refunded; and

(7) To the extent the relevant Swiss Guarantor is required to deduct Swiss withholding tax pursuant to this Indenture or any other Note Document, and if the Freely Disposable Amount is not fully utilized, the relevant Swiss Guarantor will be required to pay an additional amount so that after making any required deduction of Swiss withholding tax the aggregate net amount paid to the Security Agent is equal to the amount which would have been paid if no deduction of Swiss withholding tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount.

(k) Poland.

Notwithstanding any other provisions in this Indenture or any other Note Document, in accordance with Clause 27.18 (Guarantee Limitations for Polish Guarantors) of the Intercreditor Agreement, a Guarantor incorporated under the laws of Poland being a limited liability company (spółka z ograniczoną odpowiedzialnością) (each, a “Polish Guarantor”) shall not be obliged to make a payment under this Article 11 in the event and only in part in which such payment would result in:

(1) the assets of the relevant Polish Guarantor being reduced to an amount that is not sufficient to cover in full its share capital pursuant to Article 189 §2 of the Polish Commercial Companies Code (as defined in the Intercreditor Agreement); and/or

(2) a breach of the restrictions on the return to the shareholder(s) of the contributions (wkład) to cover the share capital pursuant to Article 189 § 1 of the Polish Commercial Companies Code,

provided that no party to this Indenture makes any statement on whether it considers that Article 189 of the Polish Commercial Companies Code would in fact limit the liability and/or the Polish Guarantor’s payment obligations under Article 11 (Note Guarantees).

For avoidance of doubt, the Polish Guarantor withholding a payment in accordance with paragraphs (1) and/or (2) above shall make the required payment as soon as the circumstances which led to it withholding the payment have ceased to exist.

Section 11.03 Execution and Delivery of Note Guarantees.

Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof.

Each Guarantor agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

Section 11.04 Releases.

(a) The Note Guarantee of a Guarantor will automatically and unconditionally terminate and release (and thereupon will terminate and discharge and be of no further force and effect) upon:

(1) a sale or other disposition (including by way of consolidation or merger) of ownership interests in the Guarantor (directly or through a parent company) (A) such that the Guarantor does not remain a Restricted Subsidiary, (B) the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) or (C) the Investment of the ownership interests in the Guarantor in a Fund Co-Investment Vehicle or its Restricted Subsidiaries in connection with an Investment pursuant to clause (23) of the definition of “Permitted Investments,” in each case, otherwise permitted by this Indenture;

(2) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary;

(3) defeasance or discharge of the Notes, as provided in Article 8 and Article 10, respectively;

(4) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement;

(5) in the case of any Restricted Subsidiary that after the Issue Date is required to Guarantee the Notes pursuant to Section 4.12(a), upon the release or discharge of the guarantee of Indebtedness by such Restricted Subsidiary that resulted in the obligation to Guarantee the Notes; provided that no Event of Default would arise as a result and such Restricted Subsidiary does not guarantee any other Public Debt of the Company or any Guarantor;

(6) in connection with the implementation of a Permitted Reorganization;

(7) in accordance with the provisions of Article 9; or

(8) with respect to an entity that is not a successor Guarantor, as a result of a transaction permitted by Section 5.01.

(b) Upon any occurrence giving rise to a release of a Note Guarantee as specified in Sections 11.04(a)(1) through (8), the Trustee, subject to receipt of certain documents from the Issuer and/or any Guarantor requested pursuant to the terms of this Indenture and at the expense of the Issuer, will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Note Guarantee. No release and discharge of the Note Guarantee will be effective against the Trustee or the Holders until the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent provided for in this Indenture relating to such release and discharge have been satisfied and that such release and discharge is authorized and permitted under this Indenture and the Trustee shall be entitled to rely on such Officers’ Certificate and Opinion of Counsel absolutely and without further enquiry. Neither the Issuer, the Trustee nor any Guarantor will be required to make a notation on the Notes to reflect any such release, discharge or termination.

(c) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.04 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

COLLATERAL AND SECURITY

Section 12.01 Security Documents.

(a) The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and the Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any (to the extent permitted by law), on the Notes, the Guarantees and performance of all other obligations of the Issuer and the Guarantors to the Holders or the Trustee and the Security Agent under this Indenture, the Notes and the Guarantees according to the terms hereunder or thereunder, shall be secured by security interests, as provided in, and on the terms provided by, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, granted in the Collateral. Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement, and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Liens and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith and in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuer and the Guarantors will, and the Company will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee, the Security Agent and the Holders, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Guarantees secured thereby, according to the intent and purposes herein expressed. Subject to the Agreed Security Principles and the Intercreditor Agreement, the Issuer and the Guarantors will take, upon request of the Trustee or the Security Agent, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Notes and the Note Guarantees of the Issuer hereunder, a valid and enforceable first priority Lien in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture and the Intercreditor Agreement and subject to no other Liens other than as permitted by the terms of this Indenture and the Intercreditor Agreement. Furthermore, each Holder, by its acceptance of a Note, consents and agrees in relation to each of the Swiss law governed Security Documents pursuant to which security of an accessory (akzessorische) nature is granted (each a “Swiss Accessory Security Document”) to have appointed and authorized the Security Agent to do all acts in the name and for the account of such Holder as its direct representative (direkter Stellvertreter), including, without limitation, (i) to accept and execute and hold, administer and, if necessary, enforce the security granted under any of the Swiss Accessory Security Documents, (ii) to agree to amendments, restatements and other alterations of the Swiss Accessory Security Documents, (iii) to effect any release of the security under, and the termination of, any Swiss Accessory Security Document, and (iv) to exercise such other rights powers, authorities and discretions granted to the Security Agent hereunder or under the relevant Swiss Accessory Security Document.

(b) Each of the Issuer, the Guarantors, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuer of those obligations, except that such demand shall only be made with the prior written consent of the Trustee or as otherwise permitted under the Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c) The Trustee for the Notes has, and each Holder of a Note, by accepting such Note, shall be deemed to have:

(1) irrevocably appointed the Security Agent (and, in the case of the Holders, the Trustee) to act as its agent under the Intercreditor Agreement and the other relevant documents to which it is a party (including, without limitation, the Security Documents);

(2) irrevocably authorized the Security Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement or other documents to which it is a party (including, without limitation, the Security Documents), together with any other incidental rights, power and discretions; and (ii) execute each document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Security Agent on its behalf; and

(3) accepted the terms and conditions of the Intercreditor Agreement and any Additional Intercreditor Agreement and agreed to be bound thereby, and authorized the Trustee and the Security Agent to enter into any such Additional Intercreditor Agreement and acknowledges and agrees that the rights, obligations, role of and limitations of liability for the Security Agent is further regulated in the Intercreditor Agreement.

(d) The Trustee hereby acknowledges that the Security Agent is authorized to act under the Security Documents on behalf of the Trustee, with the full authority and powers of the Trustee thereunder. The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as agent, mandatario con rappresentanza, or trustee on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder.

(e) The Trustee or the Security Agent shall not be responsible for the legality, validity, effectiveness, suitability, adequacy or enforceability of the Security Documents or any obligation or rights created or purported to be created thereby or pursuant thereto or any security or the priority thereof constituted or purported to be constituted thereby or pursuant thereto, nor shall it be responsible or liable to any person because of any invalidity of any provision of such documents or the unenforceability thereof, whether arising from statute, law or decision of any court. The Trustee shall be under no obligation to monitor or supervise the functions of the Security Agent under the Security Documents and shall be entitled to assume that the Security Agent is properly performing its functions and obligations thereunder and the Trustee shall not be responsible for any diminution in the value of or loss occasioned to the assets subject thereto by reason of the act or omission by the Security Agent in relation to its functions thereunder.

Section 12.02 Authorization of Actions to Be Taken by the Trustee under the Security Documents.

(a) Subject to the provisions of Section 6.03, Section 6.04, Section 6.05, Section 7.01 and Section 7.02 hereof and the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Security Agent to, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Security Documents or the Intercreditor Agreement; and

(2) collect and receive any and all amounts payable in respect of the Obligations of the Issuer or any Guarantor hereunder;

in any such case, to the extent provided for by, and in accordance with, the terms of the Intercreditor Agreement and/or Additional Intercreditor Agreement.

(b) Subject to the provisions hereof, the Security Documents and the Intercreditor Agreement, the Trustee will have power to institute and maintain, or direct the Security Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of the security by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 12.03 Authorization of Receipt of Funds by the Trustee under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 12.04 Release of Liens.

(a) The Company and its Subsidiaries and any provider of Collateral will be entitled to the release of Liens in respect of the Collateral under any one or more of the following circumstances:

(1) in connection with any sale or other disposition of Collateral to any Person other than the Company or a Restricted Subsidiary (but excluding any transaction subject to Article 5) or to a Fund Co-Investment Vehicle or its Restricted Subsidiaries, in each case if such sale or other disposition does not violate Section 4.07 or is otherwise permitted in accordance with this Indenture;

(2) in the case of a Guarantor that is released from its Guarantee pursuant to the terms of this Indenture, the release of the property and assets, and Capital Stock, of such Guarantor;

(3) as described under Article 9 hereof;

(4) upon payment in full of principal, interest and all other obligations on the Notes or defeasance or discharge of the Notes, as provided in Article 8 and Article 10 hereof;

(5) in the case of a merger, consolidation or other transfer of assets in compliance with Article 5 hereof; provided that in such a transaction where the Issuer or any Guarantor ceases to exist, any Lien on the Capital Stock of the Issuer or such Guarantor will be released and, subject to the Agreed Security Principles, will reattach (or a new Lien will be created) over the Capital Stock of the successor entity pursuant to a new share pledge (on terms substantially equivalent to the existing Lien on the Capital Stock of the Issuer or such Guarantor, as applicable) granted by the holder of such Capital Stock;

(6) in the case of any security interests over Intra-Group Receivables (if any), upon partial repayment or discharge thereof, the security interests created over such receivables will be automatically reduced in proportion to such partial repayment or discharge and, upon full repayment or discharge thereof, the security interests shall be automatically and fully released and of no further effect;

(7) in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement;

(8) in connection with a Permitted Issuer Reorganization; and

(9) as otherwise not prohibited by this Indenture.

(b) In addition, (1) the Liens created by the Security Documents will be released as would not be prohibited under Section 4.19 and (2) the Liens over the assets subject to the Escrow Charge will be released upon the occurrence of an Escrow Release with respect to such assets.

(c) At the request and expense of the Issuer, the Security Agent and, to the extent reasonably requested, the Trustee (if required) will take all necessary action required to effectuate any release of Collateral securing the Notes and the Guarantees, in accordance with the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document.

(d) Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee (unless action is required by it to effect such release).

(e) The Security Agent and the Trustee shall be entitled to request and rely solely upon an Officer’s Certificate and Opinion of Counsel, each certifying which circumstance, as described above, giving rise to a release of the security interests has occurred, and that such release complies with this Indenture and the Intercreditor Agreement; provided, however, subject to compliance with Section 314(d) of the Trust Indenture Act, that with respect to the release of the Liens over the assets subject to the Escrow Charge, the Trustee shall be entitled only to receive (i) in connection with a Discounted BuyBack, a Discounted BuyBack Certificate, (ii) in connection with a Special Mandatory Redemption, a Special Mandatory Redemption Certificate and (iii) in connection with any other release in accordance with the terms of the Escrow Agreement, an Escrow Release Certificate.

Section 12.05 Security Agent.

(a) The Security Documents and the Collateral will be administered by the Security Agent, in each case, pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement for the benefit of all holders of secured obligations. The enforcement of the Security Documents will be subject to agreed procedures laid out in the Intercreditor Agreement, or, if applicable, any Additional Intercreditor Agreement.

(b) The duties of the Security Agent will be determined solely by the express provisions of the Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture against the Security Agent.

(c) Any resignation or replacement of the Security Agent shall be made in accordance with the terms of the Intercreditor Agreement, or, if applicable, any Additional Intercreditor Agreement.

(d) Each of the Issuer, the Guarantors, the Trustee and the Holders acknowledge and agree that the Security Agent is acting as security agent and trustee not just on their behalf but also on behalf of the creditors named in the Intercreditor Agreement and acknowledge and agree that pursuant to the terms of the Intercreditor Agreement, the Security Agent may be required by the terms thereof to act in a manner which may conflict with the interests of the Issuer, the Guarantors, the Trustee and the Holders (including the Holders’ interests in the Collateral and the Note Guarantees) and that it shall be entitled to do so in accordance with the terms of the Intercreditor Agreement.

(e) The Security Agent is entitled to delegate its duties to its affiliates and other professional parties.

Section 12.06 Subject to the Intercreditor Agreement.

(a) This Indenture is entered into with the benefit of and subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement. Notwithstanding anything else contained herein or in the Intercreditor Agreement, the rights, duties, protections, indemnities, immunities and obligations of the Trustee shall be governed by this Indenture.

(b) In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Trustee (and the Security Agent, if applicable) shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.04.

Section 12.07 Recording; Opinions and Certificates

(a) The Issuer shall comply with the provisions of Section 314(b) and 314(d) of the Trust Indenture Act, including the delivery to the Trustee of any opinions relating to the perfection of the security interest in the Collateral created by the Security Documents, to the extent required by the Trust Indenture Act; provided that, notwithstanding anything herein to the contrary, an order by a court of competent jurisdiction under Bankruptcy Law shall satisfy any obligations by the Issuer or any Guarantor to deliver any opinion required by Section 314(b) of the Trust Indenture Act with respect to the initial issuance of the Notes or the perfection of the Collateral or the Liens of the Note Documents as of the date hereof. To the extent required by the Trust Indenture Act, the Issuer and the Guarantors shall furnish to the Trustee within one month following each anniversary of the Issue Date, commencing in 2026, an Opinion of Counsel in compliance with Section 314(b)(2) of the Trust Indenture Act.

(b) Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer except in cases where Section 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this Section 12.07, the Issuer and the Guarantors shall not be required to comply with all or any portion of Section 314(d) of Trust Indenture Act if they reasonably determine that under the terms of Section 314(d) of Trust Indenture Act or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of Trust Indenture Act is inapplicable to any release or series of releases of Collateral.

(c) Any release of Collateral permitted by Section 12.04 and this Section 12.07 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any Person that is required to deliver an Officer‘s Certificate or Opinion of Counsel pursuant to Section 314(d) of the Trust Indenture Act shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and Section 7.02, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.

(d) If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Security Agent and if the Issuer has delivered the certificates and documents required by the Security Documents and Section 12.04, the Trustee shall deliver all documentation received by it in connection with such release to the Security Agent.

(e) Without limiting the generality of the foregoing, each of the Holders agrees, subject to the other provisions of this Indenture and the applicable Security Documents, that the Issuer and the Guarantors are not required to obtain any release or consent from the Trustee, the Security Agent or the Holders or deliver any certificate or opinion otherwise required by Section 314(d) of Trust Indenture Act with respect to the release of Collateral in connection with (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property or assets that is or has become worn out, defective, obsolete or not used or useful in the business of the Issuer and the Guarantors; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions for any leases, contracts or other agreements or instruments in the ordinary course of business; (iii) surrendering or modifying any franchise, license or permit that it may hold or own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of or adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting, selling or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or payment of interest or in connection with the Company’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business or (ix) abandoning any property (including intellectual property) that is no longer used or useful in the business of the Issuer and the Guarantors. The Issuer shall deliver to the Trustee within 30 days following June 30 and December 30 of each year, commencing [•], [•], an Officer‘s Certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in connection with which no consent of the Holders of the Notes or the Trustee was obtained pursuant to the foregoing provisions were made in the ordinary course of business and the use of proceeds in connection with such release were not prohibited by this Indenture.

Section 12.08 Escrow Charges and Escrow Accounts.

(a) Subject to Article 7 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Escrow Charges and the Escrow Agreement in accordance with the terms of the Escrow Charges and the Escrow Agreement, respectively; and

(2) collect and receive any and all amounts payable thereunder in accordance with the terms of the Escrow Charges and the Escrow Agreement, respectively.

(b) Subject to the provisions hereof, the Escrow Charges and the Escrow Agreement, the Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent or remedy any impairment of the security interest in the Escrowed Property under the Escrow Charges by any acts that may be unlawful or in violation of the Escrow Charges, the Escrow Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Escrow Charges (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Escrow Charges or be prejudicial to the interests of the Holders or of the Trustee).

(c) The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Escrow Charges and the Escrow Agreement, and to make further distributions of such funds to the Holders in accordance with the provisions of this Indenture.

(d) Without limiting the Trustee’s rights to act in preservation of the security interest in the Escrowed Property under the Escrow Charges, the Trustee agrees that it shall hold the security interests in the Escrowed Property created under the Escrow Charges as contemplated by this Indenture, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

(a) Any notice or communication by the Issuer, any Guarantor, the Trustee or any Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Intrum AB (publ)

Riddargatan 10

114 35 Stockholm

Sweden

Attention: CFO of Intrum AB (publ)

Email: clo@intrum.com; jens.kullander@intrum.com

with a copy to:

Milbank LLP

100 Liverpool Street

London EC2M 2AT

United Kingdom

Attention of: Yushan Ng and Sarah Levin

Email: yng@milbank.com; slevin@milbank.com

If to the Trustee, Principal Paying Agent, Registrar or Transfer Agent:

GLAS Trust Company LLC

3 Second Street

Suite 206

Jersey City, NJ 07311

United States of America

Email: dcm@glas.agency

Attention: Debt Capital Markets team

The Issuer, any Guarantor, the Trustee, or any Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed or sent by telecopy to a Holder shall be, if mailed, mailed first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed or sent within the time prescribed. Any notice or communication will also be so mailed or delivered electronically to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act.

For so long as any of the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices with respect to the Notes will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, such notices will be posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu). In addition, for so long as any Notes are represented by Global Notes, all notices to Holders will be delivered by or on behalf of the Issuer in accordance with the rules and procedures of Euroclear and Clearstream, as applicable, in lieu of the aforesaid mailing or facsimile transmission.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and at the time of sending, if sent by email.

All notices and communications shall be in the English language or accompanied by a translation into English certified as being a true and accurate translation. In the event of any discrepancies between the English and other than English versions of such notices or communications, the English version of such notice or communication shall prevail.

(b) All notices to Holders will be validly given if (as long the Notes are in certificated definitive form) mailed to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it. In addition, for so long as any of the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices with respect to the Notes will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

(c) Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(d) If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(e) If the Issuer mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02 Communication by Holders with Other Holders.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or the Notes are as provided by the Trust Indenture Act, and the Issuer and the Trustee shall comply with Section 312(b) of the Trust Indenture Act and the Trustee shall provide to any Holder the information specified under Section 312 of the Trust Indenture Act with respect to other Holders as is required under, and subject to the terms of, the Trust Indenture Act. None of the Issuer nor the Trustee will be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Note Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. Each of the Issuer and the Guarantors has appointed [CT Corporation] as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each Guarantor expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. Each of the Issuer and the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and each of the Issuer and the Guarantors agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer or any Guarantor, as applicable, shall be deemed, in every respect, effective service of process upon the Issuer or such Guarantor.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Shareholders.

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.08 Governing Law; Conflict with Trust Indenture Act.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES. Additionally, this Indenture, the Notes and each supplemental indenture shall be subject to the mandatory provisions of the Trust Indenture Act that are required to be part of this Indenture, the Notes or any supplemental indenture and shall, to the extent applicable and as not otherwise provided for herein or therein, as applicable, be governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Indenture, the Notes or any supplemental indenture, the Trust Indenture Act provision shall control (and notwithstanding any provisions of this Indenture, the Notes or any supplemental indenture to the contrary).

For greater certainty, if and to the extent that, the Notes or any supplemental indenture or applicable law limits, qualifies or conflicts with the duties imposed by the mandatory provisions of Sections 310 to 318, inclusive, of the Trust Indenture Act, or conflicts with any provision required by or deemed to be included in this Indenture, the Notes or any supplemental indenture by operation of such Trust Indenture Act sections (and notwithstanding any provisions of this Indenture, the Notes or any supplemental indenture to the contrary, as applicable), the Trust Indenture Act shall control unless otherwise provided for herein or therein as to non-mandatory provisions of the Trust Indenture Act, as applicable. The Issuer and the Trustee agree to comply with all mandatory provisions of the Trust Indenture Act applicable to or binding upon it in connection with this Indenture, the Notes and any supplemental indenture.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.04 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Currency Indemnity and Calculation of Euro-Denominated Restrictions.

(a) The euro and SEK are the sole currencies of account and payment for all sums payable by the Issuer and any Guarantors under or in connection with the Euro Notes and the SEK Notes, as applicable, and the relevant Note Guarantees, as the case may be, including damages. Any amount received or recovered in a currency other than euro (in the case of the Euro Notes) or SEK (in the case of the SEK Notes), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge of the obligations of the Issuer or such Guarantor, as applicable, to the extent of the euro amount or the SEK amount (as applicable) which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(b) If that euro amount or SEK amount is less than the euro amount or SEK amount expressed to be due to the recipient or the Trustee under any Note (as applicable), the Issuer and the Guarantors will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer and the Guarantors will indemnify the recipient or the Trustee on a joint or several basis against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note, any Note Guarantee or to the Trustee.

(c) Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be.

Section 13.15 Prescription.

Claims against the Issuer or any Guarantor for the payment of principal, or premium, if any, on the Notes will be prescribed five years after the applicable due date for payment thereof. Claims against the Issuer for the payment of interest on the Notes will be prescribed three years after the applicable due date for payment of interest.

Section 13.16 Additional Information.

Upon written request by any Holder or a holder of a Book-Entry Interest to the Issuer at the address set forth in Section 13.01, the Issuer will mail or cause to be mailed, by first class mail, to such Holder or holder (at the expense of the Issuer) a copy of this Indenture or any other Note Document.

Section 13.17 Legal Holidays.

If the due date for any payment in respect of any Notes is not a Business Day, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day, and will not be entitled to any further interest or other payment as a result of any such delay. If a regular record date is not a Business Day, the record date shall not be affected.

Section 13.18 USA PATRIOT Act Section 326 Customer Identification Program.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT ACT) which require all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide to any Paying Agent, Transfer Agent and Registrar in the United States such information as it may request, from time to time, in order for such Paying Agent, Transfer Agent or Registrar in the United States to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 13.19 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Indenture and the transactions contemplated hereby (including without limitation assignment and assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signatures on following page]

SIGNATURES

Dated as of [•], 2025

INTRUM INVESTMENTS AND FINANCING AB (PUBL)
as the Issuer

By:
Name:
Title:

By:
Name:
Title:

INTRUM AB (PUBL)
as the Company

By:
Name:
Title:

By:
Name:
Title:

INTRUM GROUP OPERATIONS AB
as Guarantor

By:
Name:
Title:

By:
Name:
Title:

CAPQUEST DEBT RECOVERY LIMITED
as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

FAIR PAY PLEASE AB as Guarantor

By:
Name:
Title:

By:
Name:
Title:

SOLVIA SERVICIOS INMOBILIARIOS, S.A.U. as Guarantor

By:
Name:
Title:

INTRUM AG as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM AS as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM B.V. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

INTRUM CAPITAL AS as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM CZECH S.R.O. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM DEUTSCHLAND GMBH. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM FINANZHOLDING DEUTSCHLAND GMBH as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

INTRUM HOLDING AB as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM HOLDING DEUTSCHLAND GMBH as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM HOLDING NORWAY AS as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM HOLDING SPAIN, S.A.U. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

INTRUM INTL AB as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM INVESTMENTS NO 1 DAC as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM INVESTMENTS NO 2 DAC as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM INVESTMENTS NO 3 DAC as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

INTRUM INVESTMENT SWITZERLAND AG as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM ITALY HOLDING S.R.L. as Guarantor

By:
Name:
Title:

INTRUM NEDERLAND B.V. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM NEDERLAND HOLDING B.V. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM OY as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

INTRUM SERVICING SPAIN, S.A.U. as Guarantor

By:
Name:
Title:

For and on behalf of INTRUM AB OF TEXAS LLC
By Intrum AB, its sole member, as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM SLOVAKIA S.R.O. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM SP. Z O.O. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM SVERIGE AB as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

INTRUM UK FINANCE LIMITED as Guarantor

By:
Name:
Title:

INTRUM UK GROUP LIMITED as Guarantor

By:
Name:
Title:

INTRUM UK HOLDINGS LIMITED as Guarantor

By:
Name:
Title:

INTRUM ZRT as Guarantor

By:
Name:
Title:

LOCK TOPCO AS as Guarantor

By:
Name:
Title:

By:
Name:
Title:

INTRUM ITALY HOLDING AB as Guarantor

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

INTRUM HOLDING SPAIN NEWCO, S.L.U. as Guarantor

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

GLAS TRUST COMPANY LLC as Trustee, Principal Paying Agent, Registrar and Transfer Agent

By:
Name:
Title:

NORDIC TRUSTEE & AGENCY AB (publ) as Security Agent

By:
Name:
Title:

By:
Name:
Title:

(Signature page to New Money Notes Indenture)

EXHIBIT A-1

[Form of Face of Euro Note]

8.000% Senior Secured Notes due 2027

[THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”) AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S)] ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES TO NON-U.S. PERSONS IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER: (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM; AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT

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A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE REVERSE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE, AND AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

BY ACCEPTING THIS SECURITY OR ANY INTEREST THEREIN EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS SECURITY OR ANY INTEREST THEREIN EITHER: (X) IT IS NOT ACQUIRING THIS SECURITY OR ANY INTEREST THEREIN FOR OR ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS SECURITY WILL NOT BE AND WILL NOT BE ACTING ON BEHALF OF) (I) ANY “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED) THAT IS SUBJECT TO TITLE I OF ERISA, (II) ANY “PLAN” (AS DEFINED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”)) THAT IS SUBJECT TO SECTION 4975 OF THE CODE, (III) ANY ENTITY THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED ABOVE IN SUBSECTIONS (I) OR (II) (WITHIN THE MEANING OF U.S. DEPARTMENT OF LABOR REGULATION 29 C.F.R. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA), OR (IV) ANY PLAN, SUCH AS A FOREIGN PLAN (AS DESCRIBED IN SECTION 4(B)(4) OF ERISA), GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA OR SECTION 4975(G)(3) OF THE CODE) THAT IS NOT SUBJECT TO TITLE I OF ERISA, BUT THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (A “SIMILAR LAW”) (EACH A “PLAN”), OR (Y) (I) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY OR ANY INTEREST THEREIN ARE EXEMPT FROM THE PROHIBITED TRANSACTION RESTRICTIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE (OR IN THE CASE OF A PLAN THAT IS SUBJECT TO A SIMILAR LAW, EXEMPT FROM THE ANALOGOUS PROVISIONS OF SUCH SIMILAR LAW), PURSUANT TO ONE OR MORE APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTIONS AND (II) NONE OF THE ISSUER OR THE GUARANTORS OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING, OR WILL ACT, AS A FIDUCIARY TO ANY PLAN WITH RESPECT TO THE DECISION TO ACQUIRE OR HOLD THIS SECURITY OR IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR GIVE ADVICE IN A FIDUCIARY CAPACITY WITH RESPECT TO THE DECISION TO ACQUIRE OR HOLD THIS SECURITY.]1

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

[1]	To be included unless the Note is an Unrestricted Global Note or an Unrestricted Definitive Registered Note.

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THE SECURITIES REPRESENTED BY THIS GLOBAL NOTE HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION UNDER REGULATION (EU) 2017/1129 OF THE EUROPEAN PARLIAMENT (THE “PROSPECTUS REGULATION”) AND THE PROSPECTUS REGULATION AS IT FORMS PART OF RETAINED EU LAW IN THE UNITED KINGDOM BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018, AS AMENDED (THE “UK PROSPECTUS REGULATION”) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF SECURITIES. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER OF THE SECURITIES IN ANY EEA MEMBER STATE OR THE UNITED KINGDOM MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS REGULATION OR THE UK PROSPECTUS REGULATION IN RELATION TO SUCH OFFER. THE ISSUER HAS NOT AUTHORIZED, NOR DOES IT AUTHORIZE, THE MAKING OF ANY OFFER OF SECURITIES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.]2

[THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THIS LEGEND WILL BE REMOVED AFTER THE EXPIRATION OF 40 DAYS FROM THE LATER OF (I) THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED AND (II) THE DATE OF ISSUE OF THIS SECURITY.]3

[THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.]4

[2]	Use the Global Note legend if the Note is in Global Form.
[3]	To be included if the Note is a Temporary Regulation S Global Note.
[4]	To be included if the Note is issued with original issue discount.

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[Unrestricted]/[Regulation S]/[Rule 144A]/[IAI]
Common Code __________________
ISIN __________________

8.000% Senior Secured Notes due 2027

No. ______________	€ ____________

Intrum Investments and Financing AB (publ)

promises to pay to ____________ or registered assigns, the principal sum of € _______________________________________________ [or such greater or lesser amount as indicated in the Schedule of Exchanges of Interests in the Global Note]5 on September 11, 2027.

Interest Payment Dates: [•], [•], [•] and [•] of each year.

Record Dates: [One Clearing System Business Day immediately preceding each Interest Payment Date.]46 [One Business Day immediately preceding each Interest Payment Date.]7

Reference is made to the further provisions of this Euro Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[5]	Use the Schedule of Exchanges of Interests language if Note is in Global Form.
[6]	To be included if Note is in Global Form.
[7]	To be included if Note is in Definitive Registered Form.

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IN WITNESS WHEREOF, the parties hereto have caused this Euro Note to be signed manually or by facsimile by the duly authorized officers referred to below.

Intrum Investments and Financing AB (publ)

By:
Name:
Title:

This is one of the Euro Notes referred to

in the within-mentioned Indenture:

[•], not in its personal capacity but in its capacity as Authenticating Agent for the Euro Notes

By:
Authorized Signatory

[By:
Authorized Signatory]

Dated: [•], 20[•]

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[Back of Euro Note]

8.000% Senior Secured Notes due 2027

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Intrum Investments and Financing AB (publ), a public limited liability company incorporated under the laws of Sweden (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Euro Note at a rate of 8.000% per annum. The Issuer will pay interest, in cash, quarterly in arrears on [•], [•], [•] and [•] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Euro Notes will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be [•], 2025. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect, to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuer will pay interest on the Euro Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the [Clearing System Business Day]8 [Business Day]9 immediately preceding the Interest Payment Date, even if such Euro Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Euro Notes will be payable as to principal, premium, interest and Additional Amounts, if any, through the Paying Agent as provided in the Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Euro Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be made in euro.

(3) PAYING AGENT, REGISTRAR AND TRANSFER AGENT. Initially, GLAS Trust Company LLC will act as Paying Agent, Registrar and Transfer Agent. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent.

(4) INDENTURE. The Issuer issued the Euro Notes under an indenture dated as of [•], 2025 (the “Indenture”), among, inter alios, the Issuer, the Company, GLAS Trust Company LLC, as the Trustee, Principal Paying Agent, Registrar and Transfer Agent, and Nordic Trustee & Agency AB (publ), as Security Agent. The terms of the Euro Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act and not defined herein have the meanings ascribed thereto in the Trust Indenture Act and in the Securities Act, as applicable. The Euro Notes are

[8]	To be included if Note is in Global Form.
[9]	To be included if Note is in Definitive Registered Form.

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subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Euro Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Euro Notes are senior obligations of the Issuer.

Additionally, this Euro Note is subject to the provisions of the Trust Indenture Act that are required to be part of this Euro Note and is, to the extent applicable, governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Euro Note, the Trust Indenture Act provision shall control (and notwithstanding any provisions of the Indenture, any supplemental indenture or this Euro Note to the contrary).

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in this paragraph 5 and paragraph 6 below, the Euro Notes are not redeemable at the option of the Issuer.

(b) At any time prior to [•], 2026, the Issuer may redeem the Euro Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of such Euro Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest to the redemption date and Additional Amounts, if any.

(c) At any time and from time to time on or after [•], 2026, the Issuer may redeem the Euro Notes in whole or in part, upon not less than 10 days nor more than 60 days prior notice, at a redemption price equal to 100% of the principal of such Euro Notes plus accrued and unpaid interest to the redemption date.

(d) In connection with any tender offer or other offer to purchase for all of the Euro Notes, if Holders of not less than 90% of the aggregate principal amount of the then-outstanding Euro Notes validly tender and do not validly withdraw such Euro Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Euro Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ notice following such purchase date, to redeem all Euro Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (other than any incentive payment for early tenders), plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, if any, to, but not including, the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(e) At any time and from time to time prior to [•], 2026, the Issuer may redeem the Euro Notes upon not less than 10 days nor more than 60 days prior notice with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 108.000% plus accrued and unpaid interest to the redemption date and Additional Amounts, if any, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Euro Notes (including Additional Euro Notes), provided that:

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

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(2)	not less than 50% of the original principal amount of the Euro Notes being redeemed (including the principal amount of any Additional Notes) remain outstanding immediately thereafter.

(f) If the Issuer is required to redeem the Euro Notes under Section 3.08(a)(3), the Issuer may redeem the Euro Notes in whole or in part upon not less than 10 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of such Euro Notes and accrued and unpaid interest to the redemption date and Additional Amounts, if any.

(g) Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, without limitation, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering and, in the case of a redemption of the Euro Notes, the incurrence of Indebtedness the proceeds of which will be used to redeem the Euro Notes). Any notice of redemption shall be given as set forth under paragraph (8) below.

(h) If the Issuer effects an optional redemption of the Euro Notes, it will, for so long as the Euro Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, inform the Luxembourg Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Euro Notes that will remain outstanding immediately after such redemption.

(i) If the optional redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest will be paid to the Person in whose name the Euro Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(6) REDEMPTION FOR TAXATION REASONS.

(a) The Issuer or Successor Issuer, as defined in Section 5.01(a) of the Indenture, may redeem the Euro Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) and all Additional Amounts as set forth in Section 4.14 of the Indenture, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer, Successor Issuer or Guarantor determine in good faith that, as a result of:

(1)	any change in, or amendment to, the law or treaty (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction; or

(2)

any change in, or amendment to, or the introduction of, an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction that has been publicly announced (each of the foregoing in clause (1) and this clause (2), a “Change in Tax Law”),

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the Issuer, Successor Issuer or Guarantor are, or on the next Interest Payment Date in respect of the Euro Notes would be, required to pay any Additional Amounts (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer, Successor Issuer, or another Guarantor without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Issuer, Successor Issuer or Guarantor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable and not result in any material legal or regulatory burden or any significant additional costs but not including assignment of the obligation to make payment with respect to the Euro Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction on the Issue Date, such Change in Tax Law must become effective on or after (and not be announced before) the Issue Date. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the Issue Date, such Change in Tax Law must be publicly announced and become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction, unless the Change in Tax Law would have applied to the predecessor of the Successor Issuer. Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts if a payment in respect of the Euro Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Euro Notes pursuant to the foregoing, the Issuer or Successor Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Issuer, Successor Issuer or Guarantor has or have been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

(b) The foregoing will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is incorporated or organized or resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

(7) SPECIAL MANDATORY REDEMPTION.

(a) In the event that, at any time prior to the date that is four (4) months following the Issue Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 98% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest to the redemption date, and any interest that has accrued on the Escrow Notes Proceeds to, but excluding, the redemption date shall be remitted to the Issuer’s designated account for its own account.

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(b) In the event that, at any time on or after the date that is four (4) months following the Issue Date but prior to the date that is eight (8) months following the Issue Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 99% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest, and any interest that has accrued on the Escrow Notes Proceeds shall be remitted to the Issuer’s designated account for its own account.

(c) In the event that (i) any Escrow Notes Proceeds remain in the Escrow Account on the Escrow Longstop Date or (ii) at any time on or after the date that is eight (8) months following the Issue Date but prior to the Escrow Longstop Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 100% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest to the redemption date, and any interest that has accrued on the Escrow Notes Proceeds shall be remitted to the Issuer’s designated account for its own account.

(d) Notice of any Special Mandatory Redemption shall be delivered by the Issuer to the Trustee and the Escrow Agent and shall provide that each series of Notes shall be redeemed on a date that is no later than one Business Day after such notice is given by the Issuer in accordance with the terms of the Escrow Agreement or otherwise in accordance with the rules of the Luxembourg Stock Exchange.

If at the time of any Special Mandatory Redemption, the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer shall notify the Luxembourg Stock Exchange that a Special Mandatory Redemption has occurred and any relevant details relating to such Special Mandatory Redemption.

(8) SINKING FUND. The Issuer will not be required to make mandatory redemption payments or sinking fund payments with respect to the Euro Notes.

(9) NOTICE OF REDEMPTION. Notice of redemption shall be provided as set forth in Section 3.03 of the Indenture.

(10) REPURCHASE AT THE OPTION OF THE HOLDER.

(a) If a Change of Control occurs, subject to the terms of the Indenture, each Holder will have the right to require the Issuer to repurchase all or part (in integral multiples of €1.00; provided that Notes of €1,000 or less may only be redeemed in whole and not in part) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Euro 2027 Notes, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided, however, that the Issuer shall not be obliged to repurchase the Euro 2027 Notes pursuant to Section 4.10 of the Indenture and this paragraph (9)(a) in the event and to the extent that it has unconditionally exercised its right to redeem all of the Euro 2027 Notes as described in paragraph (5) above or all conditions to such redemption have been satisfied or waived or to the extent that the Issuer has repurchased all of the Euro 2027 Notes in accordance with and as described in paragraph (9)(b) below. Within 60 days following any Change of Control, the Issuer shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Issuer is required to make an Available Cash Offer pursuant to Section 3.08, the Issuer will make an offer to all Holders to purchase the maximum aggregate principal amount of Notes that may be purchased out of the Available Cash Amount in accordance with the procedures specified in Section 3.08 of the Indenture.

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(11) DENOMINATIONS, TRANSFER, EXCHANGE. The Euro Notes are in registered form without coupons attached in denominations of €1,000 or integral multiples of €1.00 in excess thereof. The Euro Notes may be transferred and exchanged as set forth in Section 2.06 of the Indenture.

(12) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes.

(13) AMENDMENT, SUPPLEMENT AND WAIVER. The Note Documents may be amended, supplemented or otherwise modified, and any default or compliance with any provisions thereof may be waived, only in accordance with Article 9 of the Indenture.

(14) DEFAULTS AND REMEDIES. Except as set forth in Section 6.02 of the Indenture, if an Event of Default occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, and Additional Amounts, if any, on all the Euro Notes to be due and payable. If an Event of Default described in clause (7) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, and Additional Amounts, if any, on all the Euro Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders may not enforce the Indenture or the Euro Notes except as provided in the Indenture. The Trustee may require indemnity and/or security satisfactory to it before it enforces the Indenture or the Euro Notes. Subject to the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

(15) AUTHENTICATION. This Euro Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an Authenticating Agent.

(16) TRUSTEE DEALINGS WITH ISSUER. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of the Euro Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) ISIN AND COMMON CODE NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISIN and Common Code numbers to be printed on the Euro Notes, and the Trustee may use ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Euro Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

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(19) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS EURO NOTE AND THE NOTE GUARANTEES.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the form of the Euro Notes, the Intercreditor Agreement or any Additional Intercreditor Agreement. Requests may be made to:

Intrum Investments and Financing AB (publ)

Riddargatan 10

114 35 Stockholm

Sweden

Attention: [•]

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ASSIGNMENT FORM

To assign this Euro Note, fill in the form below:

(I) or (we) assign and transfer this Euro Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________ to transfer this Euro Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ________________

Your Signature: _____________________________
(Sign exactly as your name appears on the face of this Euro Note)

Signature Guarantee*: ____________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Euro Note purchased by the Issuer pursuant to Section 3.08 or Section 4.10 of the Indenture, check the appropriate box below:

☐ Section 3.08 ☐ Section 4.10

If you want to elect to have only part of the Euro Note purchased by the Issuer pursuant to Section 3.08 or Section 4.10 of the Indenture, state the amount you elect to have purchased (in denominations of €1,000 or integral multiples of €1.00 in excess thereof):

€ _____________

Date: ____________________

Your Signature: _________________________
(Sign exactly as your name appears on the face of this Euro 2027 Note)

Tax Identification No.: _____________________

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE10

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Paying Agent

[10]	Use the Schedule of Exchanges of Interests language if Note is in Global Form.

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EXHIBIT A-2

[Form of Face of SEK Note]

8.000% Senior Secured Notes due 2027

[THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”) AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S)] ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES TO NON-U.S. PERSONS IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER: (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM; AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT

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A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE REVERSE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE, AND AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

BY ACCEPTING THIS SECURITY OR ANY INTEREST THEREIN EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS SECURITY OR ANY INTEREST THEREIN EITHER: (X) IT IS NOT ACQUIRING THIS SECURITY OR ANY INTEREST THEREIN FOR OR ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS SECURITY WILL NOT BE AND WILL NOT BE ACTING ON BEHALF OF) (I) ANY “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED) THAT IS SUBJECT TO TITLE I OF ERISA, (II) ANY “PLAN” (AS DEFINED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”)) THAT IS SUBJECT TO SECTION 4975 OF THE CODE, (III) ANY ENTITY THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED ABOVE IN SUBSECTIONS (I) OR (II) (WITHIN THE MEANING OF U.S. DEPARTMENT OF LABOR REGULATION 29 C.F.R. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA), OR (IV) ANY PLAN, SUCH AS A FOREIGN PLAN (AS DESCRIBED IN SECTION 4(B)(4) OF ERISA), GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA OR SECTION 4975(G)(3) OF THE CODE) THAT IS NOT SUBJECT TO TITLE I OF ERISA, BUT THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (A “SIMILAR LAW”) (EACH A “PLAN”), OR (Y) (I) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY OR ANY INTEREST THEREIN ARE EXEMPT FROM THE PROHIBITED TRANSACTION RESTRICTIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE (OR IN THE CASE OF A PLAN THAT IS SUBJECT TO A SIMILAR LAW, EXEMPT FROM THE ANALOGOUS PROVISIONS OF SUCH SIMILAR LAW), PURSUANT TO ONE OR MORE APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTIONS AND (II) NONE OF THE ISSUER OR THE GUARANTORS OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING, OR WILL ACT, AS A FIDUCIARY TO ANY PLAN WITH RESPECT TO THE DECISION TO ACQUIRE OR HOLD THIS SECURITY OR IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR GIVE ADVICE IN A FIDUCIARY CAPACITY WITH RESPECT TO THE DECISION TO ACQUIRE OR HOLD THIS SECURITY.]1

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

THE SECURITIES REPRESENTED BY THIS GLOBAL NOTE HAVE BEEN ISSUED

[1]	To be included unless the Note is an Unrestricted Global Note or an Unrestricted Definitive Registered Note.

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PURSUANT TO AN EXEMPTION UNDER REGULATION (EU) 2017/1129 OF THE EUROPEAN PARLIAMENT (THE “PROSPECTUS REGULATION”) AND THE PROSPECTUS REGULATION AS IT FORMS PART OF RETAINED EU LAW IN THE UNITED KINGDOM BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018, AS AMENDED (THE “UK PROSPECTUS REGULATION”) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF SECURITIES. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER OF THE SECURITIES IN ANY EEA MEMBER STATE OR THE UNITED KINGDOM MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS REGULATION OR THE UK PROSPECTUS REGULATION IN RELATION TO SUCH OFFER. THE ISSUER HAS NOT AUTHORIZED, NOR DOES IT AUTHORIZE, THE MAKING OF ANY OFFER OF SECURITIES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.]2

[THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THIS LEGEND WILL BE REMOVED AFTER THE EXPIRATION OF 40 DAYS FROM THE LATER OF (I) THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED AND (II) THE DATE OF ISSUE OF THIS SECURITY.]3

[THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.]4

[2]	Use the Global Note legend if the Note is in Global Form.
[3]	To be included if the Note is a Temporary Regulation S Global Note.
[4]	To be included if the Note is issued with original issue discount.

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[Unrestricted]/[Regulation S]/[Rule 144A]/[IAI]
Common Code __________________
ISIN __________________

8.000% Senior Secured Notes due 2027

No. ______________	SEK ____________

Intrum Investments and Financing AB (publ)

promises to pay to ____________ or registered assigns, the principal sum of SEK _______________________________________________ [or such greater or lesser amount as indicated in the Schedule of Exchanges of Interests in the Global Note]5 on September 11, 2027.

Interest Payment Dates: [•], [•], [•] and [•] of each year.

Record Dates: [One Clearing System Business Day immediately preceding each Interest Payment Date.]46 [One Business Day immediately preceding each Interest Payment Date.]7

Reference is made to the further provisions of this SEK Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[5]	Use the Schedule of Exchanges of Interests language if Note is in Global Form.
[6]	To be included if Note is in Global Form.
[7]	To be included if Note is in Definitive Registered Form.

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IN WITNESS WHEREOF, the parties hereto have caused this SEK 2027 Note to be signed manually or by facsimile by the duly authorized officers referred to below.

Intrum Investments and Financing AB (publ)

By:
Name:
Title:

This is one of the SEK 2027 Notes referred to

in the within-mentioned Indenture:

[•], not in its personal capacity but in its capacity as Authenticating Agent for the SEK Notes

By:
Authorized Signatory

[By:
Authorized Signatory]

Dated: [•], 20[•]

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[Back of SEK 2027 Note]

8.000% Senior Secured Notes due 2027

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Intrum Investments and Financing AB (publ), a public limited liability company incorporated under the laws of Sweden (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this SEK Note at a rate of 8.000% per annum. The Issuer will pay interest, in cash, quarterly in arrears on [•], [•], [•] and [•] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the SEK Notes will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be [•], 2025. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect, to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuer will pay interest on the SEK Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the [Clearing System Business Day]8 [Business Day]9 immediately preceding the Interest Payment Date, even if such SEK Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The SEK Notes will be payable as to principal, premium, interest and Additional Amounts, if any, through the Paying Agent as provided in the Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other SEK Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be made in SEK.

(3) PAYING AGENT, REGISTRAR AND TRANSFER AGENT. Initially, GLAS Trust Company LLC will act as Paying Agent, Registrar and Transfer Agent. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent.

(4) INDENTURE. The Issuer issued the SEK Notes under an indenture dated as of [•], 2025 (the “Indenture”), among, inter alios, the Issuer, the Company, GLAS Trust Company LLC, as the Trustee, Principal Paying Agent, Registrar and Transfer Agent, and Nordic Trustee & Agency AB (publ), as Security Agent. The terms of the SEK Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act and not defined herein have the meanings ascribed thereto in the Trust Indenture Act and in the Securities Act, as applicable. The SEK Notes are

[8]	To be included if Note is in Global Form.
[9]	To be included if Note is in Definitive Registered Form.

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subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this SEK Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The SEK Notes are senior obligations of the Issuer.

Additionally, this SEK Note is subject to the provisions of the Trust Indenture Act that are required to be part of this SEK Note and is, to the extent applicable, governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this SEK Note, the Trust Indenture Act provision shall control (and notwithstanding any provisions of the Indenture, any supplemental indenture or this SEK Note to the contrary).

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in this paragraph 5 and paragraph 6 below, the SEK Notes are not redeemable at the option of the Issuer.

(b) At any time prior to [•], 2026, the Issuer may redeem the SEK Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of such SEK Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest to the redemption date and Additional Amounts, if any.

(c) At any time and from time to time on or after [•], 2026, the Issuer may redeem the SEK Notes in whole or in part, upon not less than 10 days nor more than 60 days prior notice, at a redemption price equal to 100% of the principal of such SEK Notes plus accrued and unpaid interest to the redemption date.

(d) In connection with any tender offer or other offer to purchase for all of the SEK Notes, if Holders of not less than 90% of the aggregate principal amount of the then-outstanding SEK Notes validly tender and do not validly withdraw such SEK Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the SEK Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ notice following such purchase date, to redeem all SEK Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (other than any incentive payment for early tenders), plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, if any, to, but not including, the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(e) At any time and from time to time prior to [•], 2026, the Issuer may redeem the SEK Notes upon not less than 10 days nor more than 60 days prior notice with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 108.000% plus accrued and unpaid interest to the redemption date and Additional Amounts, if any, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the SEK Notes (including Additional SEK Notes), provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

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(2) not less than 50% of the original principal amount of the SEK Notes being redeemed (including the principal amount of any Additional Notes) remain outstanding immediately thereafter.

(f) If the Issuer is required to redeem the SEK Notes under Section 3.08(a)(3), the Issuer may redeem the SEK Notes in whole or in part upon not less than 10 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of such SEK Notes and accrued and unpaid interest to the redemption date and Additional Amounts, if any.

(g) Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, without limitation, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering and, in the case of a redemption of the SEK Notes, the incurrence of Indebtedness the proceeds of which will be used to redeem the SEK Notes). Any notice of redemption shall be given as set forth under paragraph (8) below.

(h) If the Issuer effects an optional redemption of the SEK Notes, it will, for so long as the SEK Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, inform the Luxembourg Stock Exchange of such optional redemption and confirm the aggregate principal amount of the SEK Notes that will remain outstanding immediately after such redemption.

(i) If the optional redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest will be paid to the Person in whose name the SEK Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(6) REDEMPTION FOR TAXATION REASONS.

(a) The Issuer or Successor Issuer, as defined in Section 5.01(a) of the Indenture, may redeem the SEK Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) and all Additional Amounts as set forth in Section 4.14 of the Indenture, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer, Successor Issuer or Guarantor determine in good faith that, as a result of:

(1) any change in, or amendment to, the law or treaty (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction; or

(2) any change in, or amendment to, or the introduction of, an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction that has been publicly announced (each of the foregoing in clause (1) and this clause (2), a “Change in Tax Law”),

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the Issuer, Successor Issuer or Guarantor are, or on the next Interest Payment Date in respect of the SEK Notes would be, required to pay any Additional Amounts (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer, Successor Issuer, or another Guarantor without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Issuer, Successor Issuer or Guarantor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable and not result in any material legal or regulatory burden or any significant additional costs but not including assignment of the obligation to make payment with respect to the SEK Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction on the Issue Date, such Change in Tax Law must become effective on or after (and not be announced before) the Issue Date. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the Issue Date, such Change in Tax Law must be publicly announced and become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction, unless the Change in Tax Law would have applied to the predecessor of the Successor Issuer. Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts if a payment in respect of the SEK Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the SEK Notes pursuant to the foregoing, the Issuer or Successor Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Issuer, Successor Issuer or Guarantor has or have been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

(b) The foregoing will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is incorporated or organized or resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

(7) SPECIAL MANDATORY REDEMPTION.

(a) In the event that, at any time prior to the date that is four (4) months following the Issue Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 98% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest to the redemption date, and any interest that has accrued on the Escrow Notes Proceeds to, but excluding, the redemption date shall be remitted to the Issuer’s designated account for its own account.

(b) In the event that, at any time on or after the date that is four (4) months following the Issue Date but prior to the date that is eight (8) months following the Issue Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 99% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest, and any interest that has accrued on the Escrow Notes Proceeds shall be remitted to the Issuer’s designated account for its own account.

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(c) In the event that (i) any Escrow Notes Proceeds remain in the Escrow Account on the Escrow Longstop Date or (ii) at any time on or after the date that is eight (8) months following the Issue Date but prior to the Escrow Longstop Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Notes Proceeds (or any portion thereof), the Issuer shall redeem the Notes using the Escrow Notes Proceeds (other than any interest that has accrued on the Escrow Notes Proceeds) on a pro rata basis at a redemption price equal to 100% of the aggregate principal amount of the Notes that are being redeemed, plus accrued and unpaid interest to the redemption date, and any interest that has accrued on the Escrow Notes Proceeds shall be remitted to the Issuer’s designated account for its own account.

(d) Notice of any Special Mandatory Redemption shall be delivered by the Issuer to the Trustee and the Escrow Agent and shall provide that each series of Notes shall be redeemed on a date that is no later than one Business Day after such notice is given by the Issuer in accordance with the terms of the Escrow Agreement or otherwise in accordance with the rules of the Luxembourg Stock Exchange.

If at the time of any Special Mandatory Redemption, the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer shall notify the Luxembourg Stock Exchange that a Special Mandatory Redemption has occurred and any relevant details relating to such Special Mandatory Redemption.

(8) SINKING FUND. The Issuer will not be required to make mandatory redemption payments or sinking fund payments with respect to the SEK Notes.

(9) NOTICE OF REDEMPTION. Notice of redemption shall be provided as set forth in Section 3.03 of the Indenture.

(10) REPURCHASE AT THE OPTION OF THE HOLDER.

(a) If a Change of Control occurs, subject to the terms of the Indenture, each Holder will have the right to require the Issuer to repurchase all or part (in integral multiples of SEK 1.00 provided that Notes of SEK 10,000 or less may only be redeemed in whole and not in part) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the SEK Notes, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided, however, that the Issuer shall not be obliged to repurchase the SEK Notes pursuant to Section 4.10 of the Indenture and this paragraph (9)(a) in the event and to the extent that it has unconditionally exercised its right to redeem all of the SEK Notes as described in paragraph (5) above or all conditions to such redemption have been satisfied or waived or to the extent that the Issuer has repurchased all of the SEK Notes in accordance with and as described in paragraph (9)(b) below. Within 60 days following any Change of Control, the Issuer shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

A-2-10

(b) If the Issuer is required to make an Available Cash Offer pursuant to Section 3.08, the Issuer will make an offer to all Holders to purchase the maximum aggregate principal amount of Notes that may be purchased out of the Available Cash Amount in accordance with the procedures specified in Section 3.08 of the Indenture.

(11) DENOMINATIONS, TRANSFER, EXCHANGE. The SEK Notes are in registered form without coupons attached in denominations of SEK 10,000 or integral multiples of SEK 1.00 in excess thereof. The SEK Notes may be transferred and exchanged as set forth in Section 2.06 of the Indenture.

(12) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes.

(13) AMENDMENT, SUPPLEMENT AND WAIVER. The Note Documents may be amended, supplemented or otherwise modified, and any default or compliance with any provisions thereof may be waived, only in accordance with Article 9 of the Indenture.

(14) DEFAULTS AND REMEDIES. Except as set forth in Section 6.02 of the Indenture, if an Event of Default occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, and Additional Amounts, if any, on all the SEK Notes to be due and payable. If an Event of Default described in clause (7) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, and Additional Amounts, if any, on all the SEK Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders may not enforce the Indenture or the SEK Notes except as provided in the Indenture. The Trustee may require indemnity and/or security satisfactory to it before it enforces the Indenture or the SEK Notes. Subject to the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

(15) AUTHENTICATION. This SEK Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an Authenticating Agent.

(16) TRUSTEE DEALINGS WITH ISSUER. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of the SEK 2027 Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) ISIN AND COMMON CODE NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISIN and Common Code numbers to be printed on the SEK Notes, and the Trustee may use ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the SEK Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

A-2-11

(19) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS SEK NOTE AND THE NOTE GUARANTEES.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the form of the SEK Notes, the Intercreditor Agreement or any Additional Intercreditor Agreement. Requests may be made to:

Intrum Investments and Financing AB (publ)

Riddargatan 10

114 35 Stockholm

Sweden

Attention: [•]

A-2-12

ASSIGNMENT FORM

To assign this SEK Note, fill in the form below:

(I) or (we) assign and transfer this SEK Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                      to transfer this SEK Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ________________

Your Signature: _____________________________
(Sign exactly as your name appears on the face of this SEK Note)

Signature Guarantee*: ____________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-2-13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this SEK Note purchased by the Issuer pursuant to Section 3.08 or Section 4.10 of the Indenture, check the appropriate box below:

☐ Section 3.08 ☐ Section 4.10

If you want to elect to have only part of the SEK Note purchased by the Issuer pursuant to Section 3.08 or Section 4.10 of the Indenture, state the amount you elect to have purchased (in denominations of SEK 10,000 or integral multiples of SEK 1.00 in excess thereof):

SEK _____________
Date: ____________________

Your Signature:	_________________________
(Sign exactly as your name appears on the face of this SEK Note)
Tax Identification No.:	_________________________

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-2-14

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE10

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Paying Agent

[10]	Use the Schedule of Exchanges of Interests language if Note is in Global Form.

A-2-15

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER FOR NOTES

Intrum Investments and Financing AB (publ)

Riddargatan 10

114 35 Stockholm

Sweden

Attention: [•]

[Registrar address block]

Re: [8.000% euro-denominated Senior Secured Notes due 2027][8.000% SEK-denominated Senior Secured Notes due 2027]1 of Intrum Investments and Financing AB (publ)

Reference is hereby made to the indenture, dated as of [•], 2025 (the “Indenture”), among, inter alios, Intrum Investments and Financing AB (publ), a public limited liability company incorporated under the laws of Sweden (the “Issuer”) and GLAS Trust Company LLC, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of [€/SEK]_______________ in such Note[s] or interests (the “Transfer”), to ______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the Rule 144A Global Note or a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor or any person acting on its behalf reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act to whom notice has been given that the transfer is being made in reliance on Rule 144A in a transaction meeting the requirements of Rule 144A under the Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state or territory of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

[1]	Insert as applicable.

2. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) for purposes of (1) a transaction executed pursuant to Rule 903, the transaction was executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, or (2) a transaction executed pursuant to Rule 904, the transaction was executed in, on or through the facilities of a designated offshore securities market and such Transferor or any person acting on its behalf does not know that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, or for the account or benefit of a U.S. Person (other than a distributor), as such term is defined pursuant to Regulation S of the Securities Act, and will take delivery only as a Book-Entry Interest so transferred through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in the IAI Global Note or a Restricted Definitive Registered Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Registered Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act.

☐

such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Registered Notes and the requirements of the exemption claimed, which certification is supported by a certificate executed by the Transferee in the form of EXHIBIT D to the Indenture. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Registered Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a Book-Entry Interest in an Unrestricted Global Note or of an Unrestricted Definitive Registered Note. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States.

☐	Check if Transfer is pursuant to Rule 144

(i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Registered Notes and in the Indenture.

☐	Check if Transfer is Pursuant to Regulation S

(i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Registered Notes and in the Indenture.

☐	Check if Transfer is Pursuant to Other Exemption

The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Registered Notes and in the Indenture. This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _____________________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)	☐ a Book-Entry Interest in the:

(i)	☐ Rule 144A Global Note ([ISIN]/[Common Code] _____________), or

(ii)	☐ Regulation S Global Note ([ISIN]/[Common Code] _____________); or

(iii)	☐ IAI Global Note ([ISIN]/[Common Code] _____________); or

(b)	☐ a Restricted Definitive Registered Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest in the:

(i)	☐ Rule 144A Global Note ([ISIN]/[Common Code] _____________),

(ii)	☐ Regulation S Global Note ([ISIN]/[Common Code] _____________), or

(iii)	☐ IAI Global Note ([ISIN]/[Common Code] _____________),

(iv)	☐ Unrestricted Global Note ([ISIN]/[Common Code] _____________); or

(b)	☐ a Restricted Definitive Registered Note: or

(c)	☐ an Unrestricted Definitive Registered Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE FOR THE NOTES

Intrum Investments and Financing AB (publ)

Riddargatan 10

114 35 Stockholm

Sweden

Attention: [•]

[Registrar address block]

Re: [8.000% euro-denominated Senior Secured Notes due 2027][8.000% SEK-denominated Senior Secured Notes due 2027]1 of Intrum Investments and Financing AB (publ)

(ISIN _______________; [Common Code _______________])

Reference is hereby made to the indenture, dated as of [•], 2025 (the “Indenture”), among, inter alios, Intrum Investments and Financing AB (publ), a public limited liability company incorporated under the laws of Sweden (the “Issuer”) and GLAS Trust Company LLC, as Trustee.

Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of [€/SEK]________________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. ☐ Check if Exchange is from a Restricted Definitive Registered Note or Book-Entry Interests in a Restricted Global Note for Book-Entry Interests in an Unrestricted Global Note.

In connection with the Exchange of the Owner’s Book-Entry Interests in the relevant Restricted Definitive Registered Note or Restricted Global Note for a Book-Entry Interest in the relevant Unrestricted Global Note, the Owner hereby certifies that (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Book-Entry Interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

[1]	Insert as applicable.

2. ☐ Check if Exchange is from Book-Entry Interest in Restricted Global Note or Restricted Definitive Registered Note for Unrestricted Definitive Registered Note.

In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for an Unrestricted Definitive Registered Note, the Owner hereby certifies (i) the Unrestricted Definitive Registered Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Registered Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

3. ☐ Check if Exchange is from Book-Entry Interest in a Restricted Definitive Registered Note or Restricted Global Note for Restricted Definitive Registered Notes.

In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Definitive Registered Note or Restricted Global Note for Restricted Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Restricted Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Restricted Definitive Registered Notes issued pursuant to the Exchange will bear the Private Placement Legend and be subject to restrictions on transfer enumerated in the Indenture and the Securities Act.

4. ☐ Check if Exchange is from Restricted Definitive Registered Notes for Book-Entry Interest in a Restricted Global Note.

In connection with the Exchange of the Owner’s Restricted Definitive Registered Notes for Book-Entry Interest in a Restricted Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Restricted Global Note are being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Private Placement Legend and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE FOR THE NOTES

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through Euroclear/Clearstream Account No. ____________ in the:

(i)	☐ Rule 144A Global Note ([ISIN] _____________), or

(ii)	☐ Regulation S Global Note ([ISIN] _____________), or

(iii)	☐ Unrestricted Global Note ([ISIN] _____________), or

(b)	☐ a Definitive Registered Note.

2.	After the Exchange the Owner will hold: [CHECK ONE]

(a)	☐ a Book-Entry Interest held through Euroclear/Clearstream Account No. _____________ in the:

(i)	☐ Rule 144A Global Note ([ISIN] _____________), or

(ii)	☐ Regulation S Global Note ([ISIN] _____________), or

(iii)	☐ Unrestricted Global Note ([ISIN] _____________), or

(b)	☐ a Definitive Registered Note.

in accordance with the terms of the Indenture.

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of _____________________, among ______________, a company organized and existing under the laws of ___________________ (the “Guarantor”), Intrum Investments and Financing AB (publ) (or its permitted successor), a public limited liability company incorporated under the laws of Sweden, (the “Issuer”), and GLAS Trust Company LLC, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [•], 2025, providing for the issuance of the Issuer’s 8.000% euro-denominated Senior Secured Notes due 2027 (the “Euro Notes”) and 8.000% SEK-denominated Senior Secured Notes due 2027 (the “SEK Notes”). The Euro Notes and the SEK Notes (including, in each case, any Additional Notes (as defined herein)) are, collectively, referred to herein as the “Notes”;

WHEREAS, the Indenture provides that under certain circumstances the Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions and limitations set forth in the Indenture including but not limited to the provisions of Article 11 thereof, as applicable. [In addition, pursuant to Section 11.02 of the Indenture, the obligations of the Guarantor and the granting of its Note Guarantee shall be limited as follows: [•]].

3. EXECUTION AND DELIVERY.

(a) The Guarantor hereby agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(b) If an Officer or a duly authorized signatory pursuant to a board resolution or power of attorney whose signature is on this Supplemental Indenture or on the Note Guarantee no longer holds that office at the time the Trustee procures the authentication of the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

(c) Upon execution of this Supplemental Indenture, the delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guarantor.

4. RELEASES. Each Note Guarantee shall be automatically and unconditionally released and discharged in accordance with Section 11.04 of the Indenture.

5. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Issuer or of any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture, the Note Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

6. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. INCORPORATION BY REFERENCE. Section 13.06 of the Indenture is incorporated by reference to this Supplemental Indenture as if more fully set out herein.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ___________________,

[GUARANTOR]

By:
Name:
Title:

INTRUM INVESTMENTS AND FINANCING AB (PUBL) as the Issuer

By:
Name:
Title:

GLAS TRUST COMPANY LLC as Trustee

By:
Authorized Signatory

By:
Authorized Signatory

EXHIBIT E

AGREED SECURITY PRINCIPLES

Unless specified herein, all capitalized terms used in this Exhibit E but not defined herein or in Article 1 of the Indenture shall have the meaning given to such terms in the RCF Facility Agreement.

1.	AGREED SECURITY PRINCIPLES

(a)

The Guarantees and Collateral, pursuant to the Notes Documents, to be provided will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Exhibit E addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)

The Agreed Security Principles, subject to Clause 9 (Overrides) of these Agreed Security Principles, embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from the Company and its Restricted Subsidiaries (the “Group”). In particular:

(i)

general statutory or regulatory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, tax restrictions, retention of title claims, and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantees or security be limited by an amount or otherwise. If any such limit applies, the guarantee and security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management (a guarantee or security interest will not be required if giving such guarantee or taking such security would expose the directors of the relevant company to a material risk of personal or criminal liability, after having taken into account any mitigating factors and actions that are reasonably available to the directors and/or any member of the Group);

(ii)

certain supervisory board, works council or another external body’s or person’s consent may be required to enable a member of the Group to provide a guarantee or security. Such guarantee and/or security shall not be required unless such consent has been received provided that reasonable endeavors have been used by the relevant member of the Group to obtain the relevant consent taking into account the Company’s view (acting reasonably and in good faith) on any potential material adverse impact on its material commercial relationships;

(iii)

a key factor in determining whether or not a guarantee or security shall be taken (other than the Company and the Issuer Security (defined below) and the guarantee granted by the Company) is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarization and registration fees) which shall not be disproportionate to the benefit to the Secured Parties of obtaining such guarantee or security (the “Cost/Benefit Analysis”) and, for these purposes, taking a guarantee from or security over the shares in any member of the Group that is not a Material Company and that (A) represents, on a consolidated basis excluding intra-Group items (and, in the case of total assets only, excluding goodwill), (1) 1.5 per cent. or less of the Consolidated EBITDA of the Group, (2) 1.5 per cent. or less of the total assets of the Group and (3) 1.5 per cent. or less of total revenues of the Group and (B) holds no material intellectual property (such member of the Group a “De Minimis Entity”) shall be deemed not to satisfy the Cost/Benefit Analysis;

(iv)

other than in respect of the Company and the Issuer Security and the guarantee from the Company, the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guarantee or secured amount is disproportionate to the level of such fee, taxes and duties (and in any event the maximum aggregate amount payable by the Group in respect of fees, costs, expenses, disbursements and VAT relating to the provision of guarantees and security shall be limited to an amount to be agreed between the parties);

(v)

it is acknowledged that in certain jurisdictions, it may be either impossible or commercially impractical to create security over certain categories of assets, in which event security will not be taken over such assets (where impossible) and the parties shall seek to agree to any exclusion of any assets where the Company, acting reasonably, believes it is commercially impractical to do so;

(vi)

other than any assets that are, or which are purported to be, subject to the Company and the Issuer Security, any assets that are subject to a bona fide contractual restriction or other third party arrangements which prevent those assets from being charged or assigned (or assets which, if charged or assigned, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Group in respect of those assets or require any member of the Group to take any action materially adverse to the interests of the Group or any member thereof) will be excluded from any relevant security document provided that (A) reasonable endeavors to obtain consent to charging or assigning any such assets shall be used by the Group on an ongoing basis if the relevant asset is material to the Group and (B) such restriction or limitation in such third party arrangement was not included as a means (directly or indirectly) to avoid granting security over the relevant asset to the Secured Parties. Notwithstanding the foregoing, any assets which are subject to third party arrangements which, if charged, would, in the reasonable and good faith determination of the Company, have a material adverse impact on its ongoing commercial relationship with any third party (even in circumstances where such third party were to provide its consent) will be excluded from any relevant security document and the Group shall not be required to use reasonable endeavors to obtain consent to the charging or assigning of such assets;

(vii)

members of the Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or regulatory condition or would result in (or in a material risk of resulting in) personal or criminal liability on the part of any officer provided that the relevant member of the Group shall use reasonable endeavors to overcome any such obstacle;

(viii)

other than the Company and the Issuer Security and the guarantee granted by the Company, the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Senior Finance Documents (as defined in the RCF Facility Agreement), the Notes Documents and the Notes Documents (as defined in the Exchange Notes Indenture (the “Exchange Notes Documents”)) (and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (viii));

(ix)

to the extent possible, all security shall be given in favor of the Security Agent and not the Secured Parties individually (provided that “parallel debt” provisions may be used where necessary and such provisions will be contained in the Intercreditor Agreement and not the individual security documents, unless agreed by the parties as being required to avoid an amendment to the Intercreditor Agreement);

(x)

to the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Existing Lender assigns or transfers any of its participation in a Facility to a New Lender (as such term is defined in the relevant Senior Finance Document (as defined in the RCF Facility Agreement)) (and notwithstanding anything to the contrary, no member of the Group shall bear or otherwise be liable for any Taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Finance Party);

(xi)

information, such as lists of assets, will be provided (a) semi-annually in respect of assets that are subject to “fixed” security (which shall exclude all portfolios assets) if and only to the extent, required by local law to be provided to perfect or register the relevant security and (b) upon request if an “Event of Default” (as such term is defined in the relevant Senior Finance Document, the Notes Documents and the Exchange Notes Documents) has occurred and is continuing (or otherwise in accordance with practice agreed between the parties);

(xii)

perfection action may be required in the jurisdiction of one Guarantor in relation to security granted by another Guarantor located in a different jurisdiction and (where otherwise consistent with the Agreed Security Principles) in any supra-national registries agreed between the parties from time to time;

(xiii)

no security will be required over new or existing investments or shares in joint ventures or the assets of joint ventures and no new or existing joint venture will be required to provide a guarantee, in each case, where the joint venture arrangements prohibit or restrict such security or guarantee from being granted or require the consent of another party to the joint venture arrangements provided that (A) reasonable endeavors to obtain consent from such other party to the joint venture arrangements to taking security over such investments, shares or assets (as applicable) and/or the giving of such guarantee shall be used by the Group to the extent that, in the reasonable and good faith determination of the Company, requesting such consent would not have a material adverse impact on such joint venture arrangement or the Group’s ongoing relationship with the joint venture party and (B) any such restriction was not included as a means (directly or indirectly) to avoid granting such security or guarantee to the Secured Parties. For the avoidance of doubt, and subject to the provisos set out in paragraphs (A) and (B) above, the terms of these Agreed Security Principles shall not restrict the Group from entering into any new joint venture arrangements in circumstances where the joint venture party requires the inclusion of a restriction on the granting of the security or giving of guarantees; and

(xiv)	share security agreements shall be governed by the law of the jurisdiction of incorporation of the entity whose shares are being secured.

Subject to Clause 9 (Overrides), to the extent legally possible and subject to the terms of these Agreed Security Principles, security shall be granted over:

(a)

all or substantially all assets of each of the Issuer and any Guarantor provided that such security will only be granted over the Issuer’s or any Guarantor’s portfolio assets by way of floating charge (or equivalent) in jurisdictions where a floating charge or similar security interest (including, without limitation, a business mortgage under Swedish law with a value to be agreed between the parties acting reasonably and in good faith) is readily available and customarily granted. If a relevant jurisdiction does not recognize a floating charge or similar security interest, then no security shall be granted over such portfolio assets and the parties shall in good faith negotiate and agree the scope of security to be provided by the Issuer or any Guarantor subject always to the other terms of these Agreed Security Principles;

(b)

the shares held by any Holding Company of the Issuer or any Guarantor or Material Company in the Issuer or any Guarantor or Material Company (as applicable). For the avoidance of doubt, there shall be no requirement to provide security over the shares of the Company notwithstanding that it constitutes a Material Company;

(c)

the shares in a regulated entity or, where a regulated entity is within a regional sub-group, a share pledge over the parent entity of the regional sub-group which holds the shares in such regulated entity (the member of the Group that is granting such security the “RS Pledgor” and the member of the Group’s shares that are subject to such security the “RS Entity”);

(d)

the shares of any other subsidiary that is incorporated in the same jurisdiction as a Material Company that is subject to a share pledge and which shares are held by a Holding Company that is otherwise granting a security interest;

(e)

any intra-group receivables owed by a member of the Midco Group to another member of the Midco Group that (i) are in excess of EUR 5m (on a net basis) (ii) have a tenor or implied tenor equal to or longer than 12 months and (iii) have arisen within cash pooling arrangements (the “Cash Pool ICLs”)

(f)	any intra-group receivables owed by an RS Entity to the relevant RS Pledgor (the “RS ICLs”);

(g)	any intra-group receivables owed to the Company by the Issuer (and any RED Direct Subsidiary), by Midco to the Issuer or by the Issuer to Midco under a corresponding loan (“Shareholder Loans”); and

(h)

in addition to any Cash Pool ICLs and RS ICLs, any intra-group receivables owed by a member of the Midco Group to another member of the Midco Group (the “Intra-Group Lender”) (save that no security shall be required (i) over intra-group receivables arising within cash pooling arrangements or (ii) for de minimis intra-group receivables to the extent that the aggregate amount of all such de minimis intra-group receivables owed to all Intra-Group Lenders by all members of the Midco Group is equal to or less than EUR 5m) (the “General ICLs”) (the Cash Pool ICLs, RS ICLs and General ICLs together the “Intercompany Loans”).

For the purposes of these Agreed Security Principles:

(a)

“Material Company” means: (i) the Company, Midco and the Issuer; (ii) a Subsidiary of the Company which, on a consolidated basis including its consolidated Subsidiaries but excluding intra-Group items, has (A) earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) representing 5.00 per cent. or more of Consolidated EBITDA of the Group, (B) total revenues representing 5.00 per cent. or more of total revenues of the Group or (C) total assets (excluding goodwill) representing 5.00 per cent. or more of total assets of the Group and (iii) a member of the Group that is the direct Holding Company of a Subsidiary of the Company which itself is a Material Company pursuant to paragraph (ii) above;

(b)	any reference to a matter or document being agreed by the parties shall mean the Security Agent and the Company;

(c)

if a member of the Group is not wholly-owned, that shall not, by itself, mean that such member of the Group shall not be required to grant guarantees or security, or that no security over the shares in such member shall be required to be granted, and there shall be no automatic release of any guarantees or security by virtue of any member of the Group ceasing to be wholly-owned provided that, for the avoidance of doubt, a member of the Group shall not be required to grant such guarantees or security where the provision of such guarantee or security is otherwise not required by these Agreed Security Principles;

(d)	the shares of, or intercompany receivables owed by, a Fund Co-Investment Vehicle shall not be required to be pledged; and

(e)

the shares of any Target Group entity that are pledged to secure Acquired Indebtedness incurred in accordance with the Senior Finance Documents, the Notes Documents and the Exchange Notes Documents (and any Refinancing Indebtedness in respect of such Acquired Indebtedness) (provided that such share pledges are not created in anticipation of the acquisition of such entity and have been in place for at least six months prior to the relevant Acquisition Date) shall not be required to be pledged for so long as such Acquired Indebtedness (or such Refinancing Indebtedness) remains in place.

2.	Terms of Transaction Security Documents

Subject to the terms set out in Clause 1.5 (Swedish terms) and Clause 1.6 (Finnish terms) of the Intercreditor Agreement, the following principles will be reflected in the terms of any security created or expressed to be created in favor of the Security Agent and/or the other Secured Parties (or any of them) (the “Transaction Security”) pursuant to any document entered into by the Issuer or any Guarantor or Holding Company of the Issuer or any Guarantor (each a “Security Grantor”) creating or expressed to create any security over all or any part of its assets in respect of the obligations of the Issuer or any Guarantor under any of the Senior Finance Documents, the Notes Documents and the Exchange Notes Documents (the “Transaction Security Documents”):

(a)

security will not be enforceable unless the “Acceleration Date” (as such term is defined in the relevant Senior Finance Document and any equivalent term in the Notes Documents and the Exchange Notes Documents (the “Acceleration Date”)) has occurred and is continuing;

(b)

the security documents should only operate to create security rather than to impose new commercial obligations; accordingly they should not repeat nor contain any additional representations, undertakings or other terms (such as in respect of title, insurance, information or the payment of costs) unless these are provisions required for the creation and/or perfection in which case the parties shall ensure that they are (i) limited to the extent necessary to ensure the creation and/or perfection of the security and (ii) to the extent applicable, are consistent with an no more onerous than the terms contained in any Senior Finance Document (or otherwise in accordance with practice agreed between the parties);

(c)

the Secured Parties should only be able to exercise any power of attorney granted to them under the security documents if the Acceleration Date has occurred and is continuing or after failure by a Security Grantor to comply with a further assurance or perfection obligation;

(d)	any rights of set off will not be exercisable unless the Acceleration Date has occurred and is continuing;

(e)

the security documents should not operate so as to prevent transactions which are not otherwise prohibited under the Senior Finance Documents, the terms of the Notes Documents and the Exchange Notes Documents or to require additional consents or authorizations other than where required pursuant to the terms set out in Clause 1.5 (Swedish terms) and Clause 1.6 (Finnish terms) of the Intercreditor Agreement or where required for creation and/or perfection of the security; and

(f)

the Security Agent will not be required to accept any security or its perfection if it is of a type or in a jurisdiction which the Security Agent determines does not meet or comply with its established internal regulations or policies or with applicable law or regulation, or which would impose liabilities on the Security Agent, provided that, notwithstanding anything to the contrary in these Agreed Security Principles or any other Senior Finance Document:

(i)

any obligation of any member of the Group to grant, enter into or perfect any security (or otherwise take any action in relation to any security or asset) shall be subject to the provisions of this paragraph (f); and

(ii)

no event or circumstance (including, without limitation, any failure by any member of the Group to comply with any obligation under any Senior Finance Document, the Notes Documents and the Exchange Notes Documents) arising as a direct or indirect consequence of the operation of the provisions of this paragraph (f) shall (or shall be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Senior Finance Documents, the Notes Documents and the Exchange Notes Documents or a Default or an Event of Default.

3.	Intercompany Loans

(a)	In respect of any Intercompany Loans which are subject to Swedish law:

(i)

until the Acceleration Date but subject to the terms of the Senior Finance Documents, the Notes Documents and the New Money Notes Documents, each Security Grantor will be permitted to receive payment of interest (however not principal) under Intercompany Loans but may not otherwise deal with (including, among other things, receiving payment of principal or exercising set-off rights), amend, waive, repay or terminate any Intercompany Loan without the consent of the Security Agent; and

(ii)

notice of the security will be served on the relevant debtor within five (5) Business Days of granting an Intercompany Loan that is subject to security or, if such Intercompany Loan has already been granted, on the date of granting the security in respect of such Intercompany Loan (unless such debtor has already been notified of the pledge) and the relevant creditor will procure that such notice is acknowledged by the relevant debtor.

(b)

In respect of any Intercompany Loans which are not subject to Swedish law governed security and if required by local law to perfect the security, notice of the security will be served on the borrower of the Intercompany Loan on the date on which the security is granted, or where the security applies to subsequent Intercompany Loans, within five (5) Business Days of the Intercompany Loan being granted or otherwise promptly upon the written request by the Security Agent following an Acceleration Date having occurred. In addition, if strictly required by local law to perfect security over an Intercompany Loan, such Intercompany Loan shall be subject to the restrictions set out in paragraph (a)(i) above.

4.	Shareholder Loans

(a)	In respect of any Shareholder Loans which are subject to Swedish law:

(i)

neither the Company, the Issuer nor Midco may deal with (including, amongst other things, receiving payment of or making payment of principal and interest), amend, waive, repay or terminate any Shareholder Loan save that the Issuer and Midco shall be permitted to make payments of interest on any Shareholder Loans that are sized and segregated for the purposes of payment of agreed holding company expenses; and

(ii)

the Company shall notify the Issuer (and any RED Direct Subsidiary), the Issuer shall notify Midco and Midco shall notify the Issuer no later than the Issue Date and shall procure that the Issuer (and any RED Direct Subsidiary) and Midco acknowledge such pledge on the date of receipt of the applicable notice of pledge,

(b)

In respect of any Shareholder Loan granted to a debtor not incorporated or domiciled in Sweden, the applicable perfection requirements necessary for perfection of the security interest over such Shareholder Loan shall be taken and completed no later than on the Issue Date (or such later date as may be agreed by the parties) or, if such Shareholder Loan is granted after the Issue Date, within five (5) Business Days after the date on which such Shareholder Loan is granted.

5.	Shares

(a)

Unless the Acceleration Date has occurred and is continuing, the Security Grantors shall be permitted to retain and to exercise voting rights to any shares pledged or charged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur, and the entity whose shares are pledged shall be permitted to pay dividends and upstream distributions on pledged shares to the extent permitted under these Agreed Security Principles, the Senior Finance Documents, the Notes Documents and the Exchange Notes Documents.

(b)

Other than any share security governed by Swedish law, where customary and applicable as a matter of law and following a request by the Security Agent, as soon as reasonably practicable (taking into account any stamping or other transfer requirements) following the granting of any share security over certificated shares, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent.

(c)

In respect of any share security governed by Swedish law, share certificates shall be delivered to the Security Agent duly endorsed in blank to the Security Agent no later than on the date of entering into the agreement governing the share security. In connection with granting the pledge, the relevant pledgor shall procure that the relevant pledged company note the pledge in its share register.

(d)

In respect of the security over the shares in the Issuer (and any RED Direct Subsidiary) and Midco, the Company shall procure that on the date on which the security is granted, the Security Agent receives a duly executed power of attorney enabling it to vote for on such shares with effect from the Acceleration Date (and the Company shall provide new duly executed powers of attorney prior to the expiration of any outstanding power of attorney delivered to the Security Agent).

(e)	Subject to paragraph (c) above, no registration relating to shares and equity certificates shall be required unless required by applicable law to create and/or perfect the security.

6.	Bank Accounts

(a)

Until the Acceleration Date has occurred and is continuing, any Security Grantor will be free to deal, operate and transact business in relation to any bank accounts over which it grants security (including opening and closing accounts).

(b)

Until the Acceleration Date has occurred and is continuing there will be no obligation to hold, pay or sweep cash or cash proceeds of receivables into a particular account or for any account to be blocked.

(c)

If required by local law to create and/or perfect security, notice of that security will be served on the account bank in relation to applicable accounts within five (5) Business Days of the creation of that security and the applicable Security Grantor of that security will use its reasonable endeavors to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the Security Grantor of that security has used its reasonable endeavors but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period.

(d)

Irrespective of whether notice of that security is required for creation or perfection, if the service of notice would prevent any member of the Group from using a bank account in the ordinary course of its business, no notice of security will be served until the occurrence of the Acceleration Date which is continuing. Springing notices of pledge will be required to be sent to account banks where an account is to be blocked upon the occurrence of the Acceleration Date.

(e)

Any security over bank accounts (other than any security over the Escrow Accounts (as defined in the New Money Notes Indenture) or any mandatory prepayment account in relation to the Revolving Credit Facility) will be subject to any security interests in favor of the account bank which are created either by law or in the standard terms and conditions of the account bank, whether created or arising before or after the security in favor of the Secured Parties has been given. No Security Grantor will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(f)

No control agreements (or perfection by control or similar arrangements) shall be required with respect to any account except to the extent that such agreement is necessary to perfect the security and it provides that control will only be exercised once an Acceleration Date has occurred and is continuing.

(g)

No bank account shall be required to be opened in order to perfect any share security required to be granted in accordance with these Agreed Security Principles unless required for the creation or perfection of such security.

(h)	No security over bank accounts shall be required to be registered unless required for the creation and/or perfection of such security.

7.	Guarantees/Security

(a)

Subject to the due execution of all relevant security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant foreign legal opinions and subject to any qualifications which may be set out in any Finance Document and any relevant legal opinions obtained and subject to the requirements of the Agreed Security Principles, the Security Agent (and, where applicable, each of the other Secured Parties) shall:

(i)

receive the benefit of (A) an upstream, cross-stream and downstream guarantee from the Issuer and any Guarantor (provided that the Company shall not be required to give an upstream or cross-stream guarantee);

(ii)	receive the benefit of security granted over:

(A)

all or substantially all assets of the Issuer or any Guarantor provided that such security will only be granted over the Issuer’s or any Guarantor’s portfolio assets by way of floating charge (or equivalent) in jurisdictions where a floating charge or similar security interest (including, without limitation, a business mortgage under Swedish law with a value to be agreed between the parties acting reasonably and in good faith) is readily available and customarily granted. If a relevant jurisdiction does not recognize a floating charge or similar security interest, then no security shall be granted over such portfolio assets and the parties shall in good faith negotiate and agree the scope of security to be provided by the Issuer or any Guarantor subject always to the other terms of these Agreed Security Principles;

(B)

the shares held by any Holding Company of the Issuer or any Guarantor or Material Company in the Issuer or any Guarantor or Material Company (as applicable). For the avoidance of doubt, there shall be no requirement to provide security over the shares of the Company notwithstanding that it constitutes a Material Company;

(C)

the shares of each other subsidiary that is incorporated in the same jurisdiction as a Material Company that is subject to a share pledge and which shares are held by a Holding Company that is otherwise granting a security interest;

(D)	the shares held by an RS Pledgor in an RS Entity;

(E)	the Shareholder Loans; and

(F)	the Intercompany Loans.

in each case, from time to time to secure all the liabilities of the Issuer or any Guarantor under the Senior Finance Documents, the Notes Documents and the Exchange Notes Documents, in each case in accordance with these Agreed Security Principles; and

(iii)

(in the case of those security documents creating pledges or charges over shares in the Issuer or any Guarantor or Material Company) receive the benefit of a first priority valid charge or analogous or equivalent security over all of the shares in issue at any time in that the Issuer or any Guarantor or Material Company (as applicable) which are owned by the Issuer or any Guarantor or Holding Company of the Issuer or any Guarantor or Material Company (with such security document being governed by the laws of the jurisdiction in which the Issuer or any Guarantor or Material Company whose shares are being pledged is formed).

(b)

The parties shall negotiate the form of each Transaction Security Document in good faith in accordance with the terms of these Agreed Security Principles. Notwithstanding anything to the contrary, any guarantee and security arrangements agreed by the parties from time to time (including the identity and category of assets subject or not subject to security) shall, absent any manifest error, be deemed to satisfy all relevant obligations of the Group to provide guarantees and security.

8.	Attached Security

Midco shall grant any and all security it is to grant pursuant to these Agreed Security Principles as security for, in addition to any Secured Obligations and its liabilities owed to the Issuer under the Shareholder Loans as attached security (Sw. vidhängande säkerhet).

9.	Overrides

(a)

Notwithstanding anything to the contrary in these Agreed Security Principles, the Company and the Issuer Security shall be granted by the Company and the Issuer regardless of any exceptions included in these Agreed Security Principles other than those set out in paragraph (b) below and the parties agree that the commercial agreement to provide, grant and perfect the Company and the Issuer Security shall prevail.

(b)

The Company shall not be required to grant the RED DS Share Pledges or the RED DS Receivables Pledges to the extent that such security would not otherwise be required pursuant to these Agreed Security Principles and the transfer of the relevant RED Direct Subsidiary is expected to complete within twenty (20) Business Days of the Issue Date (or such later date as the relevant parties may reasonably agree), provided that such security shall be required if such transfer has not completed by such date.

(c)

The “Company and the Issuer Security” means (i) the share pledge to be granted by the Company over the shares in the Issuer, (ii) the share pledge to be granted by the Issuer over the shares in Midco, (iii) the pledge over receivables owed by the Issuer to the Company, (iv) the pledge over receivables owed by Midco to the Issuer, (v) the share pledge to be granted by the Company over the shares in any subsidiary which it directly owns on the Issue Date (the “RED Direct Subsidiaries”) (the “RED DS Share Pledges”) and (vi) the pledge over receivables owed by any RED Direct Subsidiary to the Company (the “RED DS Receivables Pledges”).

(d)

Notwithstanding anything to the contrary in these Agreed Security Principles, any security governed by Swedish law (or purported to be perfected pursuant to, and in accordance with, Swedish law) shall be subject to the terms set out in Clause 1.5 (Swedish terms) and any security governed by Finnish law (or purported to be perfected pursuant to, and in accordance with, Finnish law) shall be subject to the terms set out in Clause 1.6 (Finnish terms) of the Intercreditor Agreement.